As filed with the Securities and Exchange Commission on October 12, 1999
                                                        Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            -----------------------
                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                MEDIMMUNE, INC.
            (Exact name of registrant as specified in its charter)
                            -----------------------

        Delaware                                           2836                                   52-1555759
(State or other jurisdiction                   (Primary Standard Industrial                   (I.R.S. Employer
of incorporation or organization)                Classification Code Number)                  Identification No.)
                                                  35 West Watkins Mill Road
                                                 Gaithersburg, Maryland 20878
                                                  Telephone: (301) 417-0770
                                 (Address, including zip code and telephone number,including area code, of registrant's principal executive offices)
                                                   -----------------------
                                                  Wayne T. Hockmeyer, Ph.D.
                                              Chairman and Chief Executive Officer
                                                  35 West Watkins Mill Road
                                                  Gaithersburg, Maryland 20878
                                                  Telephone: (301) 417-0770
                                    (Name, address, including zip code, and telephone number,
                                           including area code, of agent for service)
                                                         Copies to:

              Frederick W. Kanner                                                                 Margaret L. Wolff
                Richard D. Pritz                                                       Skadden, Arps, Slate, Meagher & Flom LLP
             Dewey Ballantine LLP                                                                919 Third Avenue
          1301 Avenue of the Americas                                                          New York, NY 10022-3897
               New York, NY 10019                                                                  (215) 735-3000
                 (212) 259-8000

     Approximate date of commencement of proposed sale to the public: Upon consummation of the merger referred to herein.
                            -----------------------
                 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

----------------------------------------------------------------------------------------------------------------------------------
                                                  CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed Maximum         Proposed Maximum
Title of Each Class of                      Amount To Be         Offering Price         Aggregate Offering         Amount of
Securities To Be Registered                Registered (1)           Per Unit                Price (2)          Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per share      5,655,560                 NA                  $603,731,030            $167,837
----------------------------------------------------------------------------------------------------------------------------------

   (1) Based on the maximum number of shares expected to be issued in connection with the merger, calculated as the product of (a) 33,170,440, the aggregate number of shares of common stock, par value $0.01 per share, of U.S. Bioscience, Inc., outstanding on September 17, 1999 assuming exercise of all options and warrants (whether or not currently exercisable) and (b) 0.1705, the maximum fraction of a share of MedImmune's common stock issuable for each share of common stock of U.S. Bioscience.

   (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act, and based upon the average of the high and low sales prices of MedImmune's common stock on the Nasdaq on October 5, 1999 ($106.75).

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
-------------------------------------------------------------------------------


                 Subject to Completion, dated October 12, 1999
                 ---------------------------------------------

                             U.S. BIOSCIENCE, INC.
                                One Tower Bridge
                                100 Front Street
                          West Conshohocken, PA 19428

                                                                  ________, 1999

Dear Stockholder:

     We are pleased to inform you that U.S. Bioscience has signed a merger agreement with MedImmune, Inc. As a result of the proposed merger, each of your U.S. Bioscience shares will be converted into 0.1500 MedImmune shares, subject to adjustment based on MedImmune's trading price, and U.S. Bioscience will become a wholly owned subsidiary of MedImmune. The adjustment mechanism is explained in detail on page 1 of the attached proxy statement/prospectus.

     MedImmune common stock is listed on the Nasdaq Stock Market under the symbol "MEDI" and its closing price was $___ per share on ________ __, 1999.

     U.S. Bioscience has scheduled a special meeting of its stockholders to be held on _______ __, 1999 to consider and vote on the merger agreement. We cannot complete the merger without the approval of the holders of a majority of the outstanding shares of U.S. Bioscience common stock.

     After careful consideration, your board of directors has unanimously approved the merger agreement and determined that the merger is fair to and in the best interest of U.S. Bioscience and its stockholders. The board of directors unanimously recommends that you vote "FOR" the merger agreement.

     In arriving at its determination and recommendation, the board of directors took into account the factors described in the attached proxy statement/prospectus, including the opinion of Morgan Stanley & Co. Incorporated to the effect that the merger consideration is fair from a financial point of view to U.S. Bioscience stockholders.

     Your vote is very important. Please promptly complete, date, sign and return the enclosed proxy card in the prepaid envelope enclosed to ensure that your shares will be represented at the special meeting. If you do not vote at all, it will, in effect, count as a vote against the merger.

     You should consider the matters discussed under "Risk Factors Relating to the Merger" on page 18 of the attached proxy statement/prospectus before voting. Please review carefully the entire proxy statement/prospectus.

     We look forward to the successful combination of U.S. Bioscience and MedImmune and to your continued support as a stockholder of MedImmune.

     On behalf of the board of directors of U.S. Bioscience, we urge you to vote "FOR" approval of the merger and the related merger agreement.


                                          C. Boyd Clarke

                                          President and Chief Executive Officer

                           -------------------------

                            Your vote is important.

               Please complete, sign, date and return your proxy.

                           -------------------------


-------------------------------------------------------------------------------
          Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the MedImmune common stock to be issued in connection with the merger, or determined if the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

     This proxy statement/prospectus is dated ___________, 1999, and is first being mailed to stockholders on or about ____________, 1999.

                             U.S. BIOSCIENCE, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON _____________, 1999

To the Stockholders of U.S. Bioscience, Inc.:

     We will hold a special meeting of the stockholders of U.S. Bioscience, Inc. on _________, 1999, at 10:00 a.m., local time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428, for the following purpose:

     To consider and vote upon a proposal to adopt the merger agreement among MedImmune, a wholly-owned subsidiary of MedImmune and U.S. Bioscience. In the merger, U.S. Bioscience will become a wholly-owned subsidiary of MedImmune, and all outstanding shares of U.S. Bioscience common stock will be converted into the right to receive shares of MedImmune common stock.

     We will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment of it by the U.S. Bioscience board of directors.

     Only stockholders who owned shares of U.S. Bioscience common stock at the close of business on [Record Date], 1999, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of it.

     We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of holders of a majority of our outstanding shares of common stock. U.S. Bioscience stockholders have no appraisal rights under Delaware law in connection with the merger.

     For more information about the merger, please review the accompanying proxy statement/prospectus and the merger agreement attached as Annex 1.

     The enclosed proxy is solicited by the Board of Directors of U.S.
Bioscience.

     A complete list of the stockholders entitled to vote at the special meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the special meeting, at the offices of U.S. Bioscience, One Tower Bridge, 100 Front Street, West Conshohocken, Pennsylvania 19428.

     Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope.

     Please do not send any stock certificates at this time.

                              By Order of the Board of Directors,

                              Martha E. Manning

                              Secretary

West Conshohocken, Pennsylvania

____________, 1999

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about MedImmune and U.S. Bioscience from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

MedImmune, Inc.                                 U.S. Bioscience, Inc.
35 West Watkins Mill Road                       One Tower Bridge
Gaithersburg, Maryland 20878                    100 Front Street
Attention: Investor Relations                   West Conshohocken, PA 19428
Telephone: (301) 417-0770                       Attention:  Martha E. Manning
                                                Telephone: (610) 832-0570

     If you would like to request documents, please do so by __________ __, 1999 in order to receive them before the special meeting.

See "Where You Can Find More Information" on page 68.

                                   TABLE OF CONTENTS
                                                                                   Page
                                                                                   ----
Questions and Answers About The Merger............................................. iv
SUMMARY............................................................................  6
 The Companies.....................................................................  6
 General...........................................................................  6
 The Merger Agreement and Stock Option Agreement................................... 10
 The Special Meeting............................................................... 12
 Comparative Per Share Information................................................. 14
Selected Historical Financial Information of MedImmune............................. 15
Selected Historical Financial Information of U.S. Bioscience....................... 16
UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION........................ 17
RISK FACTORS RELATING TO THE MERGER................................................ 18
The Merger......................................................................... 20
 Background of the Merger.......................................................... 20
 Reasons for the Merger and the U.S. Bioscience Board of Directors Recommendation.. 22
 Opinion of Morgan Stanley & Co. Incorporated...................................... 25
 MedImmune Earnings................................................................ 32
 Interests of U.S. Bioscience Directors and Management in the Merger............... 32
 Material United States Federal Income Tax Consequences of the Merger.............. 35
 Accounting Treatment.............................................................. 36
 Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares.. 37
 Regulatory Matters................................................................ 38
 Appraisal Rights.................................................................. 39
 Resale of MedImmune Common Stock.................................................. 39
THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT.................................... 40
 The Merger Agreement.............................................................. 40
 The Stock Option Agreement........................................................ 49
Comparison of Rights of Common Stockholders of MedImmune and U.S. Bioscience....... 62
THE SPECIAL MEETING................................................................ 65
 Date, Time and Place.............................................................. 65
 Purpose of Special Meeting........................................................ 65
 Record Date; Shares Entitled to Vote; Quorum...................................... 65
 Votes Required.................................................................... 65
 Voting By U.S. Bioscience Directors and Executive Officers........................ 65
 Voting of Proxies................................................................. 65
 Revocability of Proxies........................................................... 66
 Solicitation of Proxies........................................................... 66
Legal Matters...................................................................... 67
Experts............................................................................ 67
Future Stockholder Proposals....................................................... 67
Where You Can Find More Information................................................ 68

Special Note Regarding Forward-Looking Statements..................................  70

ANNEXES

Annex 1 -  Agreement and Plan of Merger
Annex 2 -  Stock Option Agreement
Annex 3 -  Opinion of Morgan Stanley & Co. Incorporated

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why is U.S. Bioscience recommending the merger?

A: We anticipate that the merger will create greater value for our stockholders and more growth and business expansion opportunities than would be available as an independent company.

Q:    What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of adoption of the merger agreement. If you abstain from voting or do not vote, it will have the same effect as a vote against the merger agreement.

      The special meeting will take place on ____________________, 1999, at 10:00 a.m., local time, at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

Q:    Can I change my vote after I have sent my proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of U.S. Bioscience at One Tower Bridge, 100 Front Street, West Conshohocken, PA 19428, Attention: Martha E. Manning. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q: If my U.S. Bioscience shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:    Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:    When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger shortly after the U.S. Bioscience stockholder meeting.

Q:    Who can help answer my questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

      Corporate Investor Communications, Inc. 111 Commerce Road Carlstadt, NJ 07072-2586 Telephone: (201) 896-1900 Telecopier: (201) 804-0910

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of some of the topics presented, you should carefully read this entire proxy statement/prospectus and the other documents to which we have referred you. See "Where You Can Find More Information" on page 68. In most cases, we have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878
(301) 417-0770

     MedImmune, Inc., located in Gaithersburg, Maryland, is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. MedImmune markets three products through its hospital-based sales force and has five new product candidates in clinical trials.


U.S. Bioscience, Inc.
One Tower Bridge
100 Front Street
West Conshohocken, Pennsylvania 19428
(610) 832-0570

     U.S. Bioscience, Inc., based in West Conshohocken, Pennsylvania, is a pharmaceutical company specializing in the development and commercialization of products for patients with cancer and AIDS. The company has three products on the market. In addition to its headquarters, U.S. Bioscience has a manufacturing facility located in Nijmegen, The Netherlands, an analytical laboratory in Exton, PA., and a subsidiary near London to coordinate clinical trials in Europe.

General

What U.S. Bioscience Stockholders Will Receive in the Merger (Page 40)

     In the merger, holders of U.S. Bioscience common stock will receive a fraction of a share of MedImmune common stock equal to the exchange ratio for each share of U.S. Bioscience common stock that they own. The exchange ratio will be calculated as follows:

     If the average per share closing price of MedImmune common stock as reported in The Wall Street Journal during a valuation period of the 20 consecutive trading days ending on the third trading day before the special meeting (excluding the last five trading days of 1999 and the first two trading days of 2000) is:

   . greater than $140, the exchange ratio will be $19.10 divided by the average per share closing price of MedImmune's common stock;

   .  $140 or lower but more than $132, the exchange ratio will be 0.1364;

   . $132 or lower but more than $120, the exchange ratio will be $18.00 divided by the average per share closing price of MedImmune's common stock;

   .  $120 or lower but more than $100, the exchange ratio will be 0.1500;

   . $100 or lower but more than $88, the exchange ratio will be $15 divided by the average per share closing price of MedImmune's common stock;

   .  $88 or lower, the exchange ratio will be 0.1705; and

   . less than $80, U.S. Bioscience may terminate the merger agreement unless MedImmune notifies U.S. Bioscience that it is increasing the exchange ratio to $13.64 divided by the average per share closing price of MedImmune's common stock.

   U.S. Bioscience stockholders will receive cash for any fractional shares of MedImmune common stock they would otherwise receive in the merger. This amount will be calculated by multiplying the fractional share interest to which they would otherwise be entitled by the closing price of MedImmune common stock on the closing date.

   This is a table showing a range of prices of MedImmune common stock, along with the corresponding exchange ratios and corresponding value of the fraction of a share of MedImmune common stock to be received by U.S. Bioscience stockholders for each share of U.S. Bioscience common stock they hold.

                       Average Closing
                          Price of                                    Value of MedImmune
                         MedImmune                                  Common Stock Received in
                        Common Stock           Exchange Ratio             the Merger
                   --------------------       ---------------     ----------------------------
                        $ 80 (1).......            0.1705                   $13.64
                          82...........            0.1705                    13.98
                          84...........            0.1705                    14.32
                          86...........            0.1705                    14.66
                          88...........            0.1705                    15.00
                          90...........            0.1667                    15.00
                          92...........            0.1630                    15.00
                          94...........            0.1596                    15.00
                          96...........            0.1563                    15.00
                          98...........            0.1531                    15.00
                          100..........            0.1500                    15.00
                          102..........            0.1500                    15.30
                          104..........            0.1500                    15.60
                          106..........            0.1500                    15.90


                          108..........            0.1500               16.20
                          110..........            0.1500               16.50
                          112..........            0.1500               16.80
                          114..........            0.1500               17.10
                          116..........            0.1500               17.40
                          118..........            0.1500               17.70
                          120..........            0.1500               18.00
                          122..........            0.1475               18.00
                          124..........            0.1452               18.00
                          126..........            0.1429               18.00
                          128..........            0.1406               18.00
                          130..........            0.1385               18.00
                          132..........            0.1364               18.00
                          134..........            0.1364               18.28
                          136..........            0.1364               18.55
                          138..........            0.1364               18.82
                          140..........            0.1364               19.10
                          142..........            0.1345               19.10
                          144..........            0.1326               19.10
                          146..........            0.1308               19.10

       (1) If the average closing price of MedImmune common stock is less than $80, U.S. Bioscience may terminate the merger agreement unless MedImmune notifies it that the exchange ratio will be $13.64 divided by the average closing price. If U.S. Bioscience does not exercise its right to terminate, the exchange ratio will be 0.1705 MedImmune shares for each U.S. Bioscience share, which will result in a value of less than $13.64 per U.S. Bioscience share.

     All valuations in this section assume that the value of a MedImmune share is equal to the average closing price during the valuation period. The market value of MedImmune common stock on the day the merger is completed may vary from the average closing price of MedImmune common stock used to calculate the exchange ratio. As a result, the market value of the shares of MedImmune common stock you receive in the merger may be more or less than the value attributed to your shares of U.S. Bioscience common stock in calculating the exchange ratio. See "Risk Factors Relating to the Merger" on page 18.

     We will issue a press release before the special meeting disclosing the exchange ratio once it has been calculated. In addition, you may obtain the exchange ratio by calling Corporate Investor Communications, Inc. at (201) 896-1900 beginning on the trading day before the special meeting.

U.S. Bioscience Board Of Directors Recommendation To Stockholders (Page 22)

     The U.S. Bioscience board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of U.S. Bioscience and its stockholders and unanimously recommends that the stockholders vote "FOR" the adoption of the merger agreement.

  To review the background and reasons for the merger, as well as certain risks related to the merger, see pages 20, 22 and 18.

Opinion of Financial Advisor to U.S. Bioscience (Page 25)

     In deciding to approve the merger, the U.S. Bioscience board considered the opinion of Morgan Stanley & Co. Incorporated, its financial advisor, that, as of September 21, 1999, and based upon and subject to the various considerations in its letter, the consideration to be received by the holders of U.S. Bioscience common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The opinion was provided for the information and assistance of the U.S. Bioscience board in connection with the merger and is not a recommendation as to how any holder of U.S. Bioscience common stock should vote with respect to the merger. The full text of the written opinion of Morgan Stanley, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex 3. You are urged to read the opinion carefully and in its entirety.

Material United States Federal Income Tax Consequences of the Merger (Page 35)

     The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986. It is a condition to U.S. Bioscience's obligation to complete the merger that U.S. Bioscience receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the merger so qualifies. The condition relating to the tax opinion cannot be waived without the express written consent of MedImmune and will not be waived after receipt of stockholder approval unless further stockholder approval is obtained with appropriate disclosure. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, holders of U.S. Bioscience common stock will not recognize gain or loss for United States federal income tax purposes as a result of the exchange of their U.S. Bioscience common stock for MedImmune common stock in the merger (except for gain or loss recognized because of cash received instead of fractional shares of MedImmune common stock).

     Tax matters are very complicated and holders of U.S. Bioscience common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local, foreign and other applicable tax laws in their particular circumstances.

Accounting Treatment (Page 35)

     MedImmune and U.S. Bioscience expect the merger to qualify as a pooling of interests transaction, which means that MedImmune and U.S. Bioscience will be treated as if they had always been combined for accounting and financial reporting purposes.

Ownership of MedImmune Following the Merger

     Based on the number of outstanding shares of U.S. Bioscience common stock on the record date and an exchange ratio of 0.1500 MedImmune shares per U.S. Bioscience share, U.S. Bioscience stockholders would receive approximately __________ shares of MedImmune common stock in the merger. Based on that number and on the number of outstanding shares of MedImmune common stock on the record date, U.S. Bioscience stockholders would own approximately ____% of the outstanding shares of MedImmune common stock following the merger.

Interests of U.S. Bioscience Directors and Management in the Merger (Page 32)

     In addition to their interests as stockholders, the directors and officers of U.S. Bioscience have interests in the merger that are different from, or in addition to, your interests. These interests exist because of rights they have pursuant to the terms of benefit and compensation plans maintained by U.S. Bioscience and pursuant to the terms of each officer's severance agreement with U.S. Bioscience.

     Some of these benefit and compensation plans provide for acceleration of vesting or lapse of restrictions on the stock-based rights of directors and executive officers in connection with the merger. Each executive officer's severance agreement also provides the executive officer with severance benefits if his or her employment is terminated under specified circumstances following the merger.

     In addition, MedImmune will indemnify the directors and executive officers of U.S. Bioscience for a period of six years following the merger for events occurring before the merger.

     The members of the U.S. Bioscience board of directors knew about these additional interests and considered them when approving the merger.

Appraisal Rights

     Under Delaware law, U.S. Bioscience stockholders have no appraisal rights in connection with the merger.

Regulatory Matters (Page 38)

     United States antitrust laws prohibit MedImmune and U.S. Bioscience from completing the merger until they have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and any required waiting period has ended. MedImmune and U.S. Bioscience each filed the required notification and report forms with the Antitrust Division and the Federal Trade Commission on October 5, 1999.

     Both MedImmune and U.S. Bioscience conduct operations in a number of other foreign countries where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required in connection with consummation of the merger. The parties do not anticipate that any such foreign filings will materially affect the consummation of the merger.

The Merger Agreement and Stock Option Agreement

(Page 40)

     The merger agreement is attached as Annex 1 to this proxy statement/prospectus. The stock option agreement is attached as Annex 2 to this proxy statement/prospectus. U.S. Bioscience encourages you to read these agreements carefully.

Conditions to the Completion of the Merger (Page 40)

     The obligation of MedImmune and U.S. Bioscience to effect the merger is subject to a number of conditions, including the following:

        .  adoption of the merger agreement by U.S. Bioscience stockholders

        . the receipt of regulatory approvals and the absence of legal restraints or governmental litigation

        . MedImmune and U.S. Bioscience each having received letters from their accountants concurring with their managements' conclusions that no conditions exist that would preclude accounting for the merger as a pooling of interests

        . the accuracy of the representations made by the other party in the merger agreement and the performance of the covenants made by the other party in the merger agreement

        .  the absence of a material adverse change in the other party

     U.S. Bioscience's obligation to complete the merger is also contingent upon receipt of an opinion of counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

Termination of the Merger Agreement (Page 44)

 1. MedImmune and U.S. Bioscience can jointly agree to terminate the merger agreement.
 2.  MedImmune or U.S. Bioscience can terminate the merger agreement if:
    .  the merger has not been completed by March 31, 2000

    . a law or court order prohibiting the merger becomes final and nonappealable

    . U.S. Bioscience stockholders do not adopt the merger agreement at the special meeting

    . the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that results in a failure of specified conditions to the merger and has not cured the breach within 15 days after receipt of notice of such breach

3. MedImmune can terminate the merger agreement if the U.S. Bioscience board of directors:

    . withdraws, modifies or changes its approval or recommendation of the merger in a manner adverse to MedImmune

    .  approves or recommends a third party takeover proposal

4.  U.S. Bioscience can terminate the merger agreement:

   . in response to an unsolicited proposal to acquire more than 50% of the U.S. Bioscience common stock or all or substantially all of its assets on terms that the

      U.S. Bioscience board of directors determines to be more favorable to U.S. Bioscience than the merger, but only if it has given MedImmune five days' notice of the terms of the other proposal and has paid the required termination fee

   . if the average share price of MedImmune common stock in the 20 consecutive trading days ending three trading days before the special meeting falls below $80, unless MedImmune notifies U.S. Bioscience that it is increasing the exchange ratio to $13.64 divided by the average per share closing price

Termination Fees (Page 45)

       U.S. Bioscience must pay MedImmune a termination fee of $15 million plus up to $2 million of documented expenses relating to the merger if:

    . (a) a third party makes a takeover proposal, (b) the merger agreement is terminated because the stockholders of U.S. Bioscience do not approve the merger or due to a willful and material breach by U.S. Bioscience and (c) within 12 months of the termination, U.S. Bioscience enters into an acquisition agreement or consummates a takeover proposal

    . U.S. Bioscience terminates the merger agreement in response to an unsolicited superior proposal, as described in paragraph 4 above

    . MedImmune terminates the merger agreement due to a change in U.S. Bioscience's recommendation of the merger or because U.S. Bioscience recommends another transaction, as described in paragraph 3 above

The Stock Option Agreement (Page 49)

     U.S. Bioscience has granted an option to MedImmune to purchase a number of newly issued shares of U.S. Bioscience common stock equal to 19.9% of U.S. Bioscience's outstanding common stock at an option price of $16.50 per share if any of the events occur that entitle MedImmune to receive the termination fee under the merger agreement. The stock option agreement limits MedImmune's total profit under the stock option to $17 million less any termination fee and documented expenses it actually receives under the merger agreement.

The Special Meeting

(Page 65)

     The special meeting of U.S. Bioscience stockholders will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428, at 10:00 a.m., local time, on _________, 1999. At the special meeting, we will ask U.S. Bioscience stockholders to adopt the merger agreement.

Record Date; Voting Power

     U.S. Bioscience stockholders are entitled to vote at the special meeting if they were holders of record of shares of U.S. Bioscience common stock as of the close of business on [record date], the record date.

     On the record date, there were ___________ shares of U.S. Bioscience common stock outstanding and entitled to vote at the special meeting. Stockholders will have one vote at the special meeting for each share of U.S. Bioscience common stock that they owned on the record date.

Votes Required

     The affirmative vote of the holders of a majority of the outstanding U.S. Bioscience common stock is required to adopt the merger agreement.

Voting By U.S. Bioscience Directors and Executive Officers

     At the close of business on the record date, directors and executive officers of U.S. Bioscience owned and were entitled to vote _______ shares of U.S. Bioscience common stock, which represented approximately __% of the shares of U.S. Bioscience common stock outstanding on that date.

Market Prices and Dividend Information

     MedImmune common stock is traded on the Nasdaq Stock Market under the symbol "MEDI" and U.S. Bioscience common stock is listed on The American Stock Exchange under the symbol "UBS." The following table sets forth, for the periods indicated, the high and low sales prices per share of MedImmune common stock and of U.S. Bioscience common stock as reported in published financial sources. MedImmune's per share data has been restated to account for MedImmune's two-for-one stock split effective on December 31, 1998. Neither MedImmune nor U.S. Bioscience has ever declared or paid any cash dividends on its common stock and neither anticipates paying any cash dividends in the foreseeable future.

                                                 MedImmune                     U.S. Bioscience
                                        --------------------------      --------------------------------
                                           High             Low             High              Low
                                        --------------------------      --------------------------------
1997:
First quarter.......................      $   8 3/4     $ 6 11/16       $ 17 3/8         $ 11 3/8
Second quarter......................          9 7/8       5 11/16         11 3/4            8 11/16
Third quarter.......................         18 5/8       8 1/4           12 1/16           9 1/4
Fourth quarter.....................          21 7/8      15 1/2           13 1/2            8 3/8
1998:
First quarter.......................         29 1/8      19 3/8           12 1/4            7 13/16
Second quarter......................         32 15/16    22 11/16         11 3/16           8 1/16
Third quarter.......................         34 7/8      21                8 5/8            4 7/8
Fourth quarter......................         50 11/16    25 5/8            9 1/4            4 1/2
1999:

First quarter.......................   66                   43                13 1/8            6 3/4
Second quarter......................   74 1/8               45 1/16           12 3/8            7 1/16
Third quarter.......................  120 5/8               68 7/8            14 5/8            7 7/8
Fourth quarter (through October _)..   [  ]                  [  ]              [  ]             [ ]

     Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.


     The following table presents closing prices for MedImmune and U.S. Bioscience common shares on September 21, 1999, the last full trading day prior to the public announcement of the proposed merger, and on __________, 1999, the last practicable trading day prior to the date of this proxy statement/prospectus. The table also presents the pro forma value of the fraction of a share of MedImmune common stock that would be received by U.S. Bioscience stockholders for each share of U.S. Bioscience stock they hold if the price of MedImmune common stock shown were the average trading price of MedImmune common stock during the valuation period. We cannot assure you what the market prices of the MedImmune common stock will be at the merger date or during the period when the exchange ratio is calculated.

                                                                 Pro Forma Value of
                        MedImmune        U.S. Bioscience       MedImmune Common Stock
Date                   Common Stock        Common Stock        Received in the Merger
-----------------------------------------------------------------------------------------
September 21, 1999              $102 1/16           $11 1/2             $15.30
[          ], 1999

Comparative Per Share Information

     The following table shows historical per share data of MedImmune and U.S. Bioscience and also shows similar information reflecting the combination of the two companies, which is referred to as "pro forma" information. In presenting the comparative pro forma information, it is assumed that the companies have been combined for accounting and financial reporting purposes for all periods presented, as required by "pooling of interests" accounting.

     The comparative per share data is derived from, and should be read with, the historical financial statements of MedImmune and U.S. Bioscience that are included in the documents described under "Where You Can Find More Information" on page 68.

     The U.S. Bioscience "equivalent pro forma" data was calculated by multiplying the corresponding pro forma combined data by an exchange ratio of
0.1500. This information shows how each share of U.S. Bioscience common stock would have participated in net income and book value of MedImmune if the companies had always been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income or book value of MedImmune. For each of the periods presented, neither party declared or paid any cash dividends.

                                   Six months ended June 30,              Year ended December 31,
                                ------------------------------    --------------------------------------------
                                        1999             1998         1998            1997           1996
                                ----------------  ------------    ------------  --------------  --------------
Net income (loss) per basic share
   MedImmune historical.........      $0.33            ($0.10)       $  1.06         ($0.80)        ($0.70)
   U.S. Bioscience historical...     ($0.19)           ($0.13)        ($0.37)        ($0.33)        ($0.43)
   Pro forma combined...........      $0.94 (1)        ($0.15)       $  0.83         ($0.90)        ($0.86)
   Equivalent pro forma per
   U.S. Bioscience share........      $0.14            ($0.02)       $  0.12         ($0.13)        ($0.13)

Net income (loss) per diluted share
   MedImmune historical.........      $0.29             ($0.10)       $ 0.91         ($0.80)        ($0.70)
   U.S. Bioscience historical...     ($0.19)            ($0.13)       ($0.37)        ($0.33)        ($0.43)
   Pro forma combined...........      $0.81 (1)         ($0.15)       $ 0.72         ($0.90)        ($0.86)
   Equivalent pro forma per
   U.S. Bioscience share........      $0.12             ($0.02)      $  0.11         ($0.13)        ($0.13)
Book value per share
 (at end of period)
   MedImmune historical.........      $4.81                          $  3.84
   U.S. Bioscience historical...      $1.99                          $  1.59
   Pro forma combined...........      $5.93                          $  4.26
   Equivalent pro forma per
   U.S. Bioscience share........      $0.89                          $  0.64
   (1) Includes the pro forma impact of an adjustment to deferred taxes of $0.71 per basic share and $0.61 per diluted share.

             SELECTED HISTORICAL FINANCIAL INFORMATION OF MEDIMMUNE



   The following table sets forth, for the periods and at the dates indicated, MedImmune's summary consolidated historical financial information. The information as of and for the five years ended December 31, 1998 is from MedImmune's audited historical financial statements and notes. The information as of and for the six months ended June 30, 1998 and 1999 is from MedImmune's unaudited financial statements. Stockholders should read this information together with the audited and unaudited financial statements, including the notes to those financial statements, included in MedImmune's annual report for the year ended December 31, 1998 and quarterly report for the quarter ended June 30, 1999. See "Where You Can Find More Information" on page 68.


(in thousands, except per share data)         Six Months Ended
                                                  June 30,                             Years Ended December 31,
                                           ---------------------------------------------------------------------------------------
                                             1999          1998       1998          1997 (1)     1996 (1)     1995 (1)     1994 (1)
                                           -----------   ---------  -----------   ------------  ----------   ----------   --------
                                                (Unaudited)
Statement of Income Data:
Revenues
 Product sales...........................   $135,196     $ 51,043    $163,440       $ 65,271     $ 35,782     $ 16,173     $ 12,054
 Other...................................      3,764       32,886      37,268         15,693        5,317       11,263        6,804
  Total Revenues.........................   $138,960     $ 83,929    $200,708       $ 80,964     $ 41,099     $ 27,436     $ 18,858

Research and development expenses........     17,635       12,995      25,775         40,669       32,192       26,417       21,939
Net earnings (loss)......................     18,474       (5,363)     56,240  (2)   (36,895)     (29,544)     (22,671)     (18,828)
Earnings (loss) per common share (1)
 Basic...................................   $   0.33       ($0.10)   $   1.06         ($0.80)      ($0.70)      ($0.71)      ($0.64)
 Diluted.................................   $   0.29       ($0.10)   $   0.91         ($0.80)      ($0.70)      ($0.71)      ($0.64)

Balance Sheet Data (at end of period):
Cash and marketable securities...........   $184,232     $130,967    $134,882       $ 50,326     $114,765     $ 38,039     $ 22,527
Total assets.............................    395,836      234,598     353,120        170,336      163,971       57,332       44,724
Long-term debt...........................     80,236       84,769      83,195         85,363       70,874        1,984        2,090
Shareholders' equity.....................   $272,621     $109,790    $209,833       $ 40,536     $ 72,865     $ 43,779     $ 34,194

(1) Earnings (loss) per share data have been restated to give effect for the two-for-one stock split on December 31, 1998.
(2)  Includes deferred income tax benefit of $47,428.

          SELECTED HISTORICAL FINANCIAL INFORMATION OF U.S. BIOSCIENCE



  The following table sets forth, for the periods and at the dates indicated, U.S. Bioscience's summary consolidated historical financial information. The information as of and for the five years ended December 31, 1998 is from U.S. Bioscience's audited consolidated historical financial statements and notes. The information as of and for the six months ended June 30, 1998 and 1999 is from U.S. Bioscience's unaudited financial statements. Stockholders should read this information together with the audited and unaudited consolidated financial statements, including the notes to those financial statements, included in U.S. Bioscience's Annual Report for the year ended December 31, 1998 and quarterly report for the quarter ended June 30, 1999. See "Where You Can Find More Information" on page 68.



(in thousands, except per share data)            Six Months Ended
                                                     June 30,                                   Years Ended December 31,
                                                ------------------         ---------------------------------------------------------
                                                1999          1998         1998         1997        1996         1995          1994
                                                -----         ----         ----         ----        ----         ----        -------
                                                   (Unaudited)
Statement of Operations Data:
Revenues
 Net sales.................................  $  11,590     $   8,422    $  20,730    $  12,986   $  10,785    $   8,724   $   7,210
 Net investment income.....................      1,383         1,447        2,736        2,824       2,335        1,223       1,234
 Licensing, royalty and other income.......      3,533         5,584        6,005       11,914       7,344       21,398         102
                                             ---------     ---------    ---------    ---------   ---------    ---------   ---------
  Total Revenues...........................  $  16,506     $  15,453    $  29,471    $  27,724   $  20,464    $  31,345   $   8,546
Expenses
 Cost of sales.............................      2,560         2,582        5,788        4,158       2,956        2,559       1,694
 Selling, general and administrative costs.      7,146         7,030       13,546       14,387      12,275       16,583      13,233
 Research and development costs............     11,687         9,032       19,042       16,905      14,383       12,186      17,608
 Interest expense..........................         54            82          149          183         537          255          52
                                             ---------     ---------    ---------    ---------   ---------    ---------   ---------
  Total Expenses...........................     21,447        18,726       38,525       35,633      30,151       31,583      32,587
                                             ---------     ---------    ---------    ---------   ---------    ---------   ---------
Net loss...................................   ($ 4,941)      ($3,273)    ($ 9,054)    ($ 7,909)   ($ 9,687)     ($  238)   ($24,041)
Basic and diluted net loss per common share     ($0.19)       ($0.13)      ($0.37)      ($0.33)     ($0.43)      ($0.01)     ($1.19)
Weighted average number of common shares        26,672        24,267       24,307       23,872      22,396       20,436      20,127
 outstanding...............................

Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable        $  56,898     $  47,803    $  41,949    $  50,651   $  36,677    $  45,596   $  24,428
 securities................................
Working capital............................     22,261        41,717       18,680       32,835      34,126       42,577      21,536
Total assets...............................     69,374        59,457       52,722       62,381      49,111       61,880      34,464
Long-term debt.............................        406           760          523        1,135       1,845       19,088         997
Provision for litigation...................          -             -            -            -           -            -       2,301
Other long-term liabilities................      1,878         1,883        1,922        1,832       1,462        1,036         788
Accumulated deficit........................   (136,522)     (125,799)    (131,580)    (122,526)   (114,617)    (104,930)   (104,692)
Stockholders' equity.......................  $  54,485     $  44,088    $  38,733    $  47,024   $  36,894    $  28,788   $  23,939

          UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

  The unaudited pro forma combined financial information is presented to reflect the estimated impact of the merger on the historical consolidated financial statements of MedImmune and U. S. Bioscience using the "pooling of interests" method of accounting. The unaudited pro forma combined financial information is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited pro forma combined financial statements and notes thereto, included elsewhere herein, and the historical consolidated financial statements and notes thereto of MedImmune and U.S. Bioscience which are incorporated by reference in this proxy statement/prospectus. See "Unaudited Pro Forma Combined Financial Statements." The unaudited pro forma combined financial data give effect to the merger as if it had been consummated, with respect to statement of operations information, at the beginning of the periods presented or, with respect to balance sheet data, as of the date presented. The unaudited pro forma combined financial data have been included for illustrative purposes only, and are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the merged companies.

(in thousands, except per share data)                        Six months ended June 30,                  Year ended December 31,
                                                         -----------------------------         ------------------------------------
Pro forma combined statement of operations data:              1999            1998                  1998         1997       1996
                                                          ------------    ------------          ------------ ------------ ---------

Total revenues...........................................    $154,083      $97,935                $ 227,443     $105,864   $ 59,228
Net earnings (loss)......................................    $ 55,993(1)   $ (8,636)              $ 47,186(1)   $(44,804)  $(39,231)
Basic earnings (loss) per share at 0.15 exchange ratio...      $0.94         ($0.15)                $0.83        ($0.90)    ($0.86)
Shares used in calculation of basic earnings (loss) per        59,571        56,109                 56,776        49,845     45,398
 share at 0.15 exchange ratio............................
Diluted earnings (loss) per share at 0.15 exchange ratio.       $0.81        ($0.15)                 $0.72        ($0.90)    ($0.86)
Shares used in calculation of diluted earnings (loss) per      69,784        56,109                 67,110        49,845     45,398
 share at 0.15 exchange ratio............................


Pro forma combined balance sheet data:                         June 30,       December
                                                                 1999         31, 1998
                                                             ------------   ------------
Cash and marketable securities...........................    $  241,157     $  176,831
Working capital..........................................       202,004        186,653
Total assets.............................................       518,111        405,842
Long term debt, net of current portion...................        80,642         83,718
Shareholders' equity.....................................       360,007        248,566
Book value per share at 0.15 exchange ratio..............    $     5.93     $     4.26

_______________________
(1)Includes deferred income tax benefit of $42.5 million and $47.4 million for the six months ended June 30, 1999 and the twelve months ended December 31,
   1998, respectively.

                      RISK FACTORS RELATING TO THE MERGER

     In addition to the other information included and incorporated by reference in this proxy statement/prospectus, U.S. Bioscience stockholders should consider carefully the matters described below in determining whether to adopt the merger agreement.

     Although the exchange ratio for MedImmune common stock to be received in the merger will be adjusted in the event of any change in the price of MedImmune common stock before the special meeting, it will not be adjusted for changes occurring after the special meeting.

     Under the merger agreement, each share of U.S. Bioscience common stock will be converted into the right to receive a fraction of a share of MedImmune common stock based on an exchange ratio to be calculated shortly before the special meeting of stockholders. Once the exchange ratio is determined, it will be a fixed number that will not be adjusted for any increase or decrease in the market price of MedImmune common stock and the value of the MedImmune common stock to be received by U.S. Bioscience stockholders in the merger will fluctuate with changes in the MedImmune common stock price. The market value of MedImmune common stock on the day the merger is completed may vary from the average closing price of MedImmune common stock used to calculate the exchange ratio. These prices may vary because of changes in the business, operations or prospects of MedImmune or U.S. Bioscience, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. As a result, the market value of the shares of MedImmune common stock you receive in the merger may be more or less than the value attributed to your shares of U.S. Bioscience common stock in calculating the exchange ratio.

     The price of MedImmune common stock may be affected by factors different from those affecting the price of U.S. Bioscience common stock.

     Upon completion of the merger, holders of U.S. Bioscience common stock will become holders of MedImmune common stock. MedImmune's business differs from that of U.S. Bioscience and MedImmune's results of operations, as well as the price of MedImmune common stock, may be affected by factors different from those affecting U.S. Bioscience's results of operations and the price of U.S. Bioscience common stock. For a discussion of MedImmune's and U.S. Bioscience's businesses and certain factors to consider in connection with such businesses, see MedImmune's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, U.S. Bioscience's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

Integration of U.S. Bioscience into MedImmune may be difficult and expensive to achieve.

     The merger involves the integration of companies that have previously operated independently. No assurance can be given that MedImmune will integrate the operations of MedImmune and U.S. Bioscience without encountering difficulties, including possible unanticipated costs, failure to retain key U.S. Bioscience employees or the diversion of management attention. In addition, following the merger, the combined company may not realize the increased revenues and cost savings that MedImmune expects to achieve or that would justify the investment made.

                                  THE MERGER

Background of the Merger

     Following internal strategic discussions at MedImmune with Dr. Wayne T. Hockmeyer, Chairman and Chief Executive Officer, Mr. Melvin D. Booth, President and Chief Operating Officer, Mr. David M. Mott, Vice Chairman and Chief Financial Officer and other MedImmune senior officers, on August 16, 1999, Mr. David M. Mott called Mr. C. Boyd Clarke, President and Chief Executive Officer of U.S. Bioscience, and expressed MedImmune's interest in discussing possible business development opportunities.


     On August 24, 1999, Dr. Hockmeyer and Mr. Booth met with Mr. Mott to evalute pursuing a possible business relationship with U.S. Bioscience. Following these discussions U.S. Bioscience and MedImmune entered into a confidentiality agreement to facilitate the discussion of a possible business relationship.

     On August 26, 1999, representatives of the two companies, including Dr. Hockmeyer and Mr. Clarke, met at MedImmune's executive offices in Gaithersburg, Maryland for a preliminary discussion of each company's product development programs and capabilities.

     On August 30, 1999, Dr. Hockmeyer, Mr. Booth and Mr. Mott met and agreed that Mr. Mott would call Mr. Clarke and express interest in pursuing a possible merger of the two companies. Following this discussion Mr. Clarke reported to the Executive Committee of the U.S. Bioscience board the substance of his discussions with Mr. Mott and MedImmune's potential interest in a transaction with U.S. Bioscience. Following Mr. Clarke's report, the Executive Committee authorized Mr. Clarke to pursue further discussions with MedImmune.

     On September 7, 1999, MedImmune and U.S. Bioscience entered into an expanded confidentiality agreement. On September 7 and 8, 1999, Mr. Booth,
Mr. Mott and other key representatives of MedImmune and its financial and legal advisors met with representatives of U.S. Bioscience and its financial advisor at U.S. Bioscience's offices to conduct due diligence on U.S. Bioscience. On September 13, 1999 Dr. Hockmeyer, Mr. Booth and other representatives of MedImmune met at MedImmune's offices in Gaithersburg, Maryland with Mr. Clarke and other representatives of U.S. Bioscience to facilitate scientific due diligence on U.S. Bioscience.

     Following internal MedImmune senior management discussion, on September 14, 1999 Mr. Mott called Mr. Clarke to express the continued interest of MedImmune's senior management in considering a possible merger transaction. Messrs. Mott and Clarke discussed the importance of structuring the transaction as a stock-for-stock merger that would be tax-free to U.S. Bioscience stockholders and that would be accounted for as a pooling-of-interests. Mr. Clarke also raised with Mr. Mott the necessity of incorporating downside price protection for U.S. Bioscience stockholders.

     On September 15, 1999, the U.S. Bioscience board held a special meeting so that management and U.S. Bioscience's financial and legal advisors could update the board on the status of the discussions with MedImmune. At that meeting, representatives of Morgan Stanley reviewed with the board preliminary financial information relating to U.S. Bioscience, MedImmune and the terms of a possible transaction with MedImmune. Following discussions with management and its financial and legal advisors, the U.S. Bioscience board authorized management to proceed with the negotiation of a merger with MedImmune along the lines discussed with the board.

     Also on September 15, 1999, Dr. Hockmeyer convened a meeting of MedImmune's board of directors to consider the possible acquisition of U.S. Bioscience. A presentation was made regarding U.S. Bioscience and contacts with U.S. Bioscience regarding the possible transaction. The board authorized management to pursue discussions.

     On September 16, 1999, MedImmune's legal advisors distributed drafts of the merger agreement and the stock option agreement to representatives of U.S. Bioscience.

     On September 17, 1999, representatives of U.S. Bioscience conducted additional legal and regulatory due diligence at MedImmune's offices in Gaithersburg, Maryland. Following these meetings, Dr. Hockmeyer met with Mr. Clarke to discuss the proposed transaction including such subjects as structure, pricing, personnel retention and business plans.

     From September 18, 1999 to September 21, 1999, representatives of MedImmune and U.S. Bioscience and their respective financial and legal advisors negotiated the terms of a merger agreement.

     In the morning on September 21, 1999, the U.S. Bioscience board held its
regularly scheduled board meeting.   At that meeting, among other things,
management reviewed the status of negotiations with MedImmune, representatives of Morgan Stanley made a financial presentation to the board relating to the proposed transaction, and U.S. Bioscience's legal advisors described in detail the status of negotiations on the merger agreement. At that meeting the board authorized management and its financial and legal advisors to finalize the documentation for the merger as directed by the board.

     During the course of the day on September 21, 1999, representatives of MedImmune and U.S. Bioscience completed their negotiations of the terms of the merger agreement and stock option agreement.

     On September 21, 1999, MedImmune held a special Board meeting. Management together with MedImmune's legal and financial advisors reviewed the proposed transaction, including the terms of the merger agreement. Following discussions, the MedImmune Board determined that the transactions contemplated by the merger agreement were in the best interests of MedImmune and its stockholders and unanimously approved the merger agreement.

     In the evening on September 21, 1999, U.S. Bioscience held a special board meeting. Management together with U.S. Bioscience's legal and financial advisors reviewed the terms of the merger agreement that were revised since the meeting earlier in the day. Morgan Stanley rendered its oral opinion that as of September 21, 1999, and subject to and based upon the various considerations in its opinion, the consideration to be received by the U.S. Bioscience stockholders in the merger was fair to the U.S. Bioscience stockholders from a financial point of view. Following discussions, the U.S. Bioscience board determined, among other things, that the terms of the proposed merger were fair to and in the best interests of U.S. Bioscience and its stockholders and unanimously approved the merger agreement and the stock option agreement.

     Thereafter the definitive merger agreement and stock option were executed. On September 22, 1999, prior to the commencement of trading, MedImmune and U.S. Bioscience issued a joint press release announcing the merger.

Reasons for the Merger and the U.S. Bioscience Board of Directors Recommendation

     In reaching its decision to approve the merger agreement and the merger, and to recommend adoption of the merger agreement by U.S. Bioscience's stockholders, the U.S. Bioscience board consulted with its management team and advisors and considered the proposed merger agreement and the stock option agreement and the transactions contemplated by the merger agreement and the stock option agreement. The following discussion of the factors considered by the U.S. Bioscience board in making its decision is not intended to be exhaustive but includes all material factors considered by the U.S. Bioscience board.

     The U.S. Bioscience board considered the following factors as reasons that the merger will be beneficial to U.S. Bioscience and its stockholders:

         . the complementary nature of the following aspects of the respective businesses of MedImmune and U.S. Bioscience which should have substantial positive impact on the ability to realize more fully the value of U.S. Bioscience products:

                -the timing of their profitability and anticipated financial growth

                -their product focus on cancer and infectious disease

                -their technical capabilities and research programs

                -their commercial focus, including niche marketing and overlap in the identity of key partners

         .  their business organizations

         .  the pipeline of products that MedImmune has under development

         . MedImmune's rapid growth, strong income statement and balance sheet and an equity security that is significantly more liquid than the U.S. Bioscience common stock

         . the U.S. Bioscience stockholders will receive shares of MedImmune common stock in the merger which will enable them to participate in the future of the combined company

         . the U.S. Bioscience organization is likely to be retained in large part which will play a significant role in ensuring that the anticipated future values will be generated for stockholders

         . the terms and conditions of the merger agreement and the belief of the U.S. Bioscience board that the parties will be able to satisfy the closing conditions and promptly complete the acquisition

         . information regarding historical market prices and other information with respect to U.S. Bioscience common stock and MedImmune common stock

         . the consideration to be received by U.S. Bioscience stockholders in the merger and the fact that the implied value of the MedImmune common stock to be received by U.S. Bioscience stockholders in the merger represents a substantial premium over the 52-week historical per share price of U.S. Bioscience

         . the expectation that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes

         . the analysis and presentation of the opinion of Morgan Stanley that, as of September 21, 1999, and based upon and subject to the various considerations in its opinion, the consideration to be received in the merger by the holders of U.S. Bioscience common stock was fair from a financial point of view to such holders

     In the course of deliberations, the U.S. Bioscience board also considered a number of additional factors relevant to the merger, including:

         .  rapid consolidation in the biotech industry

         . the need for greater relative size in order to fund adequately research and development and generate growth so as to compete effectively in the biotech industry

         . the need to have the appropriate equity market capitalization in order to meet the thresholds for coverage by the equity analyst community

         . the importance of having a highly liquid equity security to interest the investment community

         . the fact that over the course of the last two years U.S. Bioscience had discussions with potential strategic partners that did not result in any potential transaction that would satisfy the foregoing needs

         . the fact that each of the other strategic alternatives for U.S. Bioscience, including product acquisitions, acquisitions of smaller companies and a merger-of-equals type transaction, if in fact achievable, suffered from inherent risks and that none were likely to produce the immediate short-term and long-term benefits that could be attainable from the MedImmune transaction

         . MedImmune's requirement, as a condition to proceeding on the terms set forth in the merger agreement, that it receive the protections afforded by the stock option agreement and the termination fee and no solicitation provisions contained in the merger agreement and, with respect to those provisions, the U.S. Bioscience board weighed a number of factors including the following factors:

            -the attractiveness of the exchange ratio and the benefits of the merger

            - the mechanics of the termination fee and the stock option and the possibility that the stock option would be exercised, which would preclude the use of pooling-of-interests accounting treatment by any other third party interested in acquiring U.S. Bioscience

            - the U.S. Bioscience board was advised and believed that the preclusion of pooling-of-interests accounting treatment, in the event the termination fee were paid and the stock option were exercised, was not likely to prevent the most logical potential third-party acquirors from making an offer to acquire U.S. Bioscience

            - the U.S. Bioscience board was advised and believed that the amount of the termination fee was within the range of termination fees agreed to in comparable transactions and that it was not likely to preclude third party intervention

            - that under the merger agreement, prior to stockholder approval of the merger, U.S. Bioscience would be able to provide information to, and discuss and negotiate with, any third party making a proposal with respect to an unsolicited financially superior alternative transaction, subject to the terms and conditions of the merger agreement

            . information relating to the business, assets, management, competitive position, operating performance, share trading performance and prospects of each of U.S. Bioscience and MedImmune, including the prospects of U.S. Bioscience if it were to continue as an independent company

            . current industry, market and economic conditions

     The U.S. Bioscience board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

            . the recognition that MedImmune common stock has traded at a high valuation, and the risk that such valuation might not be sustained, or may decline, in the future

            . the risk that, despite the efforts of U.S. Bioscience and
              MedImmune, after the merger key personnel might leave

            . the risk that the potential benefits of the merger might not be fully realized

     The U.S. Bioscience board believed that certain of these risks were unlikely to occur, that U.S. Bioscience or MedImmune could avoid or mitigate others, and that, overall, these risks were outweighed by the potential benefits of the merger.

     In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger and the stock option agreement, the U.S. Bioscience board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the U.S. Bioscience board may have given different weight to different factors.

     Recommendation of the U.S. Bioscience Board of Directors

     After careful consideration, the U.S. Bioscience board has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, U.S. Bioscience and its shareholders and has approved the merger agreement and the stock option agreement. The U.S. Bioscience board unanimously recommends that the stockholders of U.S. Bioscience vote "FOR" the adoption of the merger agreement.

Opinion of Morgan Stanley & Co. Incorporated

     Pursuant to a letter agreement dated as of September 7, 1999, Morgan Stanley was engaged to provide financial advisory services and a financial fairness opinion in connection with the merger. Morgan Stanley was selected by U.S. Bioscience to act as U.S. Bioscience's financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of U.S. Bioscience. At the meeting of the board of directors of U.S. Bioscience on September 21, 1999, Morgan Stanley rendered its oral opinion to the U.S. Bioscience board of directors, subsequently confirmed in writing, that as of that date, and based upon and subject to the considerations set forth in the written opinion, the consideration to be received by the holders of U.S. Bioscience common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

     The full text of the written opinion of Morgan Stanley dated September 21, 1999, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex 3 to this proxy statement/prospectus. Stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the U.S. Bioscience board of directors and addresses only the fairness of the consideration to be received by the holders of U.S. Bioscience common stock pursuant to the merger agreement from a financial point of view to such holders as of the date of the opinion. Morgan Stanley's opinion does not address any other aspect of the merger and does not constitute a recommendation to any holder of U.S. Bioscience common stock as to how to vote at the special meeting. The summary of the opinion of Morgan Stanley set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley, among other things:

        . reviewed certain publicly available financial statements and other information of U.S. Bioscience and MedImmune

        . reviewed certain internal financial statements and other financial and operating data concerning U.S. Bioscience prepared by the management of U.S. Bioscience

        . reviewed certain financial projections prepared by the management of U.S. Bioscience

        . discussed the past and current operations and financial condition and the prospects of U.S. Bioscience with senior executives from U.S. Bioscience

        . reviewed the pro forma impact of the merger on MedImmune earnings per share

        . reviewed the reported prices and trading activity for U.S. Bioscience common stock and MedImmune common stock

        . reviewed the financial performance of U.S. Bioscience and MedImmune and the prices and trading activity of U.S. Bioscience common stock and MedImmune common stock with that of certain other comparable publicly traded companies and their securities

        . reviewed certain internal financial statements and other financial and operating data concerning MedImmune prepared by the management of MedImmune;

        . discussed the past and current operations and financial condition and the prospects of MedImmune with senior executives of MedImmune

        . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions

        . participated in discussions and negotiations among representatives of U.S. Bioscience and MedImmune and their financial and legal advisors

        .  reviewed the signed merger agreement and certain related documents;
           and

        . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate

  In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections of U.S. Bioscience, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of U.S. Bioscience and MedImmune. In addition, Morgan Stanley has assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of U.S. Bioscience, nor has it been furnished with any such appraisal. The Morgan Stanley opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of September 21, 1999. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of U.S. Bioscience or any of its assets nor did it negotiate with any parties, other than MedImmune, in the possible acquisition of U.S. Bioscience or certain of its constituent businesses.

  The following is a summary of the material analyses performed by Morgan Stanley in connection with its opinion. Morgan Stanley presented certain analyses at a meeting of the U.S.

Bioscience board of directors on September 21, 1999 based on closing prices as of the dates specified in each analysis.

  These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Historical and Comparative Stock Price Performance. Morgan Stanley's analyses of U.S. Bioscience common stock and MedImmune common stock performance consisted of a historical analysis of closing prices and trading volumes over periods from September 16, 1994 to September 20, 1999 and September 17, 1998 to September 20, 1999 respectively. In addition, Morgan Stanley reviewed the recent stock price performance of U.S. Bioscience and MedImmune and compared such performance with that of comparable stock indexes for the period of September 17, 1998 to September 17, 1999. Morgan Stanley's analysis of U.S. Bioscience consisted of a comparison of U.S. Bioscience's historical common stock price performance with that of:

        .  the Russell 2000

        . an index of selected comparable biotechnology companies consisting of Amgen Inc., Biogen, Inc., Genzyme, Chiron Corporation, Genentech, Biochem Pharma Inc., and Immunex Corporation, which we refer to as the "biotechnology index"

        . an index of selected pharmaceutical companies consisting of Johnson & Johnson, Merck & Co., Inc., Pfizer Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Schering-Plough Corporation, American Home Products, Abbott Laboratories, Warner-Lambert Company and Pharmacia & Upjohn, Inc. which we refer to as the "pharmaceutical index"

  Morgan Stanley observed that U.S. Bioscience for the period of September 17, 1998 to September 17, 1999, outperformed the Russell 2000 and the pharmaceutical index and underperformed the biotechnology index.

  Morgan Stanley's analysis of MedImmune consisted of a comparison of MedImmune's historical common stock price performance with that of:

        .  the Russell 2000

        .  the biotechnology index

        .  the pharmaceutical index

  Morgan Stanley observed that MedImmune for the period of September 17, 1998 to September 17, 1999, outperformed the Russell 2000, the biotechnology index and the pharmaceutical index.

  Morgan Stanley also observed that the implied offer price of $16.35 per share represented the following premiums to U.S. Bioscience's historical stock price:

                                Price                     Premium Implied
                                -----                     ---------------
1 Day Prior                     $11.50                          42.1%
1 Week Prior                    $11.88                          37.6%
Last Twelve Month High          $13.13                          24.5%
1 Year Prior                    $ 7.44                          219.8%


  Peer Group Comparison. As part of its analysis, Morgan Stanley compared certain publicly available financial information of U.S. Bioscience with certain publicly available financial information of certain comparable biotechnology companies, as well as compared certain publicly available financial information of MedImmune with certain publicly available financial information of certain comparable biotechnology companies. The following are the companies included in the respective analyses:

     Amgen Inc.
     Biogen, Inc.
     Genzyme General
     MedImmune, Inc.
     Chiron Corporation
     Biochem Pharma Inc.
     IDEC Pharmaceuticals Corporation
     Centocor Inc.
     Genentech
     Gilead Sciences
     Immunex Corp.

  For this analysis Morgan Stanley examined a range of estimates based on consensus securities research analysts. The following table presents, as of September 17, 1999, the mean and median multiples of the comparable biotechnology companies referred to above and the trading multiples of U.S. Bioscience and MedImmune:

                                                       Price/Earnings          2000E P/E/Projected Net
                                                                                Income Five-Year
                                                     2000E        2001E                CAGR
                                                   ---------    ---------      ------------------------

Comparable Biotechnology Mean...................     46.9x        36.9x                  1.6x
Comparable Biotechnology Median.................     48.0         40.0                   1.3
U.S. Bioscience.................................     49.7         17.8                   0.8
MedImmune.......................................     59.6         42.2                   1.1

        No company utilized as a comparison in the peer group comparison analysis is identical to U.S. Bioscience or MedImmune. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of U.S. Bioscience or MedImmune, such as the impact of competition on the business of U.S. Bioscience,

MedImmune or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospectus of U.S. Bioscience, MedImmune or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using peer group data.

        Review of Premiums Paid in Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the premiums paid and/or payable in the following announced, pending and completed comparable pharmaceutical and biotechnology acquisition transactions:

July, 1999      Johnson & Johnson/Centocor
June, 1999      Abbott/ Alza
June, 1999      PNU/ Sugen
June, 1999      Celltech/Chiroscience
March, 1999     Gilead/NeXstar
January, 1999   Warner-Lambert/Agouron
October, 1998   Watson/TheraTech
October, 1998   Alza/Sequus
April, 1998     Elan/Neurex
February, 1998  Baxter/Somatogen
November, 1997  Sequana/Arris
March, 1996     Elan/Athena
August, 1995    Univax/NABI
July, 1995      Sandoz/GTI
April, 1995     Viagene/Chiron
February, 1995  Ligand/Glycomed
January, 1995   Glaxo/Affymax
November, 1994  Chiron/Ciba
November, 1994  Synergen/Amgen
October, 1994   Vestar/NeXagen
March, 1994     Eli Lilly/Sphinx
June, 1993      AIS/RPR
May, 1992       Nova/Scios
December, 1991  SyStemix/Sandoz
September, 1991 GENIZ/AHP
July, 1991      Cetus/Chiron

        Morgan Stanley believed that the precedent transactions were not identical to the merger and made judgements and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, as qualified below, in applying the following representative premiums to the relevant share prices for U.S. Bioscience common stock as of September 20, 1999.

Premium to LTM high:                       -20%                     +20%
Price Implied                           $10.50                   $15.75
Premium to Unaffected:                      15%                      60%
Price Implied                           $13.29                   $18.49

        No transaction utilized as a comparison in the precedent transactions review is identical to the merger. In reviewing premiums in the transactions listed above, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of U.S. Bioscience or MedImmune, such as the impact of competition on U.S. Bioscience, MedImmune or the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of U.S. Bioscience, or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable transaction data.

        Discounted Cash Flow Equity Value. Morgan Stanley performed discounted cash flow analysis of U.S. Bioscience to determine a range of present values for U.S. Bioscience based on financial projections prepared by the management of U.S. Bioscience. Unlevered free cash flow was calculated as the after-tax operating earnings of U.S. Bioscience, excluding any interest income and interest expense, plus depreciation and amortization, plus deferred taxes, plus (or minus) net changes in non-cash working capital, minus capital expenditures. Morgan Stanley calculated terminal values by applying a range of multiples to net income in fiscal year 2004 from 12.0x to 15.0x. The unlevered free cash flows and terminal values were then discounted to present values as of August 31, 1999 using discount rates of 14% to 16%. Based on this analysis and the assumptions set forth above, Morgan Stanley calculated per share equity value estimates ranging from approximately $10.57 to approximately $13.70, excluding any potential operational benefits to be realized from the merger. Morgan Stanley noted that U.S. Bioscience common stock closed at $11.56 on September 20, 1999 which fell within the U.S. Bioscience discounted cash flow equity value range per share. In addition, Morgan Stanley noted that the implied offer price of $16.35 per share of U.S. Bioscience common stock fell beyond the high end of the U.S. Bioscience discounted cash flow equity value range per share.

        Exchange Ratio Analysis. Morgan Stanley analyzed the ratios of the closing prices of U.S. Bioscience common stock divided by the corresponding prices of MedImmune's common stock over various periods during the one year period ending September 20, 1999. The following table presents the range of implied exchange ratios over the periods covered:

Period Ending September 20, 1999                       Implied Exchange Ratio

As of September 20, 1999..........................                      0.11x
One Month Average.................................                      0.11x
Three Month Average...............................                      0.11x
Six Month Average.................................                      0.14x
One Year Average..................................                      0.17x

          Pro Forma Merger Analysis. Morgan Stanley analyzed the pro forma impact of the merger on MedImmune's pro forma projected earnings per share for the calendar years 1999, 2000 and 2001. Such analysis was based on consensus earnings projections by securities research analysts for MedImmune as of September 20, 1999 and financial projections prepared by management of U.S. Bioscience. Based on this analysis, Morgan Stanley observed that, assuming that the merger was accounted for as a pooling of interests business combination, the merger would result in earnings per share accretion, for MedImmune's shareholders of 1.1%, 4.0% and 2.3% for calendar years 2000, 2001, and 2002, respectively, before taking into account any synergies or one-time charges.

          In connection with the review of the merger by the U.S. Bioscience board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its fairness opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the merger. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of U.S. Bioscience or MedImmune.

          In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of U.S. Bioscience or MedImmune. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be received by the holders of shares of U.S. Bioscience's common stock pursuant to the merger agreement from a financial point of view to such holders and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of U.S. Bioscience. The analyses do not purport to be appraisals or to reflect the prices at which U.S. Bioscience common stock or MedImmune common stock might actually trade.

          The consideration to be received by the holders of shares of U.S. Bioscience's common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm's length negotiations between U.S. Bioscience and MedImmune and were approved by the U.S. Bioscience board of directors. Morgan Stanley provided advice to U.S. Bioscience during such negotiations; however, Morgan Stanley did not recommend any specific consideration to U.S. Bioscience or that any specific consideration constituted the only appropriate consideration for the merger. In addition, as described above, Morgan Stanley's opinion and presentation to the U.S. Bioscience board of directors was one of many factors taken into consideration by the U.S. Bioscience board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the U.S. Bioscience board of directors with respect to the value of U.S. Bioscience or of whether the U.S. Bioscience board of directors would have been willing to agree to a different consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of U.S. Bioscience or MedImmune.

     Pursuant to an engagement letter dated September 7, 1999, Morgan Stanley provided financial advisory services and a financial opinion in connection with the merger, and U.S. Bioscience agreed to pay Morgan Stanley, upon consummation of the merger, a fee equal to approximately $5.6 million to $6.3 million, assuming a range of share prices for U.S. Bioscience at closing greater than or equal to $15.00 and less than $17.00, respectively, subject to adjustment should the share price be outside of that range at closing. U.S. Bioscience has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, U.S. Bioscience has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for U.S. Bioscience and MedImmune and have received customary fees for the rendering of these services.

MedImmune Earnings

     MedImmune expects the merger to be neutral to earnings in year 2000 and accretive thereafter. There can be no assurances that such expectations will be realized. See "Risk Factors Relating to the Merger" and "Special Note Regarding Forward Looking Statements."

Interests of U.S. Bioscience Directors and Management in the Merger

     The officers of U.S. Bioscience and the members of the U.S. Bioscience board of directors may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Several officers of U.S. Bioscience, including those who are also directors, have severance agreements and they, as well as the non-employee directors are, or may become, entitled to specific benefits under U.S. Bioscience's benefit plans as a result of the merger. All such additional interests are described below, to the extent material, and except as described below these persons have, to the knowledge of MedImmune and U.S. Bioscience, no material interest in the merger apart from stockholders generally.

     Severance Agreements. U.S. Bioscience has entered into severance agreements with twelve officers, including its President and Chief Executive Officer, each Executive Vice President and specified Vice Presidents, pursuant to which U.S. Bioscience has agreed to provide specified severance benefits.

     Each of the severance agreements provides that if the officer's employment with U.S. Bioscience is terminated:

        . by U.S. Bioscience for any reason other than the officer's death, disability or "for cause" (as defined in the agreements to cover specified serious misconduct), or

        . if the officer resigns for "good reason" (as defined in the agreements to cover a downgrading of the officer by U.S. Bioscience or non-fulfillment by U.S. Bioscience of certain contractual commitments to the officer), within three years (or one year for three Vice Presidents) following a change in control of U.S. Bioscience (as defined in the agreements, which definition includes the merger), the officer will be entitled to a lump sum severance payment. That lump sum payment will be equal to the product determined by multiplying the highest annual compensation paid or payable by U.S. Bioscience to the officer with respect to each of the three calendar years ending with the year in which the date of termination occurs, by the number of years (including any fraction of a year) remaining in the three-year period (or one-year period for three Vice Presidents) commencing with the date of the change in control of U.S. Bioscience. The compensation base upon which such payment is calculated includes bonuses and deferred compensation as well as salary. In addition, instead of any fringe benefits to be paid to the officer with respect to the remainder of the three-year period (or one-year period for three Vice Presidents), the officer will receive an additional lump-sum equal to the product of multiplying $20,000 (or, in the case of the President and Chief Executive Officer, $30,000) by the number of years (including any fraction of a year) remaining in the three-year period (or one-year period for three Vice Presidents), and a further payment designed to compensate the officer for lost pension benefits by reason of his or her termination of employment earlier than three years (or one year for three Vice Presidents) following a change in control of U.S. Bioscience. The severance agreements provide that payments required to be made to an officer are to be reduced to the extent they would not be deductible for federal income tax purposes due to the provisions of Section 280G of the Internal Revenue Code, as determined by independent tax counsel.

     If the employment of U.S. Bioscience's four most highly compensated executive officers were terminated upon the merger in 1999, under circumstances entitling them to benefits under their severance agreements and assuming a U.S. Bioscience common stock price of $16.00 per share, the approximate total amount of lump sum severance payment for those executive officers would be as follows:
Mr. Clarke, $482,627, Mr. Kriebel, $429,051, Ms. Manning, $338,202, and Dr.
Oster, $891,846. The approximate aggregate total amount of lump severance payment for the other eight officers who have severance agreements under such circumstances would be $2,677,610.

     Incentive Compensation and Stock Ownership Plans. Under the merger agreement, all awards of stock options and restricted stock on the date of the merger under any equity based incentive award plans maintained by U.S. Bioscience will be converted into similar awards with respect to MedImmune common stock. In accordance with the terms of the applicable plans, all restrictions and conditions applicable to the outstanding awards of stock options or restricted stock will be deemed to have been satisfied as of the date of the completion of the merger and all such awards shall become fully vested and exercisable as of such date.

     Based upon awards outstanding as of September 21, 1999, the vesting of 35,729 restricted shares of U.S. Bioscience common stock would be accelerated upon consummation of the merger. The holders and numbers of U.S. Bioscience shares awarded as restricted stock that will vest as a result of stockholder approval of the merger are: Mr. Clarke, 8,073, Mr. Kriebel, 5,350, Ms. Manning, 5,104, Dr. Oster, 5,926, and all other executive officers, 11,276.

     Based upon awards outstanding as of September 21, 1999, the vesting and exercisability of stock options to purchase 2,758,186 shares of U.S. Bioscience common stock would be accelerated upon stockholder approval of the merger. The holders and numbers of U.S. Bioscience shares underlying unvested options that will become exercisable upon completion of the merger are: Mr. Clarke, 339,500, Mr. Kriebel, 194,000, Ms. Manning, 163,000, Dr. Oster, 163,000 and all other executive officers, 703,615. The number of U.S. Bioscience shares underlying unvested options that will become exercisable by non-employee directors of U.S. Bioscience upon completion of the merger is 105,080.

     Pension Restoration Plan. The U.S. Bioscience Pension Restoration Plan is a non-qualified defined contribution plan that provides benefits in excess of limitations imposed by the Internal Revenue Code upon benefits payable under U.S. Bioscience's tax-qualified plans. The terms of the Pension Restoration Plan provide that, upon a change in control of U.S. Bioscience (as defined in the Pension Restoration Plan, which completion of the merger), all accrued rights of a participant will be fully vested in the event the participant's employment is terminated following the change in control.

     Indemnification; Directors and Officers Insurance. MedImmune has agreed that all rights to indemnification for acts or omissions occurring at or prior to the completion of the merger currently existing in favor of U.S. Bioscience's current or former directors or employees or officers as provided in U.S. Bioscience's certificate of incorporation, by-laws or any existing indemnification agreements shall continue following the merger. For six years after the completion of the merger, MedImmune will maintain U.S. Bioscience's liability insurance in respect of acts or omissions occurring at or prior to the completion of the merger, covering each person covered by U.S. Bioscience's officers' and directors' liability insurance policy in effect on September 21, 1999. However, MedImmune may substitute its own policies containing terms which are no less favorable to U.S. Bioscience's covered persons, but will not be obligated to pay premiums in excess of 200% of the yearly amount paid by U.S. Bioscience in its last fiscal year, and if MedImmune cannot obtain the same coverage for the 200% amount, MedImmune will nevertheless be obligated to provide whatever coverage may be obtained for the 200% amount.

Material United States Federal Income Tax Consequences of the Merger

     The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger to holders of U.S. Bioscience common stock who exchange such stock solely for MedImmune common stock in the merger. This discussion addresses only such stockholders who hold their U.S. Bioscience common stock as a capital asset, and does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as:

        .  financial institutions,
        .  tax-exempt organizations,
        .  insurance companies,
        . dealers in securities or foreign currencies, . traders in securities who elect to apply a mark-to-market method of accounting,
        .  foreign holders,
        . persons who hold such shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction, or
        . holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation.

     The following discussion is not binding on the Internal Revenue Service.
It is based upon the Internal Revenue Code, applicable Treasury regulations, Internal Revenue Service rulings and judicial decisions in effect as of the date of this proxy statement and prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, foreign and other applicable laws are not addressed.

     Holders of U.S. Bioscience common stock are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements and the applicability and effect of federal, state, local, foreign and other applicable tax laws in their particular circumstances.

     It is a condition to the consummation of the merger that U.S. Bioscience receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to U.S. Bioscience, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The condition relating to the tax opinion cannot be waived without the express written consent of MedImmune and will not be waived after receipt of the U.S. Bioscience stockholder approval unless further stockholder approval is obtained with appropriate disclosure. The opinion will be based on customary assumptions and representations made by, among others, U.S. Bioscience and MedImmune. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

     Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of U.S. Bioscience common stock who exchange their U.S. Bioscience common stock solely for MedImmune common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of MedImmune common stock. Each holder's aggregate tax basis in the MedImmune common stock received in the merger will be the same as his or her aggregate tax basis in the U.S. Bioscience common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the MedImmune common stock received in the merger by a holder of U.S. Bioscience common stock will include the holding period of U.S. Bioscience common stock that he or she surrendered in the merger.

     A holder of U.S. Bioscience common stock who receives cash in lieu of a fractional share of MedImmune common stock generally should recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the MedImmune common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any such capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her U.S. Bioscience common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

Accounting Treatment

     The merger is expected to qualify as a pooling of interests transaction. Under this accounting treatment, upon completion of the merger, the assets and liabilities of U.S. Bioscience would be added to those of MedImmune at their recorded book values and the stockholders' equity accounts of MedImmune and U.S. Bioscience would be combined on MedImmune's consolidated balance sheet. On a pooling of interests accounting basis, MedImmune will retroactively restate its financial statements issued after completion of the merger to reflect the consolidated combined financial position and results of operations of MedImmune and U.S. Bioscience as if the merger had taken place as of the earliest period covered by such financial statements. See "Unaudited Selected Pro Forma Combined Financial Information" and "Unaudited Pro Forma Combined Financial Statements." Completion of the merger is conditioned upon the receipt by MedImmune and U.S. Bioscience of letters from PricewaterhouseCoopers LLP and Ernst & Young LLP regarding those firms' concurrence with MedImmune management's and U.S. Bioscience management's conclusions that, as of the date the merger is completed, the merger qualifies for pooling of interests treatment for financial reporting purposes under Accounting Principles Board Opinion No. 16 and its related interpretations and applicable Securities and Exchange Commission rules and regulations, if the merger is completed in accordance with the merger agreement. See "The Merger Agreement and Stock Option Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger."

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

     The conversion of U.S. Bioscience common stock into the right to receive MedImmune common stock will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, American Stock Transfer and Trust Company of New York, the exchange agent, will send a transmittal letter to each former U.S. Bioscience stockholder. The transmittal letter will contain instructions for obtaining shares of MedImmune common stock in exchange for shares of U.S. Bioscience common stock. U.S. Bioscience stockholders should not return stock certificates with the enclosed proxy.

     After the effective time of the merger, each certificate that previously represented shares of U.S. Bioscience common stock will no longer be outstanding, will automatically be canceled, will cease to exist and will represent only the right to receive the MedImmune common stock into which such shares were converted in the merger and the right to receive cash for any fractional shares of MedImmune common stock as described in the Summary of this proxy statement/prospectus.

     Until holders of certificates previously representing U.S. Bioscience common stock have surrendered those certificates to the exchange agent for exchange, holders will not receive dividends or distributions on the MedImmune common stock into which such shares have been converted with a record date after the effective time of the merger, and will not receive cash for any fractional shares of MedImmune common stock. When holders surrender such certificates, they will receive any unpaid dividends and any cash for fractional shares of MedImmune common stock, in each case without interest. In the event of a transfer of ownership of U.S. Bioscience common stock which is not registered in the records of U.S. Bioscience's transfer agent, a certificate representing the proper number of shares of MedImmune common stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if:

        . such certificate is properly endorsed or otherwise is in proper form for transfer and

        . the person requesting such issuance will (1) pay any transfer or other taxes resulting from the issuance of shares of MedImmune common stock to a person other than the registered holder of that certificate or (2) establish to the reasonable satisfaction of MedImmune that such tax has been paid or is not applicable.

     All shares of MedImmune common stock issued upon surrender of shares of U.S. Bioscience common stock, including any cash paid instead of any fractional shares of MedImmune common stock, will be issued in full satisfaction of all rights relating to such shares of U.S. Bioscience common stock.

     No fractional shares of MedImmune common stock will be issued to any U.S. Bioscience stockholder upon surrender of certificates previously representing U.S. Bioscience common stock. Each U.S. Bioscience stockholder who would otherwise have been entitled to receive a fraction of a share of MedImmune common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which such holder would otherwise be entitled by (2) the closing price for a share of MedImmune common stock on the closing date as reported in The Wall Street Journal.

     A transmittal form with instructions for the surrender of U.S. Bioscience common stock certificates will be mailed to U.S. Bioscience stockholders shortly after completion of the merger. Stockholders should not transmit their stock certificates at this time.

Regulatory Matters

     United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, certain transactions, including the merger, may not be completed unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and waiting period requirements have been satisfied. On October 5, 1999, MedImmune and U.S. Bioscience each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Under the applicable provisions of the Hart-Scott-Rodino Act, MedImmune and U.S. Bioscience may not consummate the merger until the expiration of a 30-calendar-day waiting period following the October 5, 1999 filing by MedImmune and U.S. Bioscience. Accordingly, the waiting period will expire at 11:59 p.m., New York City time, on November 4, 1999 unless the Department of Justice or the Federal Trade Commission either terminates such waiting period or, before the waiting period expires, extends to MedImmune and U.S. Bioscience a request for additional information or documentary material. If such a request is made, the merger may not be completed until 20 days after both MedImmune and U.S. Bioscience substantially comply with the request, unless the waiting period is terminated earlier by the Department of Justice or the Federal Trade Commission. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Department of Justice or the Federal Trade Commission raises substantive issues in connection with a proposed transaction, the parties frequently negotiate with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while negotiations continue. The expiration or termination of the applicable waiting period under
the Hart-Scott-Rodino Act is a condition to the completion of the merger.    At
any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of substantial assets of MedImmune or U.S. Bioscience. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     Foreign Antitrust. Both MedImmune and U.S. Bioscience conduct operations in a number of other foreign countries where regulatory filings, notifications or approvals with applicable commissions and other authorities may be required in connection with consummation of the merger. The parties do not anticipate that any such foreign filings will materially affect the consummation of the merger.

     General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that:

        . MedImmune or U.S. Bioscience will be able to satisfy or comply with such conditions

        . compliance or noncompliance will not have adverse consequences for MedImmune after completion of the merger

See "The Merger Agreement and Stock Option Agreement -- The Merger Agreement -- Conditions to the Completion of the Merger."

Appraisal Rights

     Under Delaware law, holders of U.S. Bioscience common stock are not entitled to appraisal rights in connection with the merger.

Resale of MedImmune Common Stock

     MedImmune common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any U.S. Bioscience stockholder who may be deemed to be an "affiliate" of U.S. Bioscience for purposes of Rule 145 under the Securities Act or for purposes of qualifying the merger for pooling of interests accounting treatment. It is a condition to the completion of the merger that each such affiliate agree not to transfer any MedImmune common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. In addition, it is a condition to the completion of the merger that each such affiliate agree not to make any such disposition within 30 days prior to the completion of the merger and until after such time as financial results covering at least 30 days of combined operations of MedImmune and U.S. Bioscience after the merger have been published. This proxy statement/prospectus does not cover resales of MedImmune common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

                THE MERGER AGREEMENT AND STOCK OPTION AGREEMENT

     The following description summarizes the material provisions of the merger agreement and the stock option agreement. Stockholders should read carefully the merger agreement and the stock option agreement, which are attached as Annexes 1 and 2 to this proxy statement/prospectus.

The Merger Agreement

     What U.S. Bioscience Stockholders Will Receive in the Merger. In the merger, holders of U.S. Bioscience common stock will receive a fraction of a share of MedImmune common stock based on an exchange ratio for each share of U.S. Bioscience common stock that they own. The exchange ratio will be calculated as follows:

     If the average per share closing price of MedImmune common stock as reported in The Wall Street Journal during a valuation period of the 20 trading days ending with the third trading day before the special meeting (excluding the last five trading days of 1999 and the first two trading days of 2000) is:

        . greater than $140, the exchange ratio will be $19.10 divided by the average per share closing price of MedImmune's common stock;

        .  $140 or lower but more than $132, the exchange ratio will be 0.1364;

        . $132 or lower but more than $120, the exchange ratio will be $18.00 divided by the average per share closing price of MedImmune's common stock;

        .  $120 or lower but more than $100, the exchange ratio will be 0.1500;

        . $100 or lower but more than $88, the exchange ratio will be $15 divided by the average per share closing price of MedImmune's common stock; and

        .  $88 or lower, the exchange ratio will be 0.1705.

     If the average per share closing price of MedImmune common stock is less than $80, on the second trading day prior to the special meeting U.S. Bioscience may notify MedImmune that it is terminating the merger agreement unless MedImmune notifies U.S. Bioscience on the trading day prior to the date of the special meeting that it is increasing the exchange ratio to $13.64 divided by the average per share closing price of MedImmune common stock.

     U.S. Bioscience stockholders will receive cash for any fractional shares of MedImmune common stock they would otherwise receive in the merger. This amount will be calculated by multiplying the fractional share interest to which they are entitled by the closing price of MedImmune common stock on the closing date as reported in The Wall Street Journal.

     The actual value of the MedImmune common stock on the day the merger is completed may vary from the value of such stock based on the average closing price. As a result, the market value of the shares of MedImmune common stock you receive in the merger may be more or less than the value attributed to your shares of U.S. Bioscience common stock in calculating the exchange ratio.

     Form of the Merger. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Marlin Merger Sub Inc., a wholly-owned subsidiary of MedImmune and a party to the merger agreement, will merge with and into U.S. Bioscience. U.S. Bioscience will survive the merger as a wholly-owned Delaware subsidiary of MedImmune, and will continue under the name "U.S. Bioscience, Inc."

     Effective Time of the Merger. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon by MedImmune and U.S. Bioscience and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable, but no later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement unless another date is agreed to by MedImmune and U.S. Bioscience.

     Conditions to the Completion of the Merger. Each party's obligation to effect the merger is subject to the following:

        .  adoption of the merger agreement by the U.S. Bioscience stockholders

        . approval for listing on the Nasdaq Stock Market of the MedImmune common stock to be issued to U.S. Bioscience stockholders in the merger

        . expiration or termination of the Hart-Scott-Rodino Act waiting period applicable to the merger

        . the absence of a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition preventing the completion of the merger

        . the absence of a stop order or proceedings seeking a stop order for the registration statement on Form S-4 of which this proxy statement/prospectus forms a part

        . MedImmune and U.S. Bioscience each having received letters from their accountants concurring with their managements' conclusions that no conditions exist that would preclude accounting for the merger as a pooling of interests transaction

        . the absence of governmental litigation relating to the merger, MedImmune's ability to own U.S. Bioscience or specified similar matters

        . the accuracy of the other party's representations and the other party having performed its covenants under the merger agreement

        .  the absence of a material adverse effect on the other party

     In addition, MedImmune's obligation to effect the merger is subject to the following additional conditions:

        . MedImmune having received letters from affiliates of U.S. Bioscience restricting their ability to sell the shares of MedImmune common stock they will receive in the merger

        . the receipt of all material consents and all consents and authorizations required under applicable environmental laws required to operate U.S. Bioscience's business

     Finally, U.S. Bioscience's obligation to effect the merger is subject to U.S. Bioscience having received from Skadden, Arps, Slate, Meagher & Flom LLP, its special tax counsel, an opinion stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     No Solicitation. The merger agreement provides that U.S. Bioscience and its subsidiaries will not, nor will they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them to, directly or indirectly through another person:

        . solicit, initiate or encourage (including by way of furnishing information) or take any other action designed or reasonably likely to facilitate the making of any takeover proposal, or any proposal which may be reasonably expected to lead to a takeover proposal, as described below

        . participate in any discussions or negotiations regarding any takeover proposal provided, however, that if, at any time before stockholders approve the merger, the U.S. Bioscience board of directors determines in good faith, based on advice of outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, U.S. Bioscience may, in response to a superior proposal, as described below, that was not solicited by it, subject to providing prior written notice to MedImmune:

        . furnish under a customary and reasonable confidentiality agreement information about U.S. Bioscience and its subsidiaries to any person making a superior proposal

        . participate in discussions or negotiations regarding such superior proposal

     As used in the merger agreement, the term "takeover proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business or assets that constitutes:

        . 15% or more of the net revenues, net income or assets of U.S. Bioscience or its subsidiaries, taken as a whole;

        . 15% or more of any class of equity securities of U.S. Bioscience or any of its subsidiaries;

        . any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of equity securities of U.S. Bioscience or any of its subsidiaries; or

        . any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving U.S. Bioscience or any of its subsidiaries

     The term "superior proposal" means any bona fide proposal made by a third party

        . to acquire, directly or indirectly, more than 50% of U.S. Bioscience's common stock or all or substantially all the assets of U.S. Bioscience;

        . that is on terms which the U.S. Bioscience board of directors, in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, determines to be more favorable to U.S. Bioscience and its stockholders than the merger, after taking into account the terms of the merger agreement as it may be proposed to be amended by MedImmune;

        .  that is reasonably capable of being promptly consummated;

        . that has financing (to the extent required) then committed or which, in the good faith judgment of the U.S. Bioscience board of directors, is reasonably capable of being obtained; and

        . that does not require regulatory approvals, including antitrust approvals, that could not reasonably be expected to be promptly obtained.

     None of U.S. Bioscience, its board of directors or any committee of the board will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to MedImmune, the approval or recommendation by the U.S. Bioscience board of directors or such committee of the merger or the merger agreement.

     None of U.S. Bioscience, its board of directors or any committee of the board will:

        . cause U.S. Bioscience to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal;

        . approve or recommend, or propose publicly to approve or recommend, any takeover proposal;

        . amend, waive or make any determination under its rights agreement dated as of May 19, 1995 between U.S. Bioscience and American Stock Transfer and Trust Company of New York, or redeem the rights;

        . waive or fail to enforce the terms of a confidentiality or standstill agreement; in each case to permit or facilitate a takeover proposal.

     Notwithstanding the foregoing, at any time before stockholder approval of the merger, in response to a superior proposal that was not solicited by U.S. Bioscience and that did not otherwise result from a breach of the provisions of the merger agreement described above, the U.S. Bioscience board of directors may terminate the merger agreement and concurrently cause U.S. Bioscience to enter into a definitive agreement regarding a superior proposal, but only at a time that is after the fifth day following MedImmune's receipt of written notice advising MedImmune that the U.S. Bioscience board of directors is prepared to accept a superior proposal specifying the material terms and conditions of such proposal, including a copy of any proposed agreement, and identifying the person making such superior proposal. U.S. Bioscience must pay a fee in the amount of $15 million (plus documented expenses of MedImmune of up to $2 million) to MedImmune prior to such termination. See "-- Termination of the Merger Agreement" and "-- Termination Fees."

     U.S. Bioscience is required to advise MedImmune promptly of any inquiries relating to a possible takeover proposal.

Termination of the Merger Agreement


1. MedImmune and U.S. Bioscience can jointly agree to terminate the merger agreement at any time.

2.  MedImmune or U.S. Bioscience can terminate the merger agreement if:

    . the merger has not been completed by March 31, 2000, provided that this right to terminate will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by that date,

    . a law, court order or other legal action that prohibits the completion of the merger becomes final and cannot be appealed, provided that the party seeking to exercise this right to terminate shall have used reasonable best efforts to prevent the entry of, and remove, such restraint,

    . the holders of U.S. Bioscience common stock do not adopt the merger agreement at the special meeting, or

    . the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that results in a failure of specified conditions to the merger and has not cured the breach within 15 days after receipt of notice of such breach.

3.  MedImmune can terminate the merger agreement if U.S. Bioscience directors:

    . withdraw, modify or change the approval or recommendation of the merger in a manner adverse to MedImmune,

    .  approve or recommend a takeover proposal,

    . approve or recommend that U.S. Bioscience stockholders tender their shares into any tender offer or exchange offer that is a takeover proposal or is related thereto, or

    .  indicate any intention to do any of the foregoing.

4.  U.S. Bioscience can terminate the merger agreement:

    . to accept an unsolicited superior proposal, as described under "No Solicitation," above, or

    . if the average share price of MedImmune common stock in the 20 trading days ending three trading days before the special meeting falls below $80, unless MedImmune notifies U.S. Bioscience that it is increasing the exchange ratio to $13.64 divided by the average per share closing price. See "What U.S. Bioscience Stockholders Will Receive in the Merger."

Termination Fees

     U.S. Bioscience must pay MedImmune a $15 million termination fee plus up to $2 million of documented expenses of MedImmune if:

     1.  All of the following events occur:

            . it is publicly announced that any person has made, or any person has announced an intention to make, a takeover proposal;

            . the merger agreement is terminated by U.S. Bioscience or MedImmune because the stockholders of U.S. Bioscience do not approve the merger or by MedImmune due to a willful and material breach of the merger agreement by U.S. Bioscience; and

            . within 12 months of the termination of the merger agreement, U.S. Bioscience enters into an acquisition agreement with respect to a takeover proposal or consummates a takeover proposal.

     2.  Either of the following occur:

            . U.S. Bioscience terminates the merger agreement to accept an unsolicited superior proposal; or

            . MedImmune terminates the merger agreement because U.S. Bioscience directors:

                -withdraw, modify or change their approval or recommendation of the merger in a manner adverse to MedImmune;

                -approve or recommend a takeover proposal;

                -approve or recommend that U.S. Bioscience stockholders tender their shares into any tender offer or exchange offer that is a takeover proposal or is related thereto; or

                -indicate any intention to do any of the foregoing.

     Conduct of the Business of U.S. Bioscience Pending the Merger. Under the merger agreement, U.S. Bioscience has agreed that, prior to the effective time of the merger, it will carry on its business in the ordinary course consistent with past practice and in compliance with applicable laws and regulations and will use reasonable best efforts to preserve intact its current business organizations, to keep available the services of its current officers and employees and preserve its relationships with those persons having business dealings with it. In addition, U.S. Bioscience has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

         . declare, set aside or pay any dividends, split, combine or reclassify any of its capital stock or buy back or redeem any of its securities;

         . issue or encumber any securities other than pursuant to exercise of stock options and warrants currently outstanding;

         . amend its certificate of incorporation or by-laws

         . acquire or merge with any other person, or acquire more than $500,000 of assets, except for purchases of raw materials or supplies in the ordinary course of business consistent with past practice

         . sell, lease or encumber its properties or assets, except for inventory sold in the ordinary course of business consistent with past practice and sales of up to $500,000 of goods and services

         . borrow money or guarantee debts, except for short-term borrowings incurred in the ordinary course of business consistent with past practice

         . loan money or invest in any other person (other than its subsidiaries)

         . make any new capital expenditures or enter into any agreement providing for payments in excess of $100,000 individually or $500,000 in the aggregate

         . pay or settle any liabilities except in the ordinary course of business consistent with past practice

         . change or terminate any of its material contracts

         . enter into contracts relating to the distribution, sale, license, marketing or manufacturing of products

         . except as otherwise contemplated by the merger agreement or as required to comply with applicable law:

              -adopt, change or terminate any collective bargaining agreement or employee, director or consultant plan

              -increase the compensation of any employee (other than pursuant to normal reviews)

              -pay any benefit not required under any benefit plan

              -increase the severance pay of any director, officer or employee

              -adopt or change any employment agreement

              -grant any awards under any bonus, incentive, performance or benefit plan

              -amend or modify any stock option

              -fund or secure payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan

              -accelerate the vesting of payment of any compensation or benefit under any benefit plan

        .    enter into any material contracts

        .    change accounting methods

        . breach any representation or warranty or take any action resulting in a failure of a condition to the merger

        .    change, transfer or license any intellectual property rights

        .    authorize or commit or agree to take, any of the foregoing actions

     Conduct of the Business of MedImmune Pending the Merger. Under the merger agreement, MedImmune has agreed that, prior to the effective time of the merger, it will carry on its business in all material respects in the ordinary course, and neither it nor any of its subsidiaries may:

        . declare, set aside or pay any dividends or split, combine or reclassify any of its capital stock

        .    amend its certificate of incorporation or by-laws

        .    take any action to prevent, impair or delay the merger

        . breach any representation or warranty or take any action resulting in a failure of a condition to the merger

        . authorize any of, or commit or agree to take any of, the foregoing actions

     The merger agreement permits MedImmune to take any of the foregoing actions in connection with: capital expenditures, sales and marketing activities, technology transfers (in or out), financing activities and merger and acquisition activities

     U.S. Bioscience Stock Options. The merger agreement provides that at the effective time of the merger, each U.S. Bioscience stock option outstanding immediately prior to the effective time of the merger, regardless of whether or not vested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the U.S. Bioscience stock option, a number of MedImmune common shares determined by multiplying the number of shares of U.S. Bioscience common stock subject to such option by the exchange ratio, rounded to the nearest whole share. The option exercise price per MedImmune share, rounded up to the nearest whole cent, will equal:

        . the aggregate exercise price for the shares of U.S. Bioscience common stock otherwise purchasable pursuant to the U.S. Bioscience option divided by

        . the aggregate number of MedImmune common shares deemed purchasable pursuant to the U.S. Bioscience option.

     At the effective time, MedImmune will assume the U.S. Bioscience stock plans and all obligations of U.S. Bioscience under the U.S. Bioscience stock plans, including obligations with respect to stock options outstanding at the effective time. MedImmune has agreed, at or prior to the effective time of the merger, to reserve for issuance the number of MedImmune common shares that will
become subject to these substitute options.   As soon as practicable after the
effective time of the merger, MedImmune will file a registration statement, with respect to the MedImmune common shares subject to these substitute options (except to the extent the shares have already been registered), and will maintain the effectiveness of the registration statement for so long as such options remain outstanding.

     Employee Benefits.   The merger agreement provides that MedImmune will
treat all service under all compensation and benefit plans and procedures by employees of U.S. Bioscience before the effective time of the merger as service with MedImmune for all purposes (other than for purposes of benefit accrual under any defined benefit pension plan). MedImmune will waive any pre-existing condition and waiting period under any welfare or employee benefit plan for the benefit of U.S. Bioscience employees to the extent any pre-existing condition or waiting period did not apply to an employee immediately prior to the effective time, and MedImmune will provide credit for any co-payments or deductibles paid prior to the effective time during the calendar year in satisfying applicable deductible or out-of-pocket requirements under any welfare plans or other employee benefit plans.

     Expenses. Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the stock option agreement will be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement and the stock option agreement and except that MedImmune and U.S. Bioscience will share equally the expenses incurred in connection with filing, printing and mailing this proxy statement/prospectus and the registration statement of which it is a part and the filing fees for the premerger notification and report forms under the Hart-Scott-Rodino Act and any similar foreign antitrust laws.

     Representations and Warranties. The merger agreement contains customary representations and warranties.

     Amendment; Extension and Waiver.  Subject to applicable law:

        . the merger agreement may be amended by the parties in writing at any time, except that after the merger agreement has been adopted by the stockholders of U.S. Bioscience, no amendment may be entered into which requires further approval by U.S. Bioscience stockholders unless such further approval is obtained

        . at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of such party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document and except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement

The Stock Option Agreement

     General. Simultaneously with entering into the merger agreement, MedImmune and U.S. Bioscience entered into a stock option agreement under which U.S. Bioscience granted MedImmune an option to purchase a number of shares of common stock equal to 19.9% of the outstanding common stock of U.S. Bioscience at a price per share of $16.50.

     Exercise of the Option. Except as described below, the option is exercisable in whole at any time after the occurrence of any event entitling MedImmune to receive the termination fee under the merger agreement. See "The Merger Agreement - Termination Fees" for a description of the events entitling MedImmune to receive the termination fee. The right to purchase shares under the stock option agreement will expire upon the earliest to occur of:

        .    the completion of the merger

        . 180 days after U.S. Bioscience pays the $15 million termination fee and up to $2 million of documented expenses of MedImmune contemplated by the merger agreement.

        . termination of the merger agreement so long as no event has occurred which would cause U.S. Bioscience to have to pay the termination fee and expenses, or

        . 13 months after termination of the merger agreement, under circumstances which could result in U.S. Bioscience having to pay the termination fee and expenses unless during such 13 month period such an event shall occur

     Cash Payment for the Option. MedImmune may, at any time the option is exercisable, cause U.S. Bioscience to pay to MedImmune cash in exchange for cancellation of the option or for the repurchase of shares of U.S. Bioscience common stock acquired through the exercise of the option, in an amount equal to the number of shares of U.S. Bioscience common stock subject to the option multiplied by the higher of the following, less $16.50 if the option has not been exercised:

        . the highest price per share paid or proposed to be paid by any person pursuant to a takeover proposal; or

        . the average closing price on The American Stock Exchange of shares of U.S. Bioscience common stock for the five trading days immediately preceding the date upon which MedImmune requested cash payment for the option or for its shares of U.S. Bioscience common stock acquired through the option

     Profit Limitation. The stock option agreement provides that in no event will MedImmune's total profit from the option exceed $17 million minus the sum of any termination fee paid plus documented expenses actually received by MedImmune.

          Total profit is calculated as the sum of

          . the amount received by MedImmune pursuant to the cash payment provision described above; and

          . the net consideration, if any, received by MedImmune pursuant to the sale of option shares to any unaffiliated party, less the $16.50 per share exercise price and any cash paid by MedImmune to U.S. Bioscience, as described below.

     If MedImmune's total profit from the option would otherwise exceed such amount, MedImmune is required to:

        . reduce the number of shares of U.S. Bioscience common stock subject to the option;

        .  pay cash to U.S. Bioscience;

        .  waive its rights under the stock option agreement; or

        .  any combination of the foregoing.

     In addition, the stock option agreement provides that the option may not be exercised for a number of shares as would, as of the date of the exercise, result in a "notional total profit" of more than $17 million minus the sum of any termination fee paid plus documented expenses actually received by MedImmune and, if exercise of the option otherwise would exceed such amount, MedImmune would take the actions described in the preceding paragraph. Notional total profit means the amount of profit MedImmune would receive if it sold all shares for which it is exercising the option at the closing market price for the shares as of the close of business on the preceding trading day.

     Registration Rights and Listing. MedImmune has certain rights to require registration by U.S. Bioscience of any shares purchased under the option under the securities laws if necessary for MedImmune to be able to sell such shares and to require the listing of such shares on The Nasdaq Stock Market or other national securities exchange.

     Effect of Stock Option Agreement. The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, certain aspects of the stock option agreement may discourage persons who might now or prior to the effective time of the merger be interested in acquiring all of or a significant interest in U.S. Bioscience from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for U.S. Bioscience common stock than that implicit in the exchange ratio contemplated by the merger agreement or a higher price per share for U.S. Bioscience common stock than the market price. If the stock option were exercised, it would preclude the use of pooling-of-interests for accounting purposes by any interested third parties.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma combined balance sheet as of June 30, 1999 and unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and for the three years ended December 31, 1998 are presented to reflect the estimated impact of the merger on the historical consolidated financial statements of MedImmune and U.S. Bioscience using the pooling of interests method of accounting. For a description of the pooling of interests accounting with respect to the merger and certain other accounting matters, see "The Merger -- Anticipated Accounting Treatment." The unaudited pro forma combined financial statements have been prepared from, should be read with and are qualified in their entirety by reference to, the historical consolidated financial statements and notes thereto of MedImmune and U.S. Bioscience which are incorporated by reference in this proxy statement/prospectus.

          The unaudited pro forma combined balance sheet as of June 30, 1999 combines MedImmune's and U.S. Bioscience's historical consolidated balance sheets as of June 30, 1999, giving effect to the merger as if it had occurred as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and for the three years ended December 31, 1998 combine MedImmune's and U.S. Bioscience's historical consolidated statements of operations for the six months ended June 30, 1999 and for the three years ended December 31, 1998 giving effect to the merger as if it had occurred at the beginning of each period presented.

          The unaudited pro forma combined financial statements have been included for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have occurred had the merger been consummated at the dates indicated, nor are they necessarily indicative of future results of operations or financial position of the merged companies.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                      (in thousands, except per share data)


                                                                               Pro Forma
                                            Historical       Historical       Adjustments      Pro Forma
                                             MedImmune      U.S. Bioscience   (See Notes)       Combined
                                            ----------      ---------------   -----------      ---------
Revenues
       Product sales                          $135,196              $11,590                     $146,786
       Other revenue                             3,764                3,533                        7,297
                                            ----------      ---------------   -----------      ---------
              Total revenues                   138,960               15,123            0         154,083
                                            ----------      ---------------   -----------      ---------

Costs and Expenses
       Cost of sales                            35,821                2,560                       38,381
       Research and development                 17,635               11,687                       29,322
       Selling, administrative and general      46,915                7,146                       54,061
       Other operating expenses                 11,884                 --                         11,884
                                            ----------      ---------------   -----------      ---------
              Total expenses                   112,255               21,393            0         133,648
                                            ----------      ---------------   -----------      ---------
Operating income (loss)                         26,705               (6,270)           0          20,435
Interest income                                  4,763                1,383                        6,146
Interest expense                                (1,833)                 (54)                      (1,887)
                                            ----------      ---------------   -----------      ---------

Income (loss) before income taxes               29,635               (4,941)           0          24,694

Deferred income tax provision (benefit)         11,161                 --        (42,460)(4)     (31,299)
                                            ----------      ---------------   --------------   ---------
Net earnings (loss)                            $18,474              ($4,941)     $42,460         $55,993
                                            ==========      ===============   ==============   =========
Per share exchange ratio of 0.1364
Net earnings (loss) per share
       Basic                                     $0.33               ($0.19)                       $0.95
       Diluted                                   $0.29               ($0.19)                       $0.82

Shares used in calculation of net
       earnings (loss) per share
       Basic                                    55,570               26,672      (23,034)(2)      59,208
       Diluted                                  65,682               26,672      (22,942)(2)      69,412

Per share exchange ratio of 0.15
Net earnings (loss) per share
       Basic                                     $0.33               ($0.19)                       $0.94
       Diluted                                   $0.29               ($0.19)                       $0.81

Shares used in calculation of net
       earnings (loss) per share
       Basic                                    55,570               26,672      (22,671)(2)      59,571
       Diluted                                  65,682               26,672      (22,570)(2)      69,784

Per share exchange ratio of 0.1705
Net earnings (loss) per share
       Basic                                     $0.33               ($0.19)                       $0.93
       Diluted                                   $0.29               ($0.19)                       $0.81

Shares used in calculation of net
       earnings (loss) per share
       Basic                                    55,570               26,672      (22,124)(2)      60,118
       Diluted                                  65,682               26,672      (22,009)(2)      70,345

   The accompanying notes are an integral part of these financial statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                      (in thousands, except per share data)

                                                                               Pro Forma
                                            Historical       Historical       Adjustments      Pro Forma
                                             MedImmune      U.S. Bioscience   (See Notes)       Combined
                                            ----------      ---------------   -----------      ---------
       Product sales                           $51,043               $8,422                      $59,465
       Other revenue                            32,886                5,584                       38,470
                                            ----------      ---------------   -----------      ---------
             Total revenues                     83,929               14,006            0          97,935
                                            ----------      ---------------   -----------      ---------
Costs and Expenses
       Cost of sales                            36,758                2,582                       39,340
       Research and development                 12,995                9,032                       22,027
       Selling, administrative and general      16,144                7,030                       23,174
       Other operating expenses                 24,938                   --                       24,938
                                            ----------      ---------------   -----------      ---------
             Total expenses                     90,835               18,644            0         109,479
                                            ----------      ---------------   -----------      ---------


Operating loss                                  (6,906)              (4,638)           0         (11,544)
Interest income                                  3,561                1,447                        5,008
Interest expense                                (2,018)                 (82)                      (2,100)
                                            ----------      ---------------   -----------      ---------

Loss before income taxes                        (5,363)              (3,273)           0          (8,636)

Deferred income tax provision (benefit)             --                   --           --              --
                                            ----------      ---------------   -----------      ---------
Net loss                                       ($5,363)             ($3,273)   $       0       ($  8,636)
                                            ==========      ===============   ===========      =========
Per share exchange ratio of 0.1364
Net loss per share
       Basic                                    ($0.10)              ($0.13)                      ($0.15)
       Diluted                                  ($0.10)              ($0.13)                      ($0.15)

Shares used in calculation of net
 loss per share
       Basic                                    52,469               24,267      (20,957)(2)      55,779
       Diluted                                  52,469               24,267      (20,957)(2)      55,779

Per share exchange ratio of 0.15
Net loss per share
       Basic                                     $0.10)              ($0.13)                      ($0.15)
       Diluted                                  ($0.10)              ($0.13)                      ($0.15)

Shares used in calculation of net
       loss per share
       Basic                                    52,469               24,267      (20,627)(2)      56,109
       Diluted                                  52,469               24,267      (20,627)(2)      56,109

Per share exchange ratio of 0.1705
Net loss per share
       Basic                                    ($0.10)              ($0.13)                      ($0.15)
       Diluted                                  ($0.10)              ($0.13)                      ($0.15)

Shares used in calculation of net
       loss per share
       Basic                                    52,469               24,267      (20,130)(2)      56,606
       Diluted                                  52,469               24,267      (20,130)(2)      56,606

  The accompanying notes are an integral part of these financial statements.

                  PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998
                     (in thousands, except per share data)



                                                                               Pro Forma
                                            Historical       Historical       Adjustments      Pro Forma
                                             MedImmune      U.S. Bioscience   (See Notes)       Combined
                                            ----------      ---------------   -----------      ---------
Revenues
       Product sales                          $163,440              $20,730                     $184,170
       Other revenue                            37,268                6,005                       43,273
                                            ----------      ---------------   -----------      ---------
                Total revenues                 200,708               26,735             0        227,443
                                            ----------      ---------------   -----------      ---------

Costs and Expenses
       Cost of sales                            70,236                5,788                       76,024
       Research and development                 25,775               19,042                       44,817
       Selling, administrative and general      62,008               13,546                       75,554
       Other operating expenses                 36,495                  --                        36,495
                                            ----------      ---------------   -----------      ---------
                Total expenses                 194,514               38,376             0        232,890
                                            ----------      ---------------   -----------      ---------

Operating income (loss)                          6,194              (11,641)            0         (5,447)
Interest income                                  6,659                2,736                        9,395
Interest expense                                (4,041)                (149)                      (4,190)
                                            ----------      ---------------   -----------      ---------

Income (loss) before income taxes                8,812               (9,054             0           (242)

Deferred income tax provision (benefit)        (47,428                 --               0        (47,428)
                                            ----------      ---------------   -----------      ---------
Net earnings (loss)                            $56,240              ($9,054)           $0        $47,186
                                            ==========      ===============   ===========      =========

Per share exchange ratio of 0.1364
Net earnings (loss) per share
       Basic                                     $1.06               ($0.37)                       $0.84
       Diluted                                   $0.91               ($0.37)                       $0.73

Shares used in calculation of net earnings
       (loss) per share
       Basic                                    53,130               24,307       (20,991)(2)     56,446
       Diluted                                  63,401               24,307       (20,934)(2)     66,774

Per share exchange ratio of 0.15
Net earnings (loss) per share
       Basic                                     $1.06               ($0.37)                       $0.83
       Diluted                                   $0.91               ($0.37)                       $0.72

Shares used in calculation of net earnings
       (loss) per share
       Basic                                    53,130               24,307       (20,661)(2)     56,776
       Diluted                                  63,401               24,307       (20,598)(2)     67,110

Per share exchange ratio of 0.1705
Net earnings (loss) per share
       Basic                                     $1.06               ($0.37)                       $0.82
       Diluted                                   $0.91               ($0.37)                       $0.72

Shares used in calculation of net earnings
       (loss) per share
       Basic                                    53,130               24,307       (20,162)(2)     57,275
       Diluted                                  63,401               24,307       (20,090)(2)     67,617

   The accompanying notes are an integral part of these financial statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                      (in thousands, except per share data)

                                                                               Pro Forma
                                            Historical       Historical       Adjustments      Pro Forma
                                             MedImmune      U.S. Bioscience   (See Notes)       Combined
                                            ----------      ---------------   -----------      ---------
Revenues
       Product sales                         $  65,271            $  12,986    $              $   78,257
       Other revenue                            15,693               11,914                       27,607
                                            ----------      ---------------   -----------      ---------
              Total revenues                    80,964               24,900            0         105,864
                                            ----------      ---------------   -----------      ---------

Costs and Expenses
       Cost of sales                            34,433                4,158                       38,591
       Research and development                 40,669               16,905                       57,574
       Selling, administrative and general      31,735               14,387                       46,122
       Other operating expenses                 11,543                  --                        11,543
                                            ----------      ---------------   -----------      ---------

              Total expenses                   118,380               35,450            0         153,830
                                            ----------      ---------------   -----------      ---------

Operating loss                                 (37,416)             (10,550)           0         (47,966)
Interest income                                  4,004                2,824                        6,828
Interest expense                                (3,483)                (183)                      (3,666)
                                            ----------      ---------------   -----------      ---------

Loss before income taxes                       (36,895)              (7,909)           0         (44,804)

Deferred income tax provision (benefit)             --                   --           --              --
                                            ----------      ---------------   -----------      ---------

Net loss                                      ($36,895)             ($7,909)          $0        ($44,804)
                                            ==========      ===============   ===========      =========

Per share exchange ratio of 0.1364
Net loss  per share
       Basic                                    ($0.80)              ($0.33)                      ($0.90)
       Diluted                                  ($0.80)              ($0.33)                      ($0.90)

Shares used in calculation of net
       loss per share
       Basic                                    46,264               23,872      (20,616)(2)      49,520
       Diluted                                  46,264               23,872      (20,616)(2)      49,520

Per share exchange ratio of 0.15
Net loss per share
       Basic                                    ($0.80)              ($0.33)                      ($0.90)
       Diluted                                  ($0.80)              ($0.33)                      ($0.90)

Shares used in calculation of net
       loss per share
       Basic                                    46,264               23,872      (20,291)(2)      49,845
       Diluted                                  46,264               23,872      (20,291)(2)      49,845

Per share exchange ratio of 0.1705
Net loss per share
       Basic                                    ($0.80)              ($0.33)                      ($0.89)
       Diluted                                  ($0.80)              ($0.33)                      ($0.89)

Shares used in calculation of net
       loss per share
       Basic                                    46,264               23,872      (19,802)(2)      50,334
       Diluted                                  46,264               23,872      (19,802)(2)      50,334

   The accompanying notes are an integral part of these financial statements.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                      (in thousands, except per share data)
                                    Pro Forma


                                                                                Pro Forma
                                            Historical       Historical        Adjustments      Pro Forma
                                             MedImmune      U.S. Bioscience    (See Notes)       Combined
                                            ----------      ---------------    -----------      ---------
Revenues
       Product sales                           $35,782              $10,785                       $46,567
       Other revenue                             5,317                7,344                        12,661
                                            ----------      ---------------    -----------      ---------
             Total revenues                     41,099               18,129              0         59,228
                                            ----------      ---------------    -----------      ---------

Costs and Expenses
       Cost of sales                            19,678                2,956                        22,634
       Research and development                 32,192               14,383                        46,575
       Selling, administrative and general      22,165               12,275                        34,440
       Other operating expenses                   --                   --                              --
                                            ----------      ---------------    -----------      ---------
             Total expenses                     74,035               29,614              0        103,649
                                            ----------      ---------------    -----------      ---------

Operating loss                                 (32,936)             (11,485)             0        (44,421)
Interest income                                  5,655                2,335                         7,990
Interest expense                                (2,263)                (537)                       (2,800)
                                            ----------      ---------------    -----------      ---------

Loss before income taxes                       (29,544)              (9,687)             0        (39,231)

Deferred income tax provision (benefit)             --                   --             --             --
                                            ----------      ---------------    -----------      ---------

Net loss                                      ($29,544)             ($9,687)            $0       ($39,231)
                                            ==========      ===============    ===========      =========
Per share exchange ratio of 0.1364
Net loss per share
       Basic                                    ($0.70)              ($0.43)                       ($0.87)
       Diluted                                  ($0.70)              ($0.43)                       ($0.87)

Shares used in calculation of net
       loss per share
       Basic                                    42,038               22,396        (19,341)(2)      45,093
       Diluted                                  42,038               22,396        (19,341)(2)      45,093

Per share exchange ratio of 0.15
Net loss per share
       Basic                                    ($0.70)              ($0.43)                        ($0.86)
       Diluted                                  ($0.70)              ($0.43)                        ($0.86)

Shares used in calculation of net
       loss per share
       Basic                                    42,038               22,396        (19,036)(2)      45,398
       Diluted                                  42,038               22,396        (19,036)(2)      45,398

Per share exchange ratio of 0.1705
Net loss per share
       Basic                                    ($0.70)              ($0.43)                        ($0.86)
       Diluted                                  ($0.70)              ($0.43)                        ($0.86)

Shares used in calculation of net
       loss per share
       Basic                                    42,038               22,396        (18,577)(2)      45,857
       Diluted                                  42,038               22,396        (18,577)(2)      45,857

   The accompanying notes are an integral part of these financial statements.

              PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 1999
                                 (in thousands)
                                    Pro Forma


                                                                                  Pro Forma
                                            Historical       Historical          Adjustments            Pro Forma
                                             MedImmune      U.S. Bioscience      (See Notes)             Combined
                                            ----------      ---------------      -----------            ---------
Assets
      Cash and cash equivalents                 $6,347              $14,740                               $21,087
      Marketable securities                    177,885               31,679                               209,564
      Trade receivables, net                       --                 3,829                                 3,829
      Contract receivables, net                  2,274                   --                                 2,274
      Inventory, net                            15,887                2,681                                18,568
      Deferred tax assets                       12,183                   --                                12,183
      Other current assets                       7,054                  898                                 7,952
                                            ----------      ---------------      -----------            ---------

                   Total Current Assets        221,630               53,827                0              275,457

      Property and equipment, net               77,265                5,041                                82,306
      Inventory, noncurrent                      5,096                   --                                 5,096
      Deferred tax assets, net                  83,618                   --           52,901(4)           136,519
      Marketable securities                         --               10,506                                10,506
      Other assets                               8,227                  --                                  8,227
                                            ----------      ---------------      -----------            ---------

                   Total Assets               $395,836              $69,374          $52,901             $518,111
                                            ==========      ===============      ===========            =========

Liabilities and Shareholders' Equity

      Accounts payable, trade                   $2,072               $2,483                                $4,555
      Accrued expenses                          20,954                9,040           20,000(3)            49,994
      Accrued interest                           2,559                   --                                 2,559
      Product royalties payable                 12,249                   --                                12,249
      Other current liabilities                  3,014                1,082                                 4,096
                                            ----------      ---------------      -----------            ---------

                   Total Current Liabilities    40,848               12,605           20,000               73,453

      Long-term debt                            80,236                  406                                80,642
      Other liabilities                          2,131                1,878                                 4,009
                                            ----------      ---------------      -----------            ---------
                   Total Liabilities           123,215               14,889           20,000              158,104
                                            ----------      ---------------      -----------            ---------
Commitments and Contingencies

Shareholders' Equity
      Preferred Stock                               --                   --               --
      Common Stock                                 566                  274             (233)(5)              607
      Paid-in capital                          333,613              192,289           10,674 (4)(5)       536,576
      Deferred compensation                         --                 (354)            (354)
      Accumulated deficit                      (61,558)            (136,522)          22,460)(3)(4)      (175,620)
      Accumulated other comprehensive loss          --                 (954)            (954)
      Cost of treasury stock                        --                 (248)            (248)
                                            ----------      ---------------      -----------            ---------
             Total Shareholders' Equity        272,621               54,485           32,901              360,007
             Total Liabilities and
              Shareholders' Equity            $395,836              $69,374          $52,901             $518,111
                                            ==========      ===============      ===========            =========

The accompanying notes are an integral part of these financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.  General

        There were no transactions between MedImmune and U.S. Bioscience during any period presented.

        There are no material differences between the accounting policies of MedImmune and U.S. Bioscience. Certain amounts in the historical financial statements of MedImmune and U.S. Bioscience have been reclassified for presentation of the unaudited pro forma combined financial statements.


Note 2. Pro forma combined earnings (loss) per share

        Under the merger agreement, U.S. Bioscience stockholders will receive between 0.1364 and 0.1705, subject to certain adjustments, of a share of MedImmune stock for each outstanding share of U.S. Bioscience common stock. The exchange ratios used in computing share and per share amounts in the accompanying unaudited pro forma combined financial statements were 0.1364, 0.1500, and 0.1705, which represent examples of the potential range in the fraction of a share of MedImmune common stock that each U.S. Bioscience stockholder may receive for each share of U.S. Bioscience common stock owned.

        The pro forma combined statement of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 include an adjustment to reflect the impact, using the treasury stock method, of potential common shares of U.S. Bioscience which have a dilutive impact with respect to fully diluted pro forma earnings per share.

        The following is a reconciliation of the numerator and denominator of the diluted pro forma EPS computation, based on an exchange ratio of 0.15:


                                                                  Six months ending         Twelve months ending
                                                                    June 30, 1999             December 31, 1998
                                                               ------------------------    ------------------------
Numerator:
Pro forma net earnings......................................              $55,993                     $47,186
Interest on 7% convertible notes, net of amounts capitalized
and related taxes -MedImmune...............................                  720                       1,468
                                                               ------------------------    ------------------------
Numerator for pro forma diluted EPS                                       $56,713                     $48,654
                                                               ========================    ========================
Denominator:
Pro forma weighted average shares outstanding-basic.........               59,571                      56,776

Effect of dilutive securities:
  Stock options - MedImmune.................................                4,014                      4,173

  7% convertible notes - MedImmune..........................                6,098                      6,098

  Stock options - U.S. Bioscience...........................                  101                         63
                                                               ------------------------    ------------------------
Denominator for pro forma diluted EPS.......................               69,784                     67,110
                                                               ========================    ========================

    The following table shows the number of shares and warrants and related price ranges of those shares that were excluded from the pro forma diluted EPS computations from above.

These options to purchase common stock and warrants were excluded as the exercise prices of the options and warrants were in excess of the average stock price during the periods reported, and thus would have been anti-dilutive.

                                                                                                 Twelve months
                                                                    Six months ending           ending December
                                                                      June 30, 1999                31, 1998
                                                                   -------------------        ------------------
MedImmune:
           Price range of stock options:  $58.88 to $71.25                    118,700

           Price range of stock options:  $29.75 to $48.50                                              830,600

U.S. Bioscience - converted at .15 exchange ratio:

           Price range of stock options:  $10.00 to $30.20                    391,237

           Price range of stock options:  $8.75 to $30.20                                               418,822

           Warrants:  $11.17                                                   80,602

No reconciliation of the numerators and denominators is necessary for the six months ended June 30, 1998, or the twelve months ended December 31, 1997 and 1996, as losses were reported and inclusion of potential common shares would be anti-dilutive.

Note 3.  Merger costs

     MedImmune and U.S. Bioscience expect to incur approximately $20 million of non-recurring expenses related to the merger. These expenses include, but are not limited to, professional fees, regulatory filing costs, severance payments, fees of financial advisors and other unusual and non-recurring items. Although MedImmune believes this estimate of non-recurring expenses is accurate, certain material additional costs may be incurred in connection with the merger. Merger related expenses will be recorded primarily in the period in which the merger is consummated, which is currently estimated to occur in the fourth quarter of 1999; some merger related expenses were incurred and will be recorded in the third quarter of 1999. Because the foregoing charges are non-recurring in nature, they have not been reflected in the pro forma combined statements of operations.

Note 4.  Income taxes

     The pro forma combined balance sheet as of June 30, 1999 reflects an adjustment to the deferred tax valuation allowance of U.S. Bioscience in the amount of $52.9 million, which includes $10.4 million of tax benefits related to the exercise of stock options, which is credited directly to additional paid-in capital. The pro forma combined statement of operations for the six months ended June 30, 1999 includes $42.5 million, which primarily reflects the realization of the federal net operating loss carryforwards of U.S. Bioscience. Changes in the federal income tax regulations which occurred in June 1999 will allow certain federal net operating losses of U.S. Bioscience arising prior to the merger to be utilized to offset future anticipated taxable income of MedImmune and U.S. Bioscience.

Note 5.  Common stock

     The pro forma combined balance sheet as of June 30, 1999 reflects an adjustment to common stock and paid-in capital for the conversion of U.S. Bioscience shares, based on an exchange ratio of 0.1500, to MedImmune shares for shares outstanding as of the balance sheet date, assuming the merger was consummated on June 30, 1999.

                  COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
                       OF MEDIMMUNE AND U.S. BIOSCIENCE

     The rights of U.S. Bioscience stockholders are currently governed by the certificate of incorporation and the by-laws of U.S. Bioscience. The rights of MedImmune stockholders are currently governed by the restated certificate of incorporation and the amended by-laws of MedImmune. Both U.S. Bioscience and MedImmune are incorporated under the laws of the State of Delaware and, accordingly, the rights of the shareholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law.

     As a result of the merger, current stockholders of U.S. Bioscience will become stockholders of MedImmune and their rights will be governed by the restated certificate of incorporation and the by-laws of MedImmune.

     The following is a summary of the principal differences between the current rights of U.S. Bioscience stockholders and the rights of MedImmune stockholders. This summary is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the restated certificate of incorporation and by-laws of MedImmune, the certificate of incorporation and by-laws of U.S. Bioscience and Delaware law.

Board of Directors



                                                                MedImmune/Combined Company
                    U.S. Bioscience Stockholders' Rights           Stockholders' Rights
                    ------------------------------------           --------------------
Size of Board    The U.S. Bioscience board of directors      MedImmune's  board of directors
                 is currently fixed by a resolution of the   currently consists of  nine directors,
                 board of directors at eight. The bylaws     but the bylaws authorize the whole board
                 require that the number be not less than    to change this number from time to time.
                 three and no more than twelve.              The "whole board" refers to the number
                                                             of directors from time to time
                                                             authorized to be on the board regardless
                                                             of the number of directors then in
                                                             office.

Removal of       The U.S. Bioscience bylaws provide that     MedImmune directors or the entire board
Directors        the entire board of directors or any        may be removed with or without cause, at
                 individual director may be removed from     any time by the vote of the holders
                 office with or without cause by a           of two-thirds of the shares then entitled
                 majority of holders of the outstanding      to vote or by written consent of the
                 shares entitled to vote.                    stockholders.

Vacancies        The U.S. Bioscience bylaws provide that     The vacancies on MedImmune's board may
                 any vacancies on the U.S. Bioscience        be filled by vote of stockholders or by
                 board and newly created directorships       their written consent or by vote of the
                 resulting from any increase in the          board of directors or by the directors'
                 authorized number of directors elected      written consent. If the number of
                 by all of the                               directors then in office is less than a


                 stockholders having the right to            quorum, the vacancies may be filled by a
                 vote as a single class may be filled        vote of a majority of the directors then
                 by a majority of the directors then in      in office.
                 office, although less than a quorum, or
                 by a sole remaining director.


Stockholder Meetings

                                                                MedImmune/Combined Company
                    U.S. Bioscience Stockholders' Rights           Stockholders' Rights
                    ------------------------------------           --------------------
Quorum            The U.S. Bioscience bylaws require that,   MedImmune's bylaws require that at each
                  unless the certificate of incorporation    meeting of stockholders, except where
                  provides otherwise (which it does not),    otherwise provided by the restated
                  the presence, in person or by proxy, of    certificate of incorporation or the
                  the holders of a majority of the           bylaws, the holders of a majority of the
                  outstanding shares entitled to vote        issued and outstanding shares of stock
                  shall constitute a quorum but in no        of the corporation entitled to vote at
                  event shall a quorum consists of less      such meeting, present in person or
                  than one-third of the shares entitled to   represented by proxy, will constitute a
                  vote at a meeting.                         quorum for the transaction of business.

Special           The U.S. Bioscience charter permits the    The MedImmune bylaws permit the board of
Meetings of       board of directors, the chief executive    directors, the chairman, if any, the
Stockholders      officer, and the holders of record of      president, or the secretary or the
                  not less than a majority of all the        record holders of at least a majority of
                  shares outstanding and entitled to vote    the shares of common stock of MedImmune
                  to call special meetings.                  issued and outstanding, to call special
                                                             meetings.

Amendments to Organizational Documents

                                                                MedImmune/Combined Company
                    U.S. Bioscience Stockholders' Rights           Stockholders' Rights
                    ------------------------------------           --------------------
Amendments        U.S. Bioscience by-laws may be adopted,    MedImmune's bylaws may be adopted,
to Bylaws         amended or repealed by the stockholders    amended or repealed by the vote of the
                  entitled to vote thereon at any regular    holders of a majority of the shares then
                  or special meeting or, if the              entitled to vote at an election of
                  certificate of incorporation so            directors or by consent of the
                  provides, by the board of directors.       stockholders or by the vote of the Board
                                                             or by the directors' written consent.

Authorized Capital Stock

                                                                MedImmune/Combined Company
                    U.S. Bioscience Stockholders' Rights           Stockholders' Rights
                    ------------------------------------           --------------------
                  The U.S. Bioscience certificate of         The MedImmune restated certificate of
                  incorporation authorizes the issuance of   incorporation authorizes the issuance of
                  up to 50,000,000 shares of common stock,   up to  120,000,000 shares of common
                  par value $0.01 per share and 5,000,000    stock, par value $0.01 per share and
                  shares of preferred stock, par value       5,524,525 shares of preferred stock, par
                  $0.005.  As of [month, day], 1999,         value $0.01 per share.  As of [month,
                  xx,xxx,xxx shares of common stock and no   day ], 1999, xxx,xxx,xxx shares of
                  shares of preferred stock were issued      common stock and no shares of preferred
                  and outstanding.                           stock were issued and outstanding.


Indemnification of Directors and Officers

                                                                MedImmune/Combined Company
                    U.S. Bioscience Stockholders' Rights           Stockholders' Rights
                    ------------------------------------           --------------------
Charter and       The U.S. Bioscience certificate and        The MedImmune bylaws provide for
Bylaw             bylaws provide for indemnification of      indemnification of officers and
Provisions        directors, officers, employees or agents   directors of MedImmune to the fullest
                  to the fullest extent authorized by the    extent authorized by Delaware law.
                  Delaware law, except that the
                  certificate also provides that, if a
                  director, officer, employee or agent
                  initiates a proceeding, the corporation
                  will indemnify such person only if the
                  board had authorized the proceeding.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of U.S. Bioscience as of the record date as part of the solicitation of proxies by the U.S. Bioscience board of directors for use at the special meeting.

Date, Time and Place

     We will hold the special meeting at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, PA 19428, at 10:00 a.m., local time, on ______________, 1999.

Purpose of Special Meeting

     At the special meeting, we will ask U.S. Bioscience stockholders to adopt the merger agreement. The U.S. Bioscience board of directors believes that the terms of the merger and the merger agreement are fair to and in the best interests of U.S. Bioscience and its stockholders and unanimously recommends that the stockholders vote "FOR" the adoption of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

     Only holders of record of U.S. Bioscience common stock at the close of business on [Record date], 1999, the record date, are entitled to notice of and to vote at the special meeting. On the record date, _________ shares of U.S. Bioscience common stock were outstanding and entitled to vote and held by approximately ________ holders of record. A quorum is present at the special meeting if a majority of the shares of U.S. Bioscience common stock outstanding and entitled to vote on the record date are represented at the special meeting in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of U.S. Bioscience common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

     The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of U.S. Bioscience common stock.

Voting By U.S. Bioscience Directors and Executive Officers

     At the close of business on the record date, directors and executive officers of U.S. Bioscience owned and were entitled to vote _______ shares of U.S. Bioscience common stock, which represented approximately __% of the shares of U.S. Bioscience common stock outstanding on that date.

Voting of Proxies

     All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" adoption of the merger agreement.

     Shares of U.S. Bioscience common stock represented at the special meeting but not voting, including shares of U.S. Bioscience common stock for which proxies have been received but for which holders of shares have abstained and shares held in street name by brokers who have not received voting instructions from their beneficial owners, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

     Only shares affirmatively voted for adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the merger. If a U.S. Bioscience stockholder abstains from voting or does not vote, either in person or by proxy, it will have the same effect as a vote against the merger. Brokers who hold shares of U.S. Bioscience common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. These non-voted shares are referred to as broker non-votes and will have the same effect as votes against the merger.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

     U.S. Bioscience does not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, the U.S. Bioscience board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of U.S. Bioscience a properly executed revocation of proxy, by submitting a properly executed proxy to the Secretary of U.S. Bioscience bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not itself constitute revocation of a proxy.

Solicitation of Proxies

     U.S. Bioscience will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of U.S. Bioscience and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. U.S. Bioscience will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. U.S. Bioscience will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     Corporate Investor Communications, Inc. will assist in the solicitation of proxies by U.S. Bioscience. U.S. Bioscience will pay Corporate Investor Communications, Inc. a fee of $______, plus reimbursement of certain out-of-pocket expenses, and will indemnify Corporate Investor Communications, Inc. against any losses arising out of its proxy soliciting services on behalf of U.S. Bioscience.

     Stockholders Should Not Send Stock Certificates with Their Proxies. A transmittal form with instructions for the surrender of U.S. Bioscience common stock certificates will be mailed to U.S. Bioscience stockholders shortly after completion of the merger.

                                 LEGAL MATTERS

     The legality of MedImmune common stock offered by this proxy statement/prospectus will be passed upon for MedImmune by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The financial statements of MedImmune incorporated in this proxy statement/prospectus by reference to the MedImmune Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of U.S. Bioscience, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 appearing in U.S. Bioscience, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          FUTURE STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, U.S. Bioscience does not currently expect to hold a 2000 annual meeting of stockholders because U.S. Bioscience will be a wholly-owned subsidiary of MedImmune. In the event the merger is not consummated, U.S. Bioscience must receive any proposal which a stockholder wishes to submit to the 2000 annual meeting of stockholders at its headquarters no later than November 18, 1999, if the proposal is to be considered by the U.S. Bioscience board for inclusion in the proxy material for that meeting. A stockholder of U.S. Bioscience may wish to have a proposal presented at the 2000 Annual Meeting of Stockholders, but not to have such proposal included in U.S. Bioscience's proxy statement and form of proxy relating to that meeting. If notice of any such proposal, directed to the attention of Martha E. Manning, Secretary of U.S. Bioscience, is not received by February 3, 2000, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934 and, therefore, U.S. Bioscience will have the right to exercise discretionary voting authority with respect to such proposal. Stockholder proposals should be directed to Martha E. Manning, Secretary, at the address of U.S. Bioscience set forth in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     MedImmune and U.S. Bioscience file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that MedImmune and U.S. Bioscience file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:


Public Reference Room              New York Regional Office          Chicago Regional Office
450 Fifth Street, N.W.               7 World Trade Center                Citicorp Center
      Room 1024                           Suite 1300                 500 West Madison Street
Washington, D.C. 20549                New York, NY 10048                   Suite 1400
                                                                     Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning MedImmune may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information pertaining to U.S. Bioscience may also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006-1881.

     MedImmune filed a registration statement on Form S-4 on ___________, 1999 to register with the Securities and Exchange Commission the MedImmune common stock to be issued to U.S. Bioscience stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of MedImmune in addition to being a proxy statement of U.S. Bioscience. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in MedImmune's registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows MedImmune and U.S. Bioscience to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement prospectus.

     This proxy statement/prospectus incorporates by reference the documents set forth below that MedImmune and U.S. Bioscience have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about MedImmune and U.S. Bioscience that is not included in or delivered with this proxy statement/prospectus.


MedImmune Filings                          Period
-----------------                          ------
Annual Report on Form 10-K...............  Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q...........  Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K..............  Reports filed September 22, 1999, September 17,
                                           1999, September 2, 1999, August 18, 1999, August 17,
                                           1999, July 23, 1999, July 13, 1999, July 7, 1999,
                                           June 24, 1999, May 25, 1999 (three reports), May 21,
                                           1999 (three reports), February 26, 1999 and February
                                           1, 1999
Description of Common Stock..............  Incorporated by reference to MedImmune's
                                           Registration Statement on Form 8-A dated April 4,
                                           1991

U.S. Bioscience Filings                    Period
-----------------------                    ------

Annual Report on Form 10-K...............  Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q...........  Quarters ended March 31, 1999 and June 30, 1999
Current Reports on Form 8-K..............  Reports filed September 24, 1999 and February 3, 1999

     MedImmune and U.S. Bioscience also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     MedImmune has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to MedImmune and U.S. Bioscience has supplied all such information relating to U.S. Bioscience.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               MedImmune, Inc.                              U.S. Bioscience, Inc.
          35 West Watkins Mill Road                          One Tower Bridge
         Gaithersburg, Maryland 20878                        100 Front Street
        Attention:  Investor Relations              West Conshohocken, Pennsylvania 19428
          Telephone: (301) 417-0770                    Attention: Martha E. Manning
                                                         Telephone: (800) 898-4404

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ___________, 1999. You should not assume that the information contained in this proxy statement prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of MedImmune common stock in the merger creates any implication to the contrary.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement/prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to MedImmune and U.S. Bioscience, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

        .  the failure  of the merger to be consummated

        .  the ability of the companies to successfully integrate

        .  challenges inherent in new product development and marketing

        . governmental laws and regulations, including possible healthcare reform

        . the availability of favorable tax and accounting treatment for the merger

        . competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on MedImmune's and U.S. Bioscience's products expire

        . government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing

        . those factors listed in the companies' reports and filings with the U.S. Securities and Exchange Commission.

     Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 1998 of MedImmune, including any amendments, and the Annual Report on Form 10-K for the year ended December 31, 1998 of U.S. Bioscience, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement prospectus. Neither MedImmune nor U.S. Bioscience undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

     The foregoing list sets forth some, but not all, of the factors that could impact upon MedImmune's and U.S. Bioscience's ability to achieve results described in any forward-looking statements. Investors are cautioned not to place undue reliance on such statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from MedImmune's and U.S. Bioscience's projections. MedImmune and U.S. Bioscience undertake no obligation to update any forward-looking statements as a result of future events or developments.

                                                                         ANNEX 1
                                                                         -------
================================================================================





                         Agreement and Plan of Merger

                        Dated as of September 21, 1999

                                     among

                                MedImmune, Inc.

                            Marlin Merger Sub Inc.

                                      and

                             U.S. Bioscience, Inc.




================================================================================

                               Table of Contents
                               -----------------

                                                                                                    Page
                                                                                                    ----
ARTICLE I THE MERGER.............................................................................     1
         Section 1.1.  The Merger................................................................     1
         Section 1.2.  Closing...................................................................     2
         Section 1.3.  Effective Time............................................................     2
         Section 1.4.  Certificate of Incorporation and Bylaws...................................     2
         Section 1.5.  Directors and Officers....................................................     2
         Section 1.6.  Effects of the Merger.....................................................     2

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE
                       OF CERTIFICATES...........................................................     2
         Section 2.1.  Effect on Capital Stock...................................................     2
         Section 2.2.  Exchange of Certificates..................................................     4

ARTICLE III REPRESENTATIONS AND WARRANTIES.......................................................     7
         Section 3.1.  Representations and Warranties of the Company.............................     7
         Section 3.2.  Representations and Warranties of Parent and Sub..........................    22

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................    28
         Section 4.1.  Conduct of Business.......................................................    28
         Section 4.2.  No Solicitation...........................................................    32

ARTICLE V ADDITIONAL AGREEMENTS..................................................................    34
         Section 5.1.  Preparation of the Form S-4 and the Proxy Statement; Stockholders
                          Meeting................................................................    34
         Section 5.2.  Letters of the Company's Accountants......................................    35
         Section 5.3.  Letters of Parent's Accountants...........................................    36
         Section 5.4.  Access to Information; Confidentiality....................................    36
         Section 5.5.  Reasonable Best Efforts...................................................    37
         Section 5.6.  Stock Options.............................................................    37
         Section 5.7.  Indemnification, Exculpation and Insurance................................    39
         Section 5.8.  Fees and Expenses.........................................................    39
         Section 5.9.  Public Announcements......................................................    40
         Section 5.10. Affiliates................................................................    40
         Section 5.11. Stock Exchange Listing....................................................    41
         Section 5.12. Pooling of Interests......................................................    41
         Section 5.13. Tax Treatment.............................................................    41
         Section 5.14. Stockholder Litigation....................................................    41
         Section 5.15. Rights Agreement..........................................................    41
         Section 5.16. Conveyance Taxes..........................................................    42

ARTICLE VI CONDITIONS PRECEDENT..................................................................    42
         Section 6.1.  Conditions to Each Party's Obligation to Effect the Merger................    42
         Section 6.2.  Conditions to Obligations of Parent and Sub...............................    43
         Section 6.3.  Conditions to Obligation of the Company...................................    44

         Section 6.4.  Frustration of Closing Conditions.........................................    44

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................    45
         Section 7.1.  Termination...............................................................    45
         Section 7.2.  Effect of Termination.....................................................    46
         Section 7.3.  Amendment.................................................................    46
         Section 7.4.  Extension; Waiver.........................................................    46

ARTICLE VIII GENERAL PROVISIONS..................................................................    46
         Section 8.1.  Nonsurvival of Representations and Warranties.............................    46
         Section 8.2.  Notices...................................................................    47
         Section 8.3.  Definitions...............................................................    47
         Section 8.4.  Interpretation............................................................    49
         Section 8.5.  Counterparts..............................................................    49
         Section 8.6.  Entire Agreement; No Third-Party Beneficiaries............................    49
         Section 8.7.  Governing Law.............................................................    50
         Section 8.8.  Assignment................................................................    50
         Section 8.9.  Enforcement...............................................................    50
         Section 8.10. Severability..............................................................    50

Exhibit A Form of Company Affiliate Letter
Exhibit B Form of Parent Affiliate Letter

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 21, 1999, among MedImmune, Inc., a Delaware corporation ("Parent"), Marlin Merger Sub Inc., a Delaware corporation and a newly formed, direct, wholly owned subsidiary of Parent ("Sub"), and U.S. Bioscience, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than Company Common Stock owned by Parent, Sub or the Company, will be converted into the right to receive common stock, par value $0.01 per share, of Parent ("Parent Common Stock") as set forth herein;

     WHEREAS, in order to induce Parent to execute and deliver this Agreement, Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which the Company is granting Parent the option to purchase shares of Company Common Stock, upon the terms and subject to the conditions set forth therein;

     WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  THE MERGER

     Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, unless another date or place is agreed to by the parties hereto.

     Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

     Section 1.4.   Certificate of Incorporation and Bylaws.

          (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law, provided that the name of the Surviving Corporation shall be changed to the name of the Company.

          (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

     Section 1.5.  Directors and Officers.

          (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 1.6. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                                  ARTICLE II
               EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 2.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or similar transaction.

          (d) The "Exchange Ratio" shall be 0.1500, provided that, if the Parent Share Price shall be (i) greater than $140, the Exchange Ratio shall be $19.10 divided by the Parent Share Price, (ii) $140 or lower but more than $132, the Exchange Ratio shall be 0.1364, (iii) $132 or lower but more than $120, the Exchange Ratio shall be $18 divided by the Parent Share Price, (iv) $100 or lower but more than $88, the Exchange Ratio shall be $15 divided by the Parent Share Price, (v) $88 or lower, the Exchange Ratio shall be 0.1705 (except as provided in paragraph (e) below). The Exchange Ratio shall be rounded to the nearest 1/10,000th of a share. "Parent Share Price" shall be the average of the closing prices of the shares of Parent Common Stock on the Nasdaq National Market for the 20 consecutive trading days ending on the third trading day prior to the date of the Stockholders Meeting, as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source), provided, that the last five trading days of 1999 and the first two trading days of 2000 shall not be considered trading days for purposes of this sentence.

          (e) If the Parent Share Price shall be less than $80, the Company may, no later than 12:00 noon New York City time, on the second trading day prior to the date of the Stockholders Meeting, deliver a notice to Parent to the effect that the Company is terminating this Agreement pursuant to Section 2.1(e). Such termination shall be effective at 10:00 a.m. New York City time on the trading day following Parent's receipt of such notice, unless Parent shall, prior to such time, deliver a notice (the "Top-Up Notice") to the effect that the Exchange Ratio shall be $13.64 divided by the Parent Share Price.

     Section 2.2.   Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit with American Stock Transfer and Trust Company of New York or such other bank or trust company as may be designated by Parent (the "Exchange Agent") and which shall be reasonably acceptable to the Company, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1 in exchange for outstanding shares of Company Common Stock.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this ARTICLE II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (y) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e), and
(z) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) (in each case, after giving effect to any required withholding taxes), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary contained herein, no certificate representing Parent Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is a "affiliate" (as contemplated by Section 5.10(a) hereof) of the Company unless such affiliate has theretofore executed and delivered to Parent the agreement referred to in
Section 5.10(a). Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.1(c) or Section 2.2(e).

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this ARTICLE II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this ARTICLE II (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE II.

          (e)  No Fractional Shares.

                    (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                    (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the per share closing price of Parent Common Stock on the Nasdaq National Market on the Closing Date, as such price is reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.


                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     Section 3.1. Representations and Warranties of the Company. Except as set forth on the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

          (a) Organization, Standing and Corporate Power. Each of the Company and its operating Subsidiaries listed in Section 3.1(a) of the Company Disclosure Schedule (the "Operating Subsidiaries") is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Operating Subsidiaries is duly qualified or licensed to do business and, to the extent applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of its Restated Certificate of Incorporation, as amended (the "Company Certificate of Incorporation") and Bylaws (the "Bylaws"), and the comparable organizational documents of each of its Operating Subsidiaries, in each case as amended to the date hereof.

          (b) Subsidiaries. Exhibit 22 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 lists all the Subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Other than such Subsidiaries of the Company, neither the Company nor any Subsidiary owns any equity interest in any person.

          (c) Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.005 per share ("Preferred Stock"). At the close of business on September 17, 1999, (i) 27,516,867 shares of Company Common Stock were issued and outstanding, (ii) 23,906 shares of Company Common Stock were held by the Company in its treasury, (iii) 5,116,977 shares of Company Common Stock were issuable pursuant to outstanding Company Stock Options, (iv) no shares of Preferred Stock were issued or outstanding, (v) 500,000 shares of Series A Preferred Stock were reserved for issuance in connection with the Rights issued pursuant to the Rights Agreement and (vi) 537,346 shares of Company Common Stock were issuable under the Warrants for the purchase of 472,293, 53,735 and 11,318 shares, respectively, of the Company's common stock, granted to Domain Partners IV, L.P., Proquest Investments L.P. and DP IV Associates, L.P., respectively, on February 2, 1999. Except as set forth above in this Section 3.1(c) at the close of business on September 17, 1999, no shares of capital stock or other voting securities of the Company were issued, issuable, reserved for issuance or outstanding. Except as set forth above in this Section 3.1(c) and pursuant to the Option Agreement, there are no outstanding stock appreciation rights or rights to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.1(c), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Section 3.1(c) of the Company Disclosure Schedule lists each outstanding Stock Option and the holder thereof, the number of shares issuable thereunder and the grant date, exercise price and expiration date thereof. Except as set forth above in this Section 3.1(c) or resulting from the issuance of shares of Company Common Stock pursuant to Stock Options outstanding as of the close of business on September 17, 1999 or the Option Agreement, (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company and (y) there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any Subsidiary is a party to any voting agreement with respect to the voting of any such securities. Except as set forth in this Section 3.1(c), there are no issued, issuable, reserved for issuance or outstanding (A) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Company Subsidiary or (C) obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Except as set forth above in this
Section 3.1(c), neither the Company nor any

Subsidiary is a party to or bound by any agreement regarding any securities of the Company or any Subsidiary.

          (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Company has all requisite corporate power and authority to enter into the Option Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Option Agreement or to consummate the transactions contemplated hereby and thereby, subject, in the case of the Merger, to receipt of the Stockholder Approval and the filing of the Certificate of Merger. The Board of Directors of the Company has unanimously approved this Agreement, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders and declared that the Merger is advisable. This Agreement and the Option Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

     The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company or any Subsidiary under, (i) the Company Certificate of Incorporation or Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company.

     No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the Option Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the adoption by the Company's stockholders of this Agreement (as amended or supplemented from time to time, the "Proxy Statement") and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreement and the transactions contemplated by this Agreement or the Option Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (4) such filings with and approvals of the American Stock Exchange ("AMEX") to permit the shares of Company Common Stock that are to be issued pursuant to the Option Agreement to be traded on AMEX and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have a Material Adverse Effect on the Company.

          (e) SEC Documents. The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1998 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Filed SEC Documents or (ii) for liabilities set forth in this Agreement or the Option Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Filed SEC Document" shall mean an SEC Document filed by the Company and publicly available prior to the date of this Agreement.

          (f) Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger
(the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and the Proxy Statement will not, on the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except as set forth in the Filed SEC Documents filed after December 31, 1998 and for liabilities set forth in this Agreement, since December 31, 1998, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Change. Except as set forth in the Filed SEC Documents and for actions in the ordinary course of business, consistent with past practice, since June 30, 1999, neither the Company nor any Subsidiary has taken any action, or failed to take any action, which if such action or failure occurred during the period from the date of this Agreement to the Effective Time would constitute a material violation of Sections 4.1(a) (i), (iii), (iv), (v) (other than with respect to licensing),
(vi), (vii) or (viii), and neither the Company nor any Subsidiary has authorized, or commited or agreed, to take any of such actions.

          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that individually or in the aggregate would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule, order, action, demand, or requirement of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, any or investigation by any Governmental Entity involving, the Company or any of its Subsidiaries that individually or in the aggregate would have a Material Adverse Effect.

          (i) Contracts. As of the date of this Agreement, neither the Company nor any Subsidiary is a party to, and none of their respective properties or assets are bound by, any material contracts, including contracts relating to distribution, sale, licensing, marketing, manufacturing, third party suppliers of active ingredients, bulk product and finished product to the Company, other than contracts filed as exhibits to the SEC Documents. The Company has not received any notice from any other party to any such material contract, and otherwise has no Knowledge that such third party intends to terminate, or not renew, any such material contract. As of the date hereof, the Company has made available to Parent true and correct copies of all such contracts. Neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no other party thereto, is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of the Company's or its Subsidiaries' products or services or the conduct of their businesses

          (j)  Compliance with Laws.

                    (i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity (other than Environmental Laws) (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not have a Material Adverse Effect on the Company. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company.

                    (ii) Except for those matters that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the
Company: (A) each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws; (B) during the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, no Hazardous Material has been treated or disposed of, and there have been no Releases or threatened Releases of Hazardous Material at, in, on, under or affecting such properties or any contiguous site; (C) prior to the period of ownership or operation by the Company or its Subsidiaries of any of its currently or previously owned, leased or operated properties, to the Knowledge of the Company, no Hazardous Material was treated, stored, or disposed of, and there were no Releases of Hazardous Material at, in, on, under or affecting any such property or any contiguous site; and (D) neither the Company nor its Subsidiaries have received any written notice of, or entered into or assumed by contract, judicial or administrative settlement, or operation of law any indemnification obligation, order, settlement or decree relating to: (1) any violation of any Environmental Laws or the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws or any Release of Hazardous Materials, (2) the response to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' activities or properties or any other properties or (3) payment for any response action relating to or remediation of Hazardous Material at or arising from any of the Company's or its Subsidiaries' properties, activities, or any other properties. The term "Environmental Laws" means all applicable U.S., U.K., and Dutch laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, directives, interpretations, licenses, permits, and other authorizations of any Governmental Entity and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction, including any thereof of the European Community or the European Union having the force of law in The Netherlands and being applicable to the Company, dealing with the protection of health, welfare or the environment, including, without limitation, flood, pollution or disaster laws and health and environmental protection laws and regulations, and all other rules and regulations promulgated thereunder and any provincial, municipal, waterboard or other local statute, law, rule, regulation or ordinance relating to public or employee health, safety or environment; including all laws relating to Releases to air, water, land or groundwater, relating to the withdrawal or use of groundwater, and relating to the use, handling, transportation, manufacturing, introduction into the stream of commerce, or disposal of Hazardous Materials.

          The term "Hazardous Materials" means any chemical, material, liquid, gas, substance, or waste, whether naturally occurring or man-made, that is prohibited, limited, or regulated by or pursuant to an Environmental Law.

          The term "Release" means spilling, leaking, discharging, injecting, emitting, and or disposing and placement of a Hazardous Material in any location that poses a threat thereof.

          (k) Absence of Changes in Benefit Plans. There has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any Benefit Plan (defined below), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plans (defined below), or any change in the manner in which contributions to any Pension Plans are made or the basis on which such contributions are determined. As of the date of this Agreement, there exist no currently binding employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or its Subsidiaries and any current or former officer, director or employee of the Company or its Subsidiaries which provide for payments in excess of $50,000 and which are not terminable on 60 days or less notice without penalty. There are no collective bargaining or other labor union agreements to which the Company or its Subsidiaries is a party or by which it is bound.

          (l)  ERISA Compliance.

                    (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a list, and in the case of Subsidiaries, a description of each pension, retirement, savings, profit sharing, medical, dental, health, disability, life, death benefit, group insurance, deferred compensation, stock option, stock purchase, restricted stock, bonus or incentive, severance pay, employment or termination, and other employee benefit or compensation plan, trust arrangement, contract, agreement (including pursuant to any collective bargaining agreement), policy, practice or commitment, whether formal or informal, written or oral, in each case that are binding commitments of the Company and its Subsidiaries, under which
     (1) current or former employees, directors or independent contractors of the Company or any of its Subsidiaries participate or are entitled to participate by reason of their relationship with the Company or any of its Subsidiaries, (2) to which the Company or any of its Subsidiaries is a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries (or any of their rights, properties or assets) is currently bound or (3) with respect to which the Company or any of its Subsidiaries has any obligation to make payments or contributions, including, without limitation, any employee benefit plan that is subject to or governed by the laws of any jurisdiction other than the laws of the United States (a "Foreign Plan"), all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to herein as "Welfare Plans") (all of the foregoing referred to collectively herein as "Benefit Plans"), and all other Benefit Plans maintained, or contributed to, by the Company, its Subsidiaries or any Person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (a "Commonly Controlled Entity") for the benefit of any current or former officers, directors or employees of the Company and its Subsidiaries (including any such plans maintained for current or former foreign employees). The Company has made available to Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Benefit Plan, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan maintained or contributed to by the Company or any of its Subsidiaries has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Benefit Plans maintained or contributed to by the Company or any of its Subsidiaries are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws, including laws of foreign jurisdictions.

                    (ii) All Pension Plans maintained or contributed to by the Company or any of its Subsidiaries intended to be tax-qualified have been the subject of determination letters from the IRS to the effect that such Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification or materially increase its costs. All Pension Plans maintained or contributed to by the Company or any of its Subsidiaries required to have been approved by any foreign Governmental Entity have been so approved and no such approval has been revoked nor has any event occurred since the date of its most recent approval or application therefor that would adversely affect its approval or materially increase its costs.

                    (iii) Neither the Company nor any Commonly Controlled Entity has (1) at any time in the six years prior to the Closing Date maintained or contributed to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code or (2) has any unsatisfied liability under Title IV of ERISA or Section 412 of the Code. None of the Company, its Subsidiaries, or any Commonly Controlled Entity contributes to a "multiemployer plan" as defined in Section 3(37) of ERISA.

                    (iv) With respect to any Welfare Plan maintained or contributed to by the Company or any of its Subsidiaries, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company on or at any time after the Effective Time.

                    (v) No pending or, to the knowledge of the Company, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any person or governmental authority have been filed or are pending with respect to any Benefit Plans or the Company or any of its Subsidiaries in connection with any Benefit Plan or the fiduciaries or administrators thereof. With respect to each Benefit Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor any transaction that would result in a civil penalty being imposed under
     Section 409 or 502(i) of ERISA.

                    (vi) There are no unfunded liabilities with respect to any Foreign Plan other than would not individually or in the aggregate have a Material Adverse Effect on the Company.

                    (vii) All contributions to and payments with respect to or under the Benefit Plans that are required to be made with respect to periods ending on or before the Effective Time have been made or accrued before the Effective Time by the Company in accordance with the appropriate plan documents, financial statements, actuarial report, collective bargaining agreements or insurance contracts or arrangements.

                    (viii) No Welfare Plan providing medical or death benefits (whether or not insured) with respect to current or former employees of the Company or any Subsidiary continues such coverage or provides such benefits beyond their date of retirement or other termination of service (other than coverage the cost of which is fully paid by the former employee or his or her dependents).

                    (ix) Except as set forth in Section 3.1(l)(ix) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any plan, policy, arrangement or agreement (including under any collective bargaining agreement) or any trust or loan that will or would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration of, forgiveness of indebtedness owing from, vesting of, distribution of, or increase in or obligation to fund, any benefits with respect to any current or former employee, director or consultant of the Company.

          (m) Labor Relations. (a) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened union organizational campaign effort, collective bargaining negotiations, bargaining impasse, implementation of final offer, labor dispute, grievance or arbitration matter, economic or unfair labor practice strike, boycott, work stoppage, slowdown, work-to-rule or intermittent strike against the Company or any of its Subsidiaries, (b) no lockout is in effect and (c) no permanent or temporary strike replacements are currently employed at any Company facility. Neither the Company nor any of its Subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened charge, complaint, decision, order, notice-posting requirement, settlement agreement or injunctive action or order against the Company or any of its Subsidiaries by the National Labor Relations Board or any similar governmental or adjudicatory agency or court, except in each case as would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries have in the past been and are in compliance in all respects with all applicable collective bargaining agreements and laws respecting employment, employment practices, employee classification, labor relations, safety and health, wages, hours and terms and conditions of employment, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has experienced within the past 12 months a "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101 et seq. Section 3.1(m) of the Company Disclosure Schedule also sets forth the aggregate number of employees who work for the Company and its Subsidiaries, specifying the number of such employees who belong to a union or are otherwise covered by an employment agreement or a collective bargaining agreement.

          (n) Taxes. Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, and all such filed Tax Returns are complete and accurate in all respects, except to the extent that failures to (i) file, (ii) have extensions granted that remain in effect or (iii) be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such Tax Returns, except to the extent that a failure to pay all Taxes shown as due on such Tax Returns, individually or in the aggregate, would not have a Material Adverse Effect. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except to the extent that any failures to reflect such reserves, individually or in the aggregate, would not have a Material Adverse Effect. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for on the Company's financial statements in accordance with GAAP except to the extent that such Taxes, individually or in the aggregate, would not have a Material Adverse Effect. No requests for waivers of the time to assess any Taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such Taxes that have been adequately reserved for in the most recent financial statements contained in the Filed SEC Documents, or, to the extent not adequately reserved, the assessment of which would, individually or in the aggregate, not have a Material Adverse Effect. Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither the Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. Neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. As used in this Agreement, "Taxes" shall include all U.S. Federal, state and local, domestic and foreign, income, franchise, property, sales, use, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including any obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax and "Tax Returns" shall include any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (o) No Excess Parachute Payments; No Section 162(m) Payments. There will be no payments or benefits to any "disqualified individual" (within the meaning of Section 280G of the Code) that would constitute or result in an "excess parachute payment" under Section 280G of the Code as a direct or indirect consequence of the transactions contemplated by this Agreement, including, without limitation, as a result of the acceleration of vesting or exercisability of any options to purchase Company Common Stock held by "disqualified individuals" as a direct or indirect consequence of the transactions contemplated by this Agreement. No such Person is entitled to receive any additional payment from the Company, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such Person. The Benefit Plans and other Company employee compensation arrangements in effect as of the date of this Agreement have been designed so that the disallowance of a deduction under
Section 162(m) of the Code for employee remuneration will not apply to any material amounts paid or payable by the Company or any of its Subsidiaries under any such plan or arrangement and, to the Knowledge of the Company, no fact or circumstance exists that is reasonably likely to cause such disallowance to apply to any such amounts.

          (p)  Title to Properties.

                    (i) Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate would not materially interfere with its ability to conduct its business as currently conducted. All such material assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that individually or in the aggregate would not materially interfere with the ability of the Company and its Subsidiaries to conduct their respective businesses as currently conducted.

                    (ii) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that individually or in the aggregate is not reasonably likely to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except for failures to do so that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

          (q) Intellectual Property. Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which if the Company or its Subsidiaries did not own or validly license or otherwise have the right to use would have a Material Adverse Effect on the Company. Section 3.1(q) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of all granted patents, pending patent applications, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right which have or would have a Material Adverse Effect on the Company. To the Knowledge of the Company, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right which would have a Material Adverse Effect on the Company. As of the date hereof, the Company has no Knowledge that the business of the Company and its Subsidiaries as presently conducted or as presently contemplated does or will infringe (i) any granted patent or existing trademark or (ii) any patent granted from a pending patent application. No claims are pending or, to the Knowledge of the Company, are threatened challenging the ownership of or license to the Intellectual Property Rights owned by or licensed to the Company and its Subsidiaries which have or would have a Material Adverse Effect on the Company.

          (r) Voting Requirements. The affirmative vote of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.

          (s) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Option Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement, and such approval represents all the action necessary to render inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Option Agreement, the Merger or the other transactions contemplated by this Agreement or the Option Agreement.

          (t) Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable.

          (u) Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a signed copy of which opinion has been delivered to Parent.

          (v) Accounting Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. The Company's management has consulted with and has made representations to its advisors regarding the Company's management's conclusion that the Merger will qualify as a pooling of interests business combination. Based upon the Company's management's consultations with its advisors, nothing has come to the Company's management's attention that would preclude the Merger from qualifying as a pooling of interests business combination, subject to the occurrence of any events between (i) the initiation and the consummation of the Merger and (ii) for a period of two years subsequent to the consummation of the Merger that would preclude the Parent from accounting for the Merger as a pooling of interests business combination.

          (w) Supply Relationships. The Company and its Subsidiaries have in place supply agreements or arrangements sufficient to meet the needs of the business of the Company as it is currently being conducted, and to the knowledge of the Company, no material adverse change in those agreements or arrangements is reasonably anticipated.

          (x) Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement, dated as of May 19, 1995, between the Company and American Stock Transfer and Trust Company of New York, as rights agent (the "Rights Agreement") to be amended to (i) render the Rights Agreement inapplicable to this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, (ii) ensure that (y) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement by virtue of the execution of this Agreement and the Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and the Option Agreement and (z) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur by reason of the execution of this Agreement and the Option Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement and the Option Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time. A correct and complete copy of the Rights Agreement, as amended to date, has been furnished to Parent.

          (y)  Regulatory Compliance.

                    (i) As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act and the regulations thereunder ("FDCA") (each such product, a "Pharmaceutical Product") that is manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in substantial compliance with all applicable requirements under FDCA and similar Legal Provisions, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity
     (A) contesting the premarket approval of, the uses of or the labeling and promotion of any of the Company's or its Subsidiaries' products or (B) otherwise alleging any violation of any Legal Provision by the Company or its Subsidiaries which, in either case, would have a Material Adverse Effect.

                    (ii) No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) since January 1, 1998. No proceedings in the United States and outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any time since January 1, 1998 which would reasonably be expected to have a Material Adverse Effect.

                    (iii) As to each biological or drug of the Company or its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in substantial compliance with 21 U.S.C. sec. 355 or 21 C.F.R. Parts 312 or 314 et seq., respectively, and similar Legal Provisions and all terms and conditions of such applications, except where the failure to be in compliance is not reasonably likely to have a Material Adverse Effect on the Company. As to each such drug, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary have included in the application for such drug, where required, the certification described in 21 U.S.C. sec. 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. sec. 335a(k)(2) or any similar Legal Provision, and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter, except in the case where the failure of such application to be true and accurate would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. sec. 360 and 21 C.F.R. Part 207 and all similar Legal Provisions.

                    (iv) Each article of any drug manufactured and/or distributed by the Company or any of its Subsidiaries is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Legal Provisions) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Legal Provisions), and is not a product that is in violation of 21 U.S.C. sec. 355 (or similar Legal Provisions), except where such failure in compliance with the foregoing would not reasonably be expected to have a Material Adverse Effect on the Company.

                    (v) Neither the Company, nor any Subsidiary of the Company, nor any officer, employee or agent of either the Company or any Subsidiary of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any Subsidiary of the Company, nor any officer, employee or agent of either the Company or any Subsidiary of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. sec. 335a(b) or any similar Legal Provision.

                    (vi) Except as disclosed in the Filed SEC Documents, neither the Company nor any Subsidiary of the Company has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any Subsidiary, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

          (z) Year 2000 Compliance. The Company has adopted and implemented a commercially reasonable plan to provide (x) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems of the Company or its Subsidiaries and (y) that the impacts of such change on the vendors and customers of the Company and its Subsidiaries will not have a Material Adverse Effect on the Company. In the Company's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 will be required in order to cause the information and business systems of the Company and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. Between the date of this Agreement and the Effective Time, the Company shall continue to use reasonable best efforts to implement the plan previously disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     Section 3.2. Representations and Warranties of Parent and Sub. Except as set forth on the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement, which disclosure schedule specifies the section or subsection of this Agreement to which the exception relates (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent has made available to the Company complete and correct copies of its Restated Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws of Sub, in each case as amended to the date hereof.

     Sub was formed solely for the purpose of effecting the Merger and, since the date of its incorporation, Sub has not engaged in any activities and has not incurred any liabilities or obligations other than in connection with its formation and in connection with or as contemplated by this Agreement.

          (b) Subsidiaries. As of the date hereof, Parent has no Subsidiaries other than Sub. All the outstanding shares of capital stock of, or other equity interests, in Sub have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

          (c) Capital Structure. The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,524,525 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the close of business on September 20, 1999, (i) 63,271,596 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 7,016,237 shares of Parent Common Stock were issuable pursuant to outstanding Parent Stock Options, (iv) no shares of Preferred Stock were issued or outstanding, and (v) 1,200,000 shares of Series B Junior Preferred Stock were reserved for issuance in connection with the rights issued pursuant to the Amended and Restated Rights Agreement, dated as of October 31, 1998, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. Except as set forth above in this Section 3.2(c) at the close of business on September 20, 1999, no shares of capital stock or other voting securities of Parent were issued, issuable, reserved for issuance or outstanding. Except as set forth above in this

Section 3.2(c), as of the date hereof there are no outstanding stock appreciation rights or rights to receive shares of Parent Common Stock on a deferred basis granted under any employee or director benefit plans or arrangements of Parent or otherwise (the "Parent Stock Plans"). All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to Parent Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.2(c), as of the date hereof there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above in this Section 3.2(c) or resulting from the issuance of shares of Parent Common Stock pursuant to options or other benefits issued or granted pursuant to the Parent Stock Plans outstanding as of the close of business on September 20, 1999, as of the date hereof (x) there are not issued, issuable, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Subsidiary of Parent, and no obligation of the Parent or any Subsidiary of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Parent, and (y) there are not any outstanding obligations of the Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

          (d) Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of Parent, the Option Agreement), and to consummate the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement). The execution and delivery of this Agreement (and, in the case of Parent, the Option Agreement) and the consummation of the transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement) have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement (and, in the case of Parent, the Option Agreement) or to consummate the transactions contemplated hereby (or, in the case of Parent, those contemplated by the Option Agreement). This Agreement (and, in the case of Parent, the Option Agreement) has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due authorization, execution and delivery by each of the other parties thereto, constitute legal, valid and binding obligations of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

     The execution and delivery of this Agreement and the Option Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Option Agreement and compliance with the provisions of this Agreement and the Option Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under (i) the Restated Certificate of Incorporation or Bylaws of Parent or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license applicable to Parent or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on Parent.

     No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filings with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub (and, in the case of Parent, the Option Agreement) or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement (and, in the case of Parent, those contemplated by the Option Agreement), except for (1) the filing of a premerger notification and report form under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations, (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement or the Option Agreement and the transactions contemplated by this Agreement or the Option Agreement, (3) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (4) filings with the Nasdaq and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate, would not have a material adverse effect on Parent.

          (e) Parent SEC Documents. Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 1998 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed SEC Document filed by Parent and publicly available prior to the date of this Agreement, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount). Except (i) as set forth in the Parent SEC Documents or (ii) for liabilities set forth in this Agreement or the Option Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would have a Material Adverse Effect on Parent.

          (f) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will not at the date it is first mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (g) Absence of Certain Changes or Events. Except for liabilities set forth in this Agreement, since December 31, 1998, there has not been any Parent Material Adverse Change.

          (h) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective properties that individually or in the aggregate would have a Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, any action, demand, requirement or investigation by any Governmental Entity involving, Parent or any of its Subsidiaries that individually or in the aggregate would have a Material Adverse Effect.

          (i) Compliance with Laws. Each of Parent and its Subsidiaries is in compliance with all Legal Provisions applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that individually or in the aggregate would not have a Material Adverse Effect on Parent.

There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits that individually or in the aggregate would not have a Material Adverse Effect on Parent. The Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on Parent.

          (j) Accounting Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Parent's management has consulted with and has made representations to its advisors regarding Parent's management's conclusion that the Merger will qualify as a pooling of interests business combination. Based upon Parent's management's consultations with its advisors, nothing has come to Parent's management's attention that would preclude the Merger from qualifying as a pooling of interests business combination, subject to the occurrence of any events between
(i) the initiation and the consummation of the Merger and (ii) for a period of two years subsequent to the consummation of the Merger that would preclude the Parent from accounting for the Merger as a pooling of interests business combination.

          (k) Tax Matters. Neither Parent nor any of its Affiliates have taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. Neither the stock of Parent nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

          (l) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          (m) Parent Stockholder Approval. This Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock pursuant to ARTICLE II hereof, does not require the approval of the holders of Parent Common Stock.

          (n) Parent Common Stock. All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to this Agreement shall be when issued duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

          (o) Brokers. No broker, investment banker, financial advisor or other Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisors or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

          (p) Year 2000 Compliance. Parent has adopted and implemented a commercially reasonable plan to provide (x) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems of the Parent or its Subsidiaries and (y) that the impacts of such change on the vendors and customers of Parent and its Subsidiaries will not have a Material Adverse Effect on Parent. In Parent's reasonable best estimate, no expenditures materially in excess of currently budgeted items previously disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 will be required in order to cause the information and business systems of Parent and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. Between the date of this Agreement and the Effective Time, Parent shall continue to use reasonable best efforts to implement the plan previously disclosed in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.


                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1.   Conduct of Business.

          (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be preserved. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

                    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent,
     (y) split, combine or reclassify any of its capital stock or amend the terms of any outstanding securities (including Stock Options) or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities;

                    (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other securities or any rights, warrants or options to acquire, any such shares, or securities (other than (x) the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date hereof and in accordance with their terms on the date hereof, (y) the issuance of shares of Company Common Stock pursuant to the Option Agreement or (z) the issuance of Company Common Stock pursuant to Warrants outstanding as of the date of this Agreement in accordance with their terms on the date hereof), or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units;

                    (iii) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

                    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any Person or division, business or equity interest of any Person other than assets which in the aggregate do not exceed $500,000 or purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

                    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), except sales of inventory in the ordinary course of business consistent with past practice and sales of goods and services not in excess of $500,000 in the aggregate;

                    (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (y) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or to or in any direct or indirect wholly owned Subsidiary of the Company;

                    (vii) make or agree to make any new capital expenditure (including leases and in-licenses), or enter into any agreement or agreements providing for payments which are in excess of $100,000 individually or $500,000 in the aggregate;

                    (viii) (w) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (x) cancel any indebtedness, (y) waive or assign any claims or rights of substantial value or (z) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which the Company or any of its Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which the Company or any of its Subsidiaries is a party;

                    (ix) except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party, including, without limitation, the agreements referred to in Section 4.1(a)(ix) of the Company Disclosure Schedule;

                    (x) enter into any contracts, agreements, binding arrangements or understandings relating to the distribution, sale, license, marketing or manufacturing by third parties of the Company's or its Subsidiaries' products or products licensed by the Company or its Subsidiaries, other than pursuant to any such contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date hereof) in accordance with their terms as of the date hereof;

                    (xi) except as otherwise set forth in this Agreement or as required to comply with applicable law, (A) adopt, enter into, terminate or amend in any material respect (I) any collective bargaining agreement or Benefit Plan or (II) any other agreement, plan or policy involving the Company or its Subsidiaries, and one or more of its current or former directors, officers, consultants, or employees, (B) except as disclosed in writing prior to the date hereof, increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee, other than in the case of employees who are neither current nor former officers or directors, increases made in connection with normal periodic reviews and related compensation and benefit increases which are consistent with past practice, (C) pay any benefit or amount not required under any Benefit Plan or any other benefit plan or arrangement of the Company or its Subsidiaries as in effect on the date of this Agreement, (D) increase in any manner the severance or termination pay of any current or former director, officer or employee, (E) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, "phantom" stock or other stock related awards), or remove any existing restrictions in any Benefit Plans or agreements or awards made thereunder, (G) amend or modify any Stock Option, (H) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, (I) take any action to accelerate the vesting of payment of any compensation or benefit under any Benefit Plan;

                    (xii) except as otherwise set forth in this Agreement, enter into any material agreement, other than contracts for the sale of the Company's or its Subsidiaries' products in the ordinary course of business, other than pursuant to any contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement);

                    (xiii) except as required by GAAP, make any change in accounting methods, principles or practices;

                    (xiv) take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement or the Option Agreement that are qualified by materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in ARTICLE VI not being satisfied;

                    (xv) transfer or license to any Person or otherwise extend, amend or modify any rights to the Intellectual Property Rights of the Company and its Subsidiaries other than pursuant to any contracts, agreements, arrangements or understandings currently in place (that have been disclosed in writing to Parent prior to the date of this Agreement); or

                    (xvi) authorize, or commit or agree to take, any of the foregoing actions.

          (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, and except as may be agreed in writing by the Company, or as may be contemplated by this Agreement or
Section 4.1(b) of the Parent Disclosure Schedule, (i) Parent shall and shall cause its Subsidiaries to carry on their respective businesses in all material respects in the ordinary course and (ii) Parent shall not, and shall not permit any of its Subsidiaries to:

                    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent, or
     (y) split, combine or reclassify any of its capital stock;

                    (ii) amend its Certificate of Incorporation or other comparable charter or organizational documents;

                    (iii) take any action that would reasonably be expected to prevent, impair or materially delay the ability of the Company or Parent to consummate the transactions contemplated by this Agreement;

                    (iv) take any action that would, or that could reasonably be expected to, result in (x) any of the representations and warranties of Parent set forth in this Agreement that are qualified by materiality becoming untrue, (y) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (z) any of the conditions to the Merger set forth in ARTICLE VI not being satisfied; or

                    (v) authorize, or commit or agree to take, any of the foregoing actions.

          (c) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement or the Option Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation of warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure of it (and, in the case of Parent, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreement, (iii) any fact or development which would result in the failure of any condition hereto not to be satisfied, (iv) any notice or claim by any third party that its consent is or may be required in connection with the transactions contemplated hereby and (v) any communication from any governmental entity in connection with the transactions contemplated hereby.

          (d) Certain Tax Matters. From the date hereof until the Effective Time, (i) the Company will promptly notify Parent of any action, suit, proceeding, claim or audit (collectively, "Actions") pending against or with respect to the Company or its Subsidiaries in respect of any Tax where there is a reasonable possibility of a determination or decision with respect to the Company's Tax liabilities or Tax attributes that is reasonably likely to have a Material Adverse Effect on the Company and the Company will not settle or compromise any such Action without Parent's prior written consent, which consent shall not be unreasonably withheld, and (ii) the Company and its Subsidiaries will not make any material Tax election, or change any material Tax accounting method, principle or practice, without the prior written consent of Parent, which consent will not be unreasonably withheld.

     Section 4.2.  No Solicitation.

          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company or its Subsidiaries, directly or indirectly through another Person, (i) to solicit, initiate or encourage (including by way of furnishing information), or take any action designed or reasonably likely to facilitate, the making of a proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the Stockholder Approval, the Board of Directors of the Company determines in good faith, based on advice of outside counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, the Company may, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of this Section 4.2, and subject to providing prior written notice of its decision to take such action to Parent (the "Company Notice") and compliance with Section 4.2(c), (x) furnish information with respect to the Company to the Person making the Superior Proposal pursuant to a customary and reasonable confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as defined below) and (y) participate in discussions or negotiations regarding such Superior Proposal. The Company and its Subsidiaries, their respective officers, directors and employees and any investment banker, financial advisor, attorney, accountant and other advisor or representative retained by the Company or its Subsidiaries shall immediately cease any existing discussions regarding any Takeover Proposal.

          (b) Neither the Company, nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger. Neither the Company, nor the Board of Directors of the Company nor any committee thereof shall (i) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal,
(ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, (iii) (x) redeem the Rights, (y) waive or amend any provisions of the Rights Agreement or (z) take any action with respect to, or make any determination under, the Rights Agreement, or (iv) waive or fail to enforce the terms of any confidentiality or standstill agreement, in any such case to permit or facilitate a Takeover Proposal. Notwithstanding the foregoing, at any time before the Stockholder Approval, in response to a Superior Proposal which was unsolicited and which did not otherwise result from a breach of this
Section 4.2, the Board of Directors of the Company may (subject to this sentence and the definition of the term "Superior Proposal") terminate this Agreement and concurrently with such termination cause the Company to enter into a definitive Acquisition Agreement with respect to such Superior Proposal (the determination of whether a proposal is a Superior Proposal to be made after consideration of any modification proposed by Parent), but only (x) at a time that is after the fifth day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept such Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including a copy of any proposed agreement) and identifying the person making such Superior Proposal and (y) after Parent shall have received the Termination Fee and the Expenses.

          (c)  In addition to the obligations of the Company set forth in
Section 4.2(a) and Section 4.2(b) hereof, the Company promptly shall advise Parent orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company will keep Parent informed on a prompt basis of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry. The Company will promptly provide Parent with a copy of any written materials received from any third party with respect to or which could lead to any Takeover Proposal and of any materials provided to such third party. The Company shall immediately provide Parent with any such information or materials if so requested by Parent.

          (d) Nothing contained in this Section 4.2 shall prohibit the Company from (x) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to the Company's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of the Company, based on advice of outside counsel, failure to so disclose would be inconsistent with its duties under applicable law; provided, subject to Section 4.2(b) that neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     Section 5.1. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting.

          (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, or to the Proxy Statement will be made by the Company, without providing the other party the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b) The Company will, as soon as reasonably practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Stockholder Approval. Unless the Company has terminated this Agreement pursuant to Section 4.2(b) hereof, the Company will, through its Board of Directors, recommend to its stockholders adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

     Section 5.2.  Letters of the Company's Accountants.

          (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent two letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter from Ernst & Young LLP, addressed to Parent and the Company, dated as of the Closing Date, stating that (i) Ernst & Young LLP concurs with the Company management's conclusion that, subject to customary qualifications, the Company meets the requirements to be a party to a pooling of interests transaction for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is Ernst & Young LLP's belief that the criteria for such accounting treatment have been met.

     Section 5.3.  Letters of Parent's Accountants.

          (a) Parent shall use its reasonable best efforts to cause to be delivered to the Company two letters from PricewaterhouseCoopers LLP, Parent's independent public accountants, one dated a date within two Business Days before the date on which the Form S-4 shall become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

          (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter from PricewaterhouseCoopers LLP, addressed to the Company and Parent, dated as of the Closing Date, stating that (i) PricewaterhouseCoopers LLP concurs with Parent's management's conclusion that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and (ii) the basis for such a concurrence is PricewaterhouseCoopers LLP's belief that the criteria for such accounting treatment have been met.

     Section 5.4.  Access to Information; Confidentiality.

          (a) Subject to the Confidentiality Agreement dated as of September 7, 1999, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Except as required by law, Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement. Parent will make all reasonable best efforts to minimize disruption to the business of the Company and its Subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

          (b) Subject to the Confidentiality Agreement, Parent agrees to provide to the Company, from time to time prior to the date on which Stockholder Approval is obtained, such information as the Company shall reasonably request to evaluate Parent and its business, financial condition, operations and prospects and shall furnish promptly to the Company a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of United States Federal or state securities laws. Except as provided by law, the Company will hold, and will cause its officers and employees to hold, any nonpublic information received from Parent, directly or indirectly, in accordance with the Confidentiality Agreement. The Company will make all reasonable best efforts to minimize disruption to the business of the Parent and its Subsidiaries which may result from the requests for data and information hereunder. All requests for access and information shall be coordinated through senior executives of the parties to be designated.

     Section 5.5. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Option Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied,
(ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity,
(iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of Parent, not to be unreasonably withheld), (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall if any state takeover statute or similar statute becomes applicable to this Agreement, the Option Agreement, the Merger or any other transactions contemplated by this Agreement or the Option Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries.

     Section 5.6.  Stock Options.

          (a) As of the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Stock Option") granted under any plan or arrangement providing for the grant of options to purchase shares of Company Common Stock to current or former officers, directors, employees or consultants of the Company or its Subsidiaries (the "Company Stock Plans"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of Parent Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by the Exchange Ratio, at a price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (B) the aggregate number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option (each, as so adjusted, an "Adjusted Option"); provided that such exercise price shall be rounded up to the nearest whole cent. The transactions contemplated by this Agreement constitute a `change in control' for purposes of the Company Stock Plans.

          (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

          (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Stock Options outstanding at the Effective Time, shall be obligations of Parent following the Effective Time.

          (d) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issue a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options. As soon as practicable after the Effective Time, Parent shall file a Registration Statement on Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such Stock Options, and shall maintain the effectiveness of such registration statement and the current status of the prospectus or prospectuses contained therein, for so long as such Stock Options remain outstanding.

          (e) Parent shall take, and shall cause the Surviving Corporation and its Subsidiaries and all other affiliates of Parent to take, the following actions: (i) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or other employee benefit plan maintained by any of them for the benefit of employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (the "Employees") to the extent such pre-existing condition or waiting period did not apply to the Employee under a comparable plan of the Company immediately prior to the Effective Time, (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs, in satisfying any applicable deductible or out-of-pocket requirements under such welfare plans or other employee benefit plans, and (iii) for all purposes (other than for purposes of benefit accruals under any defined benefit pension plan) under all compensation and benefit plans and policies applicable to the employees, treat all service by the Employees with the Company or any of its Subsidiaries or Affiliates before the Effective Time as service with Parent and its Subsidiaries and Affiliates.

     Section 5.7.  Indemnification, Exculpation and Insurance.

          (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or employees or officers of the Company as provided in the Company Certificate of Incorporation, the Bylaws or any indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b) For six years after the Effective Time, Parent shall cause the Company to maintain in effect the Company's current officers', directors' and employees' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company's officers' and directors' liability insurance policy (a copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that Parent may substitute therefor policies of Parent containing terms with respect to coverage and amount no less favorable to such directors and officers; provided, however, that in satisfying its obligation under this Section 5.7(b) Parent shall not be obligated to pay premiums in excess of 200% of the amount per annum paid by the Company in its last full fiscal year; and provided further that if Parent is not able to obtain such coverage for such 200% amount, Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

          (c) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.


     Section 5.8.  Fees and Expenses.

          (a) Except as provided below, all fees and expenses incurred in connection with this Agreement, the Option Agreement, the Merger and the other transactions contemplated by this Agreement and the Option Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of (i) the costs and expenses incurred in connection with filing, printing and mailing the Proxy Statement and the Form S-4 and (ii) the filing fees for the premerger notification and report forms under the HSR Act and any similar foreign antitrust laws.

          (b) In the event that (1) a bona fide Takeover Proposal shall have been publicly disclosed or has been made directly to the Company's stockholders or any Person has announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and thereafter this Agreement is terminated by either (x) Parent or the Company pursuant to Section 7.1(b)(iii) or (y) by Parent pursuant to Section 7.1(d) (provided that the breach or failure to perform giving rise to Parent's right to terminate under Section 7.1(d) shall be willful and material) and, in either case, within 12 months of termination the Company enters into an Acquisition Agreement with respect to a Takeover Proposal or a Takeover Proposal is consummated or (2) this Agreement is terminated (x) by the Company pursuant to Section 7.1(f) or (y) by Parent pursuant to Section 7.1(e), then the Company shall pay Parent a fee equal to $15 million (the "Termination Fee"), payable by wire transfer of immediately available funds, such payment to be made (A) in the case of the termination contemplated by clause (1), on the earlier of the date the Company enters into an Acquisition Agreement or a Takeover Proposal is consummated, (B) in the case of a termination contemplated by clause (2)(x), no later than immediately prior to such termination and (c) in the case of termination contemplated by clause 2(y), no later than the date of such termination. Simultaneously with the payment of the Termination Fee, the Company shall reimburse Parent for all of its documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including documented fees and expenses of accountants, attorneys and financial advisors) up to an aggregate of $2,000,000 (the "Expenses"). The Company acknowledges that the agreements contained in this
Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If Parent shall successfully bring an action to enforce its rights under this Section 5.8(b), the Company shall reimburse Parent for its reasonable fees and expenses in connection therewith and shall pay Parent interest on the Termination Fee and Expenses from the date the Termination Fee becomes payable to the date of payment at the publicly announced prime rate of Citibank, N.A. in effect on the date the Termination Fee became payable.

     Section 5.9. Public Announcements. Parent and the Company will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Option Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreement shall be in the form heretofore agreed to by the parties.

     Section 5.10.  Affiliates.

          (a) As soon as practicable after the date hereof, and in no event more than 45 days prior to the date of the Stockholders Meeting, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

          (b) As soon as practicable after the date hereof, and in no event more than 45 days prior to the date of the Company Stockholder Meeting, Parent shall deliver to the Company a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations. Parent shall use its reasonable best efforts to cause each such Person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

     Section 5.11. Stock Exchange Listing. To the extent Parent does not issue treasury shares in the Merger which are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued pursuant to the Option Agreement to be approved for quotation on Nasdaq, as promptly as practicable after the date hereof, and in any event prior to the earlier of (x) the Closing Date or (y) termination of this Agreement under circumstances where the Option issued pursuant to the Option Agreement is or may become exercisable by Parent.

     Section 5.12. Pooling of Interests. Each of the Company and Parent will use reasonable best efforts to cause the Merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and its related interpretations and applicable SEC rules and regulations, and such accounting treatment to be accepted by each of the Company's and Parent's independent public accountants, and by the SEC, respectively, and each of the Company and Parent agrees that it will voluntarily take no action that would cause such accounting treatment not to be obtained.

     Section 5.13. Tax Treatment. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use all reasonable efforts to cause the Merger to so qualify.

     Section 5.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate, on an advisory basis, in the defense of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Option Agreement.

     Section 5.15. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.1(x) hereof) requested in writing by Parent in order to render the rights (the "Rights") issued pursuant to the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and the Option Agreement.

     Section 5.16. Conveyance Taxes. (a) The Company and the Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

     Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Stockholder Approval shall have been obtained.

          (b) Nasdaq Listing. The shares of Parent Company Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

          (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties that have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) Pooling Letters. Parent and the Company shall have received letters from Ernst & Young LLP and PricewaterhouseCoopers LLP, dated as of the Closing Date, in each case, addressed to Parent and the Company, stating in substance the matters to be stated by Ernst & Young LLP and PricewaterhouseCoopers LLP, pursuant to Section 5.2(b) and Section 5.3(b), respectively.

          (g) No Governmental Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company or its Subsidiaries, Parent or any of Parent's Subsidiaries of any material portion of any business or of any assets of the Company, Parent or any of Parent's Subsidiaries, or to compel the Company, Parent or any of Parent's Subsidiaries to divest or hold separate any material portion of any business or of any assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

     Section 6.2. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall be true and correct, and each representation and warranty of the Company contained in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) Letters from Company Affiliates. Parent shall have received from each Person named in the letter referred to in Section 5.10(a) an executed copy of an agreement substantially in the form of Exhibit A hereto.

          (d) No Material Adverse Effect. No fact or development shall have occurred and be continuing which has had or would be reasonably likely to result in any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

          (e) Consents. All consents, the absence of which, in the aggregate, would be reasonably likely to have a Material Adverse Effect, shall have been obtained.

          (f) Environmental Laws. Any consents and authorizations required under any Environmental Law for the operation of the Surviving Corporation after the Closing shall have been obtained.

     Section 6.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each representation and warranty of Parent and Sub contained in this Agreement that is qualified as to materiality shall be true and correct, and each representation and warranty of Parent and Sub contained in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) No Material Adverse Effect. No fact or development shall have occurred and be continuing which has had or would be reasonably likely to result in any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.

          (d) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special tax counsel to the Company, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such special tax counsel of customary representation letters from each of Parent, Sub, and the Company, in each case, in form and substance reasonably satisfactory to such special tax counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The Company may not waive or amend this condition without the express written consent of Parent.

     Section 6.4. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.1,
Section 6.2 or Section 6.3 as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreement, as required by and subject to Section 5.5.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approval:

          (a)  by mutual written consent of Parent, Sub and the Company;

          (b)  by either Parent or the Company:

                    (i) if the Merger shall not have been consummated by March 31, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

                    (ii) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint; or

                    (iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

          (c) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and
(B) is not cured by Parent within 15 calendar days following receipt of written notice of such breach or failure to perform from the Company;

          (d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), and
(B) is not cured by the Company within 15 calendar days following receipt of written notice of such breach or failure to perform from Parent;

          (e) by Parent, if the directors of the Company shall have (i) withdrawn, modified or changed the approval or recommendation of the Board of Directors of the

Company or any committee thereof of this Agreement or the Merger in a manner adverse to Parent or Sub, (ii) approved or recommended to the stockholders of the Company a Takeover Proposal, (iii) approved or recommended that the stockholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Takeover Proposal or is related thereto or (iv) indicated any intention to do any of the foregoing; or

          (f)  by the Company in accordance with Section 4.2(b).

          (g) by the Company as set forth in Section 2.1(e) unless Parent shall have delivered a Top-Up Notice as contemplated by such Section.

     Section 7.2. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.1(t)[brokers], the penultimate sentence of Section 5.4(a) [Parent to keep confidential nonpublic information received from the Company], the last sentence of Section 5.4(b)[Company to keep confidential nonpublic information received from Parent] and Section 5.8[fees and expenses], this Section 7.2 and ARTICLE VIII, which provisions shall survive such termination, and except to the extent that such termination results from the willful or material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     Section 7.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Stockholder Approval; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

     Section 8.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     Section 8.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given, and shall be effective upon receipt, if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Parent or Sub, to:

               MedImmune, Inc.
               35 West Watkins Mill Road
               Gaithersburg, Maryland 20878
               Telephone: (301) 417-0770
               Telecopier: (301) 527-4200

               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019-6092
               Telephone: (212) 259-8000
               Telecopier: (212) 259-6333
               Attention: Frederick W. Kanner

               if to the Company, to:

               U.S. Bioscience, Inc.
               One Tower Bridge
               100 Front Street, Suite 400
               West Conshohocken, Pennsylvania 19428
               Telephone: (800) 898-4404
               Telecopier: (610) 832-4500

               with a copy to:

               Skadden, Arps, Slate Meagher & Flom LLP
               919 Third Avenue
               New York, New York 10022-3897
               Telephone: (212) 735-3000
               Telecopier: (212) 735-2000
               Attention:  Margaret L. Wolff

     Section 8.3.  Definitions.  For purposes of this Agreement:

          (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York;

          (c) "Knowledge" of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any of such person's executive officers or other employees having primary responsibility for such matter;

          (d) "Material Adverse Change" or "Material Adverse Effect", as used with respect to the Company or Parent, as the case may be, means any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated hereby;

          (e) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (f) a "Subsidiary" of any Person means, with respect to such Person, any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity;

          (g) "Superior Proposal" means any bona fide proposal made by a third party (i) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and its Subsidiaries taken as a whole, (ii) that is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on advice from a financial advisor of nationally recognized reputation) to be more favorable to the Company and its stockholders than the Merger after taking into account the terms of this Agreement (as it may be proposed to be amended by Parent), (iii) which is reasonably capable of being consummated on a prompt basis, (iv) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (v) for which no regulatory approvals, including antitrust approvals, are required that are not reasonably be expected to be obtained on prompt basis; and

          (h) "Takeover Proposal" means any bona fide inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business or assets that constitute 15% or more of the net revenues, net income or the assets of the Company or its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     Section 8.4. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     Section 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.6. Entire Agreement; Third-Party Beneficiaries. This Agreement, the Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Option Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 5.7, are not intended to confer upon any Person other than the parties any rights or remedies.

     Section 8.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.9. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

     Section 8.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   MEDIMMUNE, INC.


                                   By: /s/ Wayne T. Hockmeyer
                                       ----------------------
                                   Name: Wayne T. Hockmeyer, Ph.D.
                                   Title: Chairman and Chief Executive Officer


                                   MARLIN MERGER SUB INC.


                                   By: /s/ Wayne T. Hockmeyer
                                       ----------------------
                                   Name: Wayne T. Hockmeyer, Ph.D.
                                   Title: Chairman and Chief Executive Officer



                                   U.S. BIOSCIENCE, INC.


                                   By: /s/ C. Boyd Clarke
                                       ------------------
                                   Name: C. Boyd Clarke
                                   Title: President and Chief Executive Officer

                                                                         ANNEX 2
                                                                         -------

     STOCK OPTION AGREEMENT (this "Agreement"), dated as of September 21, 1999, between MedImmune, Inc., a Delaware corporation ("Grantee"), and U.S. Bioscience, Inc., a Delaware corporation ("Issuer").

                                   RECITALS
                                   --------

     A. Grantee, Marlin Merger Sub Inc., a wholly owned subsidiary of Grantee ("Sub"), and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Sub with and into Issuer; and

     B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

       1.   Grant of Option.  Subject to the terms and conditions set forth
            ---------------
herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase that number of shares which equals 19.9% of the issued and outstanding Issuer Common Shares (the "Option Shares") immediately prior to the exercise of this Option at a price per share (the "Option Price") equal to $16.50, payable in cash. The number of Option Shares and the Option Price are subject to adjustment as set forth herein.

       2.   Exercise and Termination of Option.  (a) If Grantee is not in
            ----------------------------------
material breach of the Merger Agreement, subject to the terms and conditions hereof, Grantee may exercise the Option in whole at any time after the occurrence of a Trigger Event and prior to the close of business on the Termination Date (the "Exercisability Period"). "Trigger Event" shall mean an event which obligates Issuer to pay the Termination Fee pursuant to Section 5.8(b) of the Merger Agreement. "Termination Date" shall mean the earliest of
(i) the Effective Time of the Merger, (ii) 180 days after the date full payment contemplated by Section 5.8(b) of the Merger Agreement is made by Issuer to Grantee thereunder, (iii) the termination of the Merger Agreement so long as no Trigger Event has occurred or could still occur pursuant to Section 5.8(b) the Merger Agreement or (iv) 13 months after the termination of the Merger Agreement under circumstances which could result in Grantee's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 5.8(b), unless during such 13 month period a Trigger Event shall occur. Notwithstanding the occurrence of the Termination Date, Grantee shall be entitled to purchase the Option Shares pursuant to the exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Grantee exercised the Stock Option prior to the occurrence of the Termination Date.

       (b) If Grantee is entitled to and wishes to exercise the Option, it shall deliver to Issuer a written notice (the date of receipt of which is referred to as the "Notice Date") specifying (i) it intends to such exercise and
(ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing of such purchase; provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Grantee and, if applicable, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Issuer shall cooperate with Grantee in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,
(i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed. Issuer shall take any action reasonably requested by Grantee to cause the Closing to occur as promptly as practicable. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Any extensions of the periods specified in this Section 2(b) shall extend the Exercisability Period on a day for day basis.

       (c) Notwithstanding anything herein to the contrary, it shall be a condition to the exercise of this Option and the purchase of the Option Shares that (i) no preliminary or permanent injunction or other order, decree or ruling against the sale or delivery of the Option Shares issued by any federal or state court of competent jurisdiction in the United States is in effect at such time,
(ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated at or prior to such time, and (iii) any approval required to be obtained prior to the delivery of the Option Shares under the laws of any jurisdiction shall have been obtained and shall be in full force and effect.

       3.   Payment and Delivery of Certificates.
            ------------------------------------

       (a) At the Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing; provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

       (b) At the Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver, or cause to be delivered, to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be fully paid and non-assessable and free and clear of all Liens (except for any such Lien due to the issuance of the Option Shares not being registered under the Securities Act and Liens arising from acts of Grantee). If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall have issued any securities similar to rights under a shareholder rights plan, then each Option Share issued pursuant to such exercise will also represent such a corresponding right with terms substantially the same as and at least as favorable to Grantee as are provided under any such shareholder rights plan then in effect.

       (c) Certificates for the Option Shares delivered at the Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

       It is understood and agreed that such legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in customary form to the effect that such legend is not required for purposes of the Securities Act.

       (d) Subject to applicable laws, when the Grantee provides the Exercise Notice and the tender of the applicable purchase price in immediately available funds (or offer of such tender if the proviso to the Section 3(a) is applicable), the Grantee shall be deemed to be the holder of record of the Issuer Common Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Issuer Common Shares shall not then be actually delivered to the Grantee.

        4.  Representations and Warranties of Issuer. Issuer hereby represents
            ----------------------------------------
and warrants to Grantee as follows:

            (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby (i) are within Issuer's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any Governmental Entity, except for compliance with any applicable requirements of the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations and such filings with and approvals of the American Stock Exchange necessary to permit the Options Shares to be traded on the American Stock Exchange, (iv) do not contravene, or conflict with the certificate of incorporation or by-laws of Issuer, (v) do not contravene or conflict with or constitute a violation of any provision of any law, regulation or judgment, injunction, order or decree binding upon Issuer or any of its subsidiaries and (vi) will not require any consent, approval or notice under and will not conflict with, or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or allow the acceleration of the performance of, any material obligation of Issuer or any of its Subsidiaries under, or result in the creation of a Lien upon, any of the properties, assets or business of Issuer or any of its Subsidiaries under any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries or any of their respective assets or properties is subject or bound other than, in the case of each of (iii), (iv),
(v) or (vi), any such items that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Issuer or prevent or materially impair the ability of Issuer to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Issuer and constitutes a valid and binding agreement of Issuer, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratiorium or other similar laws affecting creditors' rights generally or by principles governing availability of equitable remedies).

       (c) Except for any filings required to be made under the HSR Act and any applicable filings and approvals under similar foreign antitrust laws and regulations and such filings with and approvals of the American Stock Exchange necessary to permit the Options Shares to be traded on the American Stock Exchange, Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon any exercise of the Option, the number of Option Shares subject to the Option. All of the Issuer Common Shares to be issued pursuant to the Option are duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens (except for any such Lien due to the issuance of the Option Shares not being registered under the Securities Act and Liens arising from acts of Grantee), and not subject to any preemptive rights.

       5.   Representations and Warranties of Grantee. Grantee hereby represents
            -----------------------------------------
and warrants to Issuer that:

       (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The execution, delivery and performance by Grantee of this Agreement and the consummation of the transactions contemplated hereby (i) are within Grantee's corporate powers, (ii) have been duly authorized by all necessary corporate action.

       (b) The Option Shares or other securities acquired by Grantee upon exercise of the Option will not be and the option is not being acquired by Grantee with the intention of making a public distribution thereof and the Option Shares will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

       6.   Adjustment upon Changes in Capitalization, Etc.
            ----------------------------------------------

       (a) In the event of any change in Issuer Common Shares by reason of stock dividends, stock splits, split-ups, spin-offs, recapitalizations, recombinations, extraordinary dividends or the like, the type and number of Option Shares, and the Option Price, as the case may be, shall be adjusted appropriately to reflect such event and proper provision shall be made in any agreement governing any such transaction to provide for such adjustment and the full satisfaction of the Issuer's obligations hereunder, provided that in no event shall the number of shares of Issuer Common Stock subject to the Option exceed 19.9% of the number of shares of Issuer Common Stock issued and outstanding on the date of exercise.

       (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, if the Issuer enters into an agreement with respect to an Takeover Proposal or other transaction involving the exchange or conversion of Issuer Common Shares for shares or other securities of the Issuer or another person, then the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Shares if the Option had been exercised immediately prior to the consummation of such Takeover Proposal, or the record date therefor, as applicable.

       (c) If, at any time during the Exercisability Period, Grantee sends to Issuer a notice (a "Cash-Out Notice") indicating Grantee's election to exercise its right pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the date specified in the Cash-Out Notice, which shall be a date not earlier than three business days nor later than 15 business days from the Cash-Out Notice, in exchange for the cancellation of the Option (if the Option has not been exercised) or the repurchase of any Issuer Common Shares issued to Grantee pursuant hereto which Grantee then beneficially owns and has requested that Issuer repurchase (if the Option has been exercised), at a price per share equal to the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Takeover Proposal (non-cash consideration to be valued as set forth in Section 7(e) hereof) or (y) the average of the closing prices of the shares of Common Stock on the principal securities exchange or quotation system on which the Common Stock is then listed or traded as reported in The Wall Street Journal (or another authoritative source) for the five consecutive trading days immediately preceding the date of the Cash-Out Notice, less, if the Option has not been exercised, the Option Price in respect of each Option Share being cancelled. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option. The payment contemplated by this
Section 6(c) shall be made in immediately available funds to an account specified by Grantee. Amounts paid under this Section shall be suject to Section 7(a) hereof.

       7.   Profit Limitations.
            ------------------

       (a) Notwithstanding any other provision of this Agreement, in no event shall the Total Option Profit (as hereinafter defined) exceed in the aggregate $17 million minus the sum of any Termination Fee plus Expenses actually received by Grantee pursuant to the terms of the Merger Agreement (such amount, the "Profit Limit") and, if any payment to be made to Grantee otherwise would cause such aggregate amount to be exceeded, the Grantee, at its sole election, shall either (i) reduce the number of Issuer Common Shares subject to this Option,
(ii) pay cash to Issuer, (iii) waive rights under this Agreement or (iv) any combination thereof, so that the Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

       (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Issuer Common Shares as would, as of the date of exercise, result in a Notional Total Option Profit (as hereinafter defined) which would exceed in the aggregate the Profit Limit and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall on or prior to the date of exercise either (i) reduce the number of Issuer Common Shares subject to such exercise, (ii) pay cash to Issuer, (iii) waive rights under this Agreement or (iv) any combination thereof, so that the Notional Total Option Profit shall not exceed the Profit Limit after taking into account the foregoing actions, provided that this paragraph (b) shall not be construed as to restrict any exercise of the Option in whole that is not prohibited hereby on any subsequent date.

       (c) As used herein, the term "Total Option Profit" shall mean the aggregate amount (before taxes) of the following: (i) any amount received by Grantee pursuant to the Cash-Out Right and (ii)(x) the net consideration, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, valuing any non-cash consideration at its fair market value (as defined below), less (y) the Exercise Price and any cash paid by Grantee to Issuer pursuant to Section 7(a)(iii) or Section 7(b)(iii), as the case may be.

       (d) As used herein, the term "Notional Total Option Profit" with respect to the number of Issuer Common Shares as to which Grantee may propose to exercise the Option shall be the Total Option Profit with respect to such number of Issuer Common Shares as to which Grantee proposes to exercise and all other Option Shares held by Grantee and its affiliates as of such date, assuming that all such shares were sold for cash at the closing market price for Issuer Common Shares as of the close of business on the preceding trading day (less customary brokerage commissions or underwriting discounts).

       (e) As used herein, the "fair market value" of any non-cash consideration consisting of:

               (i) securities listed on a national securities exchange or traded on NASDAQ shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ for the five trading days before the date of determination; and

               (ii) consideration which is other than cash or securities of the form specified in clause (i) above shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties five business days prior to the event requiring selection of such banking firm, provided that if the parties are unable to agree within three business days as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third nationally recognized independent investment banking firm 48 hours, which third firm shall make such determination as promptly as reasonably practicable. The third firm's determination shall be final and binding on each of the parties.

       8.  Registration Rights. Issuer will, if requested by Grantee at any time
           -------------------
and from time to time within three years of the exercise of the Option, as promptly as practicable (but in no event later than 90 days after receipt of such request) prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. A Registration Statement shall not be deemed filed if it is withdrawn by Issuer, subject to a stop or similar order or not kept effective in accordance with the following sentence. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 8, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this
Section 8, Issuer effects a registration under the Securities Act of Issuer Common Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Issuer Common Shares requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include only the shares requested to be included therein by Grantee that may be included therein without adversely affecting the success of the offering. In connection with any registration pursuant to this Section 8, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

       9.   Listing. If Issuer Common Shares or any other securities to be
            -------
acquired upon exercise of the Option are then listed on The Nasdaq National Market (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the Issuer Common Shares or other securities to be acquired upon exercise of the Option on The Nasdaq National Market (or any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

       10.  Loss or Mutilation. Upon receipt by Issuer of evidence reasonably
            ------------------
satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.

       11.  Miscellaneous.
            -------------

       (a) Expenses. Except as otherwise provided in this Agreement or in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

       (b) Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

       (c) Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

       (d) Entire Agreement; Third-Party Beneficiaries. This Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this

Agreement, and (ii) except as provided in Section 8.06 of the Merger Agreement, are not intended to confer upon any Person other than the parties any rights or remedies.

       (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

       (f) Notices. All notices, requests, claims, demands, and other communications under this Agreement shall be sent in the manner and to the addresses set forth in the Merger Agreement.

       (g) Assignment. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other, except that Grantee may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Grantee, but no such assignment shall relieve Grantee of any of its obligations hereunder. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 11(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

       (h) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Issuer will not take any actions which would frustrate the exercise of the Option or the other transactions contemplated hereby.

       (i) Section 16(b). Any time period hereunder shall be extended to the extent necessary for any Grantee to avoid liability under Section 16(b) of the Exchange Act.

       (j) Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any state court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a state court located in the State of Delaware.

       (k) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

       IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                     MEDIMMUNE, INC.

                                     /s/ Wayne T. Hockmeyer
                                     ----------------------
                                     Name: Wayne T. Hockmeyer, Ph.D.
                                     Title: Chairman and Chief Executive Officer

                                     U.S. BIOSCIENCE, INC.

                                     /s/ C. Boyd Clarke
                                     ------------------
                                     Name: C. Boyd Clarke
                                     Title: President and Chief Executive
                                             Officer

                                                                         Annex 3
                                                                         -------

                                    September 21, 1999

Board of Directors
U.S. Bioscience, Inc.
One Tower Bridge
100 Front Street, Suite 400
West Conshohocken, PA  19428

Members of the Board:

We understand that U.S. Bioscience, Inc. (the "Company"), MedImmune, Inc. ("MedImmune") and Marlin Merger Sub Inc., a wholly owned subsidiary of MedImmune ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger dated September 21, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of MedImmune and each outstanding share of common stock, par value $0.01 per share (the "Common Stock") of the Company, other than shares held in treasury or held by MedImmune or Acquisition Sub, will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share (the "Buyer Common Stock"), of MedImmune, determined pursuant to a certain formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company and MedImmune;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) reviewed certain financial projections prepared by the management of the Company;

(iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v) reviewed the pro forma impact of the Merger on MedImmune's earnings per share;

(vi) reviewed the reported prices and trading activity for the Common Stock and the Buyer Common Stock;

(vii) reviewed the financial performance of the Company and MedImmune and the prices and trading activity of the Common Stock and the Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

(viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(ix) reviewed certain internal financial statements and other financial and operating data concerning MedImmune prepared by the management of MedImmune;

(x) discussed the past and current operations and financial condition and the prospects of MedImmune with senior executives of MedImmune;

(xi) participated in discussions and negotiations among representatives of the Company and MedImmune and their financial and legal advisors;

(xii)   reviewed the signed Merger Agreement and certain related documents; and

(xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and MedImmune. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisal. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets nor did we negotiate with any parties, other than MedImmune, in the possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") have provided financial advisory and financing services for the Company and MedImmune and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company except that this opinion may be included in its entirety in any filing made by the Company with respect to the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                              Very truly yours,

                              MORGAN STANLEY & CO. INCORPORATED


                                    /s/ Susan S. Huang
                              By:   ---------------------------
                                    Susan S. Huang
                                    Principal

                                    PART II
                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     MedImmune provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under Securities Act of 1933.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for a transaction from which the director derived an improper personal benefit. Article EIGHTH of MedImmune's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.     Exhibit

2.1 Agreement and Plan of Merger, dated as of September 21, 1999, among MedImmune, Inc., Marlin Merger Sub Inc. and U.S. Bioscience, Inc. (included as Annex 1 to the Proxy Statement/Prospectus filed as part of this Registration Statement).

5.1             Opinion of Dewey Ballantine LLP together with consent.*

8.1 Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP together with consent.*

10.1 Stock Option Agreement, dated as of September 21, 1999, between MedImmune, Inc. and U.S. Bioscience, Inc. (included as Annex 2 to the Proxy Statement/Prospectus filed as part of this Registration Statement).

23.1            Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2 Consent of Ernst & Young LLP, independent certified public accountants.

23.3            Consent of Morgan Stanley & Co. Incorporated.*

24.1 Power of Attorney (included on the Signature Page of this Registration Statement).

99.1            Form of Proxy

_________________
* To be filed by amendment.

Item 22. Undertakings

     (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on October 12, 1999.

                              MEDIMMUNE, INC.


                              By: /s/ Wayne T. Hockmeyer, Ph.D.
                                  ____________________________________
                                  Wayne T. Hockmeyer, Ph.D.
                                  Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Know all men by these presents, that each of the persons whose signature appears below appoints and constitutes Wayne T. Hockmeyer, Ph.D. and David M. Mott, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                              Title                              Date
/s/ Wayne T. Hockmeyer, Ph.D.          Chairman and Chief Executive       October 12, 1999
-------------------------------------  Officer and Director (Principal
Wayne T. Hockmeyer, Ph.D.              executive officer)

/s/ David M. Mott                      Vice Chairman and Chief            October 12, 1999
-------------------------------------  Financial Officer and Director
David M. Mott                          (Principal financial and
                                       accounting officer)


Signature                              Title                              Date
/s/ Melvin D. Booth                    Chief Operating Officer            October 12, 1999
-------------------------------------  and Director
Melvin D. Booth

/s/ Franklin H. Top, Jr., M.D.         Executive Vice President,          October 12, 1999
-------------------------------------  Medical Director and Director
Franklin H. Top, Jr., M.D.

/s/ M. James Barrett, Ph.D.            Director                           October 12, 1999
-------------------------------------
M. James Barrett, Ph.D.

/s/ James H. Cavanaugh, Ph.D.          Director                           October 12, 1999
-------------------------------------
James H. Cavanaugh, Ph.D.

/s/ Lawrence C. Hoff                   Director                           October 12, 1999
-------------------------------------
Lawrence C. Hoff

/s/ Gordon S. Macklin                  Director                           October 12, 1999
-------------------------------------
Gordon S. Macklin
                                       Director
-------------------------------------
Barbara Hackman Franklin